EXHIBIT 10.5
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

CAPACITY PURCHASE AGREEMENT

Between

Continental Airlines, Inc.,

Republic Airways Holdings Inc.

and

Chautauqua Airlines, Inc.

Dated as of July 21, 2006

Table of Contents

Parties	1

Recitals	1

ARTICLE I
DEFINITIONS

ARTICLE II
CAPACITY PURCHASE, SCHEDULES AND FARES
Section 2.01 Capacity Purchase
Section 2.02 Flight-Related Revenues
Section 2.03 Pass Travel
Section 2.04 Conversion of Covered Aircraft Livery

ARTICLE III

CONTRACTOR COMPENSATION
Section 3.01 Base and Incentive Compensation
Section 3.02 Periodic Adjustment of Base and Incentive Compensation
Section 3.03 Contractor Expenses
Section 3.04 Continental Expenses
Section 3.05 Audit Rights; Financial Information
Section 3.06 Billing and Payment; Reconciliation.

ARTICLE IV

CONTRACTOR OPERATIONS AND AGREEMENTS WITH CONTINENTAL
Section 4.01 Crews, Etc.
Section 4.02 Governmental Regulations
Section 4.03 Quality of Service
Section 4.04 Incidents or Accidents
Section 4.05 Emergency Response
Section 4.06 Safety Matters
Section 4.07 Master Facility and Ground Handling Agreement
Section 4.08 Codeshare Terms
Section 4.09 Fuel Purchasing Agreement
Section 4.10 Slots and Route Authorities
Section 4.11 Use of Continental Marks
Section 4.13 Catering Standards
Section 4.14 Ticket Handling Terms
Section 4.15 Fuel Efficiency Program
Section 4.16 Permitted Charters

ARTICLE V

CERTAIN RIGHTS OF CONTINENTAL
Section 5.01 Use of Covered Aircraft
Section 5.02 Most Favored Nations
Section 5.03 Change of Control

ARTICLE VI
INSURANCE

Section 6.01 Minimum Insurance Coverages
Section 6.02 Endorsements
Section 6.03 Evidence of Insurance Coverage
ARTICLE VII

INDEMNIFICATION
Section 7.01 Contractor Indemnification of Continental
Section 7.02 Continental Indemnification of Contractor
Section 7.03 Indemnification Claims
Section 7.04 Employer’s Liability; Independent Contractors; Waiver of Control
Section 7.05 Survival
ARTICLE VIII

TERM, TERMINATION AND DISPOSITION OF AIRCRAFT
Section 8.01 Term
Section 8.02 Early Termination
Section 8.03 Disposition of Aircraft during Wind-Down Period
ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 9.01 Representations and Warranties of Contractor
Section 9.02 Representations and Warranties of Continental
ARTICLE X

MISCELLANEOUS
Section 10.01 Transition Arrangements
Section 10.02 Notices
Section 10.03 Binding Effect; Assignment
Section 10.04 Amendment and Modification
Section 10.05 Waiver
Section 10.06 Interpretation
Section 10.07 Confidentiality
Section 10.08 Arbitration
Section 10.09 Counterparts
Section 10.10 Severability
Section 10.11 Equitable Remedies; Certain Liquidated Damages
Section 10.12 Relationship of Parties
Section 10.13 Entire Agreement; No Third Party Beneficiaries
Section 10.14 Governing Law
Section 10.15 Parent Guarantee
Section 10.16 Right of Set-Off
Section 10.17 Cooperation with Respect to Reporting
Section 10.18 Extension of Aircraft Term
Section 10.19 Other Adjustments to Schedule 1
Section 10.20 Termination of April 18, 2006 Agreement
Section 10.21 Life Limited Parts.

SCHEDULE 1:	Covered Aircraft & Delivery Schedule
SCHEDULE 2:	[Reserved]
SCHEDULE 3:	Compensation for Capacity Purchase

EXHIBIT A:	Definitions
EXHIBIT B:	[Reserved]
EXHIBIT C:	Master Facility and Ground Handling Agreement
EXHIBIT D:	Terms of Codeshare Arrangements
EXHIBIT E:	Non-Revenue Pass Travel
EXHIBIT F:	Fuel Purchasing Agreement
EXHIBIT G:	Use of Continental Marks
EXHIBIT H:	Use of Contractor Marks
EXHIBIT I:	Catering Standards
EXHIBIT J:	Reasonable Operating Constraints
EXHIBIT K:	Ticket Handling Terms
EXHIBIT L:	Fuel Efficiency Program
EXHIBIT M:	Form of Guarantee of Parent

CAPACITY PURCHASE AGREEMENT

This Capacity Purchase Agreement (this “Agreement”), dated as of July 21, 2006, is between Continental Airlines, Inc., a Delaware corporation (“Continental”), Republic Airways Holdings Inc., a Delaware corporation (“Parent”), and Chautauqua Airlines, Inc., an Indiana corporation (“Contractor”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations hereinafter contained, the parties agree to:

ARTICLE I
DEFINITIONS
Capitalized terms used in this Agreement (including, unless otherwise defined therein, in the Schedules, Appendices and Exhibits to this Agreement) shall have the meanings set forth in Exhibit A hereto.
ARTICLE II
CAPACITY PURCHASE, SCHEDULES AND FARES

Section 2.01  Capacity Purchase. Continental agrees to purchase the capacity of each Covered Aircraft for the period beginning on the date such aircraft is presented for service by Contractor under this Agreement and ending on the exit date set forth for such aircraft on Schedule 1, as such date my be extended pursuant to Section 10.18 hereof, in each case unless such aircraft is earlier withdrawn pursuant to Article VIII, all under the terms and conditions set forth herein and for the consideration described in Article III. Subject to the terms and conditions of this Agreement, Contractor shall provide all of the capacity of the Covered Aircraft solely to Continental and use the Covered Aircraft solely to operate the Scheduled Flights.

(a)  Fares, Rules and Seat Inventory. Continental shall establish and publish all fares and related tariff rules for all seats on the Covered Aircraft. Contractor shall not publish any fares, tariffs, or related information for the Covered Aircraft. In addition, Continental shall have complete control over all seat inventory and inventory and revenue management decisions for the Covered Aircraft, including overbooking levels, discount seat levels and allocation of seats among various fare buckets.

(b)  Flight Schedules. Continental shall, in its sole discretion, establish and publish all schedules for the Covered Aircraft (such scheduled flights, together with Charter Flights and ferry flights required to accommodate such scheduled flights and Charter Flights (excluding ferry flights resulting from Permitted Charters) or otherwise made at Continental’s request, referred to herein as “Scheduled Flights”), including determining the city-pairs served, frequencies, utilization and timing of scheduled arrivals and departures, and shall, in its sole discretion, make all determinations regarding the establishment and scheduling of any Charter Flights; provided that such schedules shall be subject to Reasonable Operating Constraints. Continental shall also be entitled, in its sole discretion and at any time prior to takeoff, to direct Contractor to delay or cancel a Scheduled Flight, including without limitation for delays and cancellations that are ATC or weather related, and Contractor shall take all necessary action to give effect to any such direction. Contractor and Continental shall meet monthly (but not later than the fourth Friday of each calendar month) to review the planned flight schedules for the Covered Aircraft for each of the next six months. At such meeting, Continental shall present a planned flight schedule for the Covered Aircraft for each of the next six months, including a proposed Final Monthly Schedule for the next calendar month. At such meeting, Continental shall review and consider any changes to the planned flight schedule for the Covered Aircraft, including the proposed Final Monthly Schedule, suggested by Contractor. Not later than three Business Days prior to the beginning of each calendar month, Continental will deliver to Contractor the Final Monthly Schedule. Following such monthly meetings and delivery of the Final Monthly Schedule, however, Continental may make such adjustments to the proposed Final Monthly Schedule as it deems appropriate (subject to Reasonable Operating Constraints).

(c)  Wet Leases. At Continental’s option, and provided that Contractor is not adversely affected in any material respect, Contractor shall “wet lease” one or more of the Covered Aircraft to Continental, on terms mutually acceptable to the parties hereto, which terms are identical in all material respects, economically and otherwise, to the terms of this Agreement (taking into account the inherent differences between a “wet lease” arrangement and a capacity purchase arrangement), and such “wet lease” shall supersede the capacity purchase provisions of this Agreement with respect to such Covered Aircraft. In such event, Contractor’s compensation hereunder, including without limitation in this Article II, in Article III and in Schedule 3, shall be adjusted so that Contractor’s aggregate compensation from such “wet lease” arrangements and the capacity purchase arrangements applicable to the remaining Covered Aircraft are equal to the amount of Contractor’s aggregate compensation had no such “wet lease” arrangements been entered into.

(d)  Start Up Dates. The Covered Aircraft shall be placed into service under the terms and conditions of this Agreement on such dates as are provided on Schedule 1.

(e)  Spare Aircraft. Notwithstanding anything in this Section 2.01 or elsewhere in this Agreement to the contrary, Contractor may use (i) Spare Aircraft that are not Covered Aircraft to operate the Scheduled Flights and Permitted Charters, and (ii) Spare Aircraft that are Covered Aircraft to operate flights that are not Scheduled Flights and Permitted Charters, including flights for other air carriers. One of the Spare Aircraft constituting a Covered Aircraft shall be used by Contractor as an operational spare, and the other Spare Aircraft constituting a Covered Aircraft shall be used by Contractor as a maintenance spare to replace Covered Aircraft that are out of service due to scheduled maintenance checks. In the event that more than one Covered Aircraft is out of service at any time due to scheduled maintenance checks, then a third Covered Aircraft may be temporarily designated as a Spare Aircraft (but shall not be painted in neutral colors nor shall its livery be changed), but only for so long as more than one Covered Aircraft remains out of service for such scheduled maintenance checks. In addition, if at any time no Covered Aircraft is scheduled to be out of service due to scheduled maintenance checks for a period of at least five consecutive weeks, then Contractor shall notify Continental of such circumstance not less than [*] in advance of such period and the Spare Aircraft to be used as a maintenance spare shall be made available for Scheduled Flights during such period.

Section 2.02  Flight-Related Revenue. Contractor and Parent acknowledge and agree that, except for revenues from Permitted Charters as provided in Section 4.16, all revenues resulting from the sale and issuance of passenger tickets associated with the operation of the Covered Aircraft and all other sources of revenue associated with the operation of the Covered Aircraft, including without limitation revenues relating to the transportation of cargo or mail and revenues associated with food, beverage and duty-free services and guaranteed or incentive payments from airport, local or municipal authorities in connection with scheduling flights to such airport or locality, are the sole property of and shall be retained by Continental (or, if received by Contractor or Parent, shall be promptly remitted to Continental).

Section 2.03  Pass Travel. All pass travel and other non-revenue travel on any Scheduled Flight shall be administered in accordance with Exhibit E.

Section 2.04  Conversion of Covered Aircraft Livery. Continental shall be responsible for Contractor’s reasonable out-of-pocket costs of preparing each Covered Aircraft (other than the Spare Aircraft), up to [*] for each CRJ Aircraft and [*] for each ERJ Aircraft, prior to its being placed into service hereunder, in the livery required by Paragraph 8 of Exhibit G (including replacing all seatcovers on all CRJ Aircraft). In addition, Continental shall have the unilateral right to change the color referenced in the last sentence of Paragraph 8 of Exhibit G at any time prior to September 1, 2006.
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*Confidential

ARTICLE III
CONTRACTOR COMPENSATION

Section 3.01  Base and Incentive Compensation. For and in consideration of the transportation services, facilities and other services to be provided by Contractor hereunder, Continental shall pay Contractor the base and incentive compensation as provided in Paragraph A of Schedule 3 hereto, subject to the terms and conditions set forth in this Article III.
Section 3.02  Periodic Adjustment of Base and Incentive Compensation. The rates under this Agreement set forth in Appendix 1 to Schedule 3 hereto and the Controllable Completion Factor Incentive Rate set forth in Appendix 2 to Schedule 3 hereto shall remain in effect through December 31, 2007, and thereafter shall be adjusted on each January 1, beginning with January 1, 2008, as follows: the new rates, applicable beginning on such January 1, shall equal the rates in effect on the immediately preceding December 31 multiplied by the lower of (a) the Annual CPI Change and (b) [*]; provided that the rates “generally for each Covered Aircraft for each day in the Term” and “separately for each Covered Aircraft for each month in the Term,” in each case as set forth or cross-referenced on Appendix 1 to Schedule 3 shall not be adjusted pursuant to this Section 3.02.

Section 3.03  Contractor Expenses. Except as provided otherwise in Section 3.04, Contractor shall pay in accordance with commercially reasonable practices all expenses incurred in connection with Contractor’s provision of Regional Airline Services.

Section 3.04  Continental Expenses

(a)  Certain Expenses. Continental shall incur directly those expenses relating to the Regional Airlines Services that are described in Paragraph B(1) of Schedule 3.

(b)  Design Changes. Continental shall be responsible for any reasonable out-of-pocket expenses relating to interior and exterior design changes to the Covered Aircraft and other product-related changes required by Continental, including facility-related design changes and the cost of changes in uniforms and other livery, in each case that occur outside of Contractor’s normal aircraft and facility refurbishment program.

Section 3.05  Audit Rights; Financial Information. Contractor shall make available for inspection by Continental and its outside auditors and advisors, within a reasonable period of time after Continental makes a written request therefor, all of Contractor’s books and records (including all financial and accounting records and operations reports, and records of other subsidiaries or affiliates of Contractor, if any) as necessary to audit any reimbursement of expenses set forth on Appendix 3 of Schedule 3 hereto. In connection with such audit, Continental and its outside auditors and advisors shall be entitled to make copies and notes of such information as they deem necessary and to discuss such records with Contractor’s Chief Financial Officer or such other employees or agents of Contractor knowledgeable about such records. Upon the reasonable written request of Continental or its outside auditors or advisors, Contractor will cooperate with Continental and its outside auditors and advisors to permit Continental and its outside auditors and advisors access to Contractor’s outside auditors for purposes of reviewing such records. In addition, Contractor and Parent shall deliver or cause to be delivered to Continental (I) as soon as available, but in any event within 90 days after the end of each fiscal year, a copy of the consolidated balance sheet of Parent, as at the end of such year, and the related consolidated statements of income and retained earnings and of cash flows of Parent for such year, setting forth in each case in comparative form the figures for the previous year, reported on by an independent certified public accountants of nationally recognized standing; and (II) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year, the unaudited consolidated balance sheet of Parent, as at the end of such quarter, and the related unaudited consolidated statements of income and retained earnings and of cash flows of Parent for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a responsible officer of Parent, as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided, that no party shall be required to deliver financial statements pursuant to this sentence if such party is a reporting issuer pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and such financial statements are timely filed with the Securities and Exchange Commission pursuant thereto. All financial statements delivered hereunder shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
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*Confidential

Section 3.06  Billing and Payment; Reconciliation.

(a) Billing and Payment. On the next Business Day after Contractor receives the Final Monthly Schedule from Continental pursuant to Section 2.01(b), Contractor shall present a reasonably detailed written invoice for amounts due under this Agreement in respect of the Base Compensation for the Scheduled Flights during the month to which such Final Monthly Schedule pertains. Continental shall pay Contractor the amount due under such invoice (the “Invoiced Amount”), subject to Continental’s right to dispute any calculations set forth on such invoice that do not comply with the terms of this Agreement, net of amounts owed by Contractor to Continental, including without limitation amounts owed under the Master Facility and Ground Handling Agreement and/or any other amounts as mutually agreed to by both Contractor and Continental, as follows:

(i)  That portion of the Invoiced Amount constituting aircraft rent, and one-quarter of the balance of the Invoiced Amount shall be payable by Continental to Contractor, by electronic transfer of funds to a bank account designated by Contractor, available on or before the first day of the month (or if such day is not a Business Day, the next Business Day) to which such invoice relates;

(ii)  One-quarter of the balance of the Invoiced Amount shall be payable by Continental to Contractor, by electronic transfer of funds to a bank account designated by Contractor, available on or before the 8th day of the month (or if such day is not a Business Day, the next Business Day) to which the invoice relates;

(iii)  One-quarter of the balance of the Invoiced Amount shall be payable by Continental to Contractor, by electronic transfer of funds to a bank account designated by Contractor, available on or before the 15th day of the month (or if such day is not a Business Day, the next Business Day) to which the invoice relates; and

(iv)  One-quarter of the balance of the Invoiced Amount shall be payable by Continental to Contractor, by electronic transfer of funds to a bank account designated by Contractor, available on or before the 22nd day of the month (or if such day is not a Business Day, the next Business Day) to which the invoice relates.

(b)  Reconciliation. Not later than 14 days following the end of each month, Contractor and Continental shall reconcile actual amounts due in respect of such month with the estimated amounts included in the Invoiced Amount for such items for such month in accordance with the terms and conditions set forth in Schedule 3. On or before the 15th day following the end of such month (or if such day is not a Business Day, the next Business Day), such reconciled amounts for such month to the extent applicable: (i) shall be paid by Continental to Contractor, together with any payment to be made by Continental pursuant to Section 3.06(a)(iii) above, or (ii) shall be paid by Contractor to Continental or set off by Continental against any other amounts owing to Contractor under this Agreement or any Ancillary Agreement. Further reconciliations shall be made on or prior to the 22nd day following the end of such month (or if such day is not a Business Day, the next Business Day) to the extent necessary as a result of Continental’s review of financial information provided by Contractor in respect of such month. Such further reconciled amounts for such month to the extent applicable (x) shall be paid by Continental to Contractor, together with any other payment to be made by Continental pursuant to Section 3.06(a)(iv) above, or (y) shall be paid by Contractor to Continental or set off by Continental against any other amounts owing to Contractor. If, subsequent to any reconciliation payments or set-off, as the case may be, Contractor’s financial statements are restated, amended or otherwise adjusted for any calendar month or quarter, then the reconciled amounts for such period shall be recalculated in accordance with the terms and conditions set forth in Schedule 3, and the parties shall make further payments or set off further amounts as appropriate in respect of such recalculations.

ARTICLE IV
CONTRACTOR OPERATIONS AND AGREEMENTS WITH CONTINENTAL

Section 4.01  Crews, Etc.

(a) Contractor shall be responsible for providing all crews (flight and cabin) and maintenance personnel and, at Contractor Airports, gate agents and other ground personnel, necessary to operate the Scheduled Flights and for all aspects (personnel and other) of dispatch control.

(b) Continental agrees to give Contractor pilots preferential interview status for any pilot opening that may occur at Continental, consistent with commitments concerning pilots of other carriers. Contractor agrees to give any furloughed Continental pilot preferential interview status for any pilot openings that may occur at Contractor consistent with Contractor’s commitments concerning pilots of other carriers. Any furloughed Continental pilot hired by Contractor shall be required to comply with all standard terms and conditions of employment applicable to employees of Contractor, but will not be required by Contractor to resign from Continental as a condition for applying or being employed as a pilot of Contractor.

Section 4.02  Governmental Regulations. Contractor has and shall maintain all certifications, permits, licenses, certificates, exemptions, approvals, plans, and insurance required by governmental authorities, including, without limitation, FAA, DOT and TSA, to enable Contractor to perform the services required by this Agreement. All flight operations, dispatch operations and all other operations and services undertaken by Contractor pursuant to this Agreement shall be conducted, operated and provided by Contractor in compliance with all U.S. and foreign governmental laws, regulations and requirements, including, without limitation, those relating to airport security, the use and transportation of hazardous materials and dangerous goods, crew qualifications, crew training and crew hours, the carriage of persons with disabilities and without any violation of U.S. or foreign laws, regulations or governmental prohibitions. All Covered Aircraft shall be operated and maintained by Contractor in compliance with all laws, regulations and governmental requirements, Contractor’s own operations manuals and maintenance manuals and procedures, and all applicable equipment manufacturers’ manuals and instructions.

Section 4.03  Quality of Service. At all times, Contractor shall provide Regional Airline Services with appropriate standards of care, but in no event lower than such standards utilized by Continental as of the date of this Agreement. Continental procedures, performance standards and means of measurement thereof concerning the provision of air passenger and air cargo services shall be applicable to all Regional Airline Services provided by Contractor. Contractor shall achieve at least the comparable quality of airline service as provided by Continental, subject to limitations imposed by the type of aircraft used by Contractor and its route network. Contractor shall comply with all airline customer service commitments and policies of Continental as of the date hereof, including without limitation the “CustomerFirst” commitments, and employee conduct, appearance and training policies in place as of the date hereof, and shall handle customer-related services in a professional, businesslike and courteous manner. In connection therewith, Contractor shall maintain aircraft cleaning cycles and policies, and shall maintain adequate staffing levels, to ensure at least a comparable level of customer service and operational efficiency that Continental achieves, including without limitation in respect of customer complaint response, ticketing and boarding timing, oversales, baggage services and handling of irregular operations. In addition, at the request of Continental, Contractor shall comply with all such airline customer service commitments, policies and standards of care of Continental as adopted, amended or supplemented after the date hereof. Contractor shall ensure that all Covered Aircraft are equipped with an aircraft communications addressing and reporting system that provides operational information in a form reasonably acceptable to Continental, half of the cost of which will be borne by Continental, up to an amount equal to one-half of the amount which ARINC Incorporated would charge for providing similar services. Contractor shall provide Continental with timely communication regarding the status of all Scheduled Flights, and shall perform closeout procedures at service levels at least as high as those of Continental at comparably-sized airports. Contractor will use Continental’s standard procedures for processing and adjudicating all claims for which Contractor is responsible in an effort to avoid such matters becoming the subject of claims, litigation or an investigation by a governmental agency or authority. At either party’s request, Contractor and Continental will meet to discuss and review Contractor’s customer service and handling procedures and policies and its employees’ conduct, appearance and training standards and policies. Continental shall give Contractor not less than 15 days prior written notice of any non-safety-related breach of this Section 4.03 prior to exercising any remedy regarding such breach.

Section 4.04  Incidents or Accidents. Contractor shall promptly notify Continental of all irregularities involving a Scheduled Flight or Covered Aircraft operated by Contractor, including, without limitation, aircraft accidents and incidents, which result in any damage to persons and/or property or may otherwise result in a complaint or claim by passengers or an investigation by a governmental agency or authority. Contractor shall furnish to Continental as much detail as practicable concerning such irregularities and shall cooperate with Continental at Contractor’s own expense in any appropriate investigation.

Section 4.05  Emergency Response. Contractor shall adopt Continental’s Emergency Response Plan for aircraft accidents or incidents. In the event of an accident or incident involving a Covered Aircraft or Scheduled Flight, Continental will have the right to manage the emergency response efforts on behalf of Contractor with full cooperation from Contractor.

Section 4.06  Safety Matters. In the event of a reasonable safety concern, Continental shall have the right, at its own cost, to inspect, review, and observe Contractor’s operations of Scheduled Flights. Notwithstanding the conduct or absence of any such review, Contractor is and shall remain solely responsible for the safe operation of its aircraft and the safe provision of Regional Airline Services, including all Scheduled Flights, and nothing in this Section 4.06 or otherwise in this Agreement is intended or shall be interpreted to make Continental responsible for such safety matters.

Section 4.07  Master Facility and Ground Handling Agreement. Contemporaneous with the execution and delivery of this Agreement, Contractor and Continental shall enter into a Master Facility and Ground Handling Agreement in the form attached hereto as Exhibit C.

Section 4.08  Codeshare Terms. Contractor agrees to operate all Scheduled Flights using the Continental flight code and flight numbers assigned by Continental, or such other flight codes and flight numbers as may be assigned by Continental (to accommodate, for example, a Continental alliance partner), and otherwise under the codeshare terms set forth in Exhibit D.

Section 4.09  Fuel Purchasing Agreement. Contemporaneous with the execution and delivery of this Agreement, Continental and Contractor shall enter into the Fuel Purchasing Agreement in the form attached hereto as Exhibit F.

Section 4.10  Slots and Route Authorities. At the request of Continental made during the Term or upon termination of this Agreement, Contractor shall use its commercially reasonable efforts to transfer to Continental or its designee, to the extent permitted by law, any airport takeoff or landing slots, route authorities or other similar regulatory authorizations transferred to Contractor by Continental for use in connection with Scheduled Flights, or held by Contractor and used for Scheduled Flights, in consideration of the payment to Contractor of the net book value, if any, of such slot, authority or authorization on Contractor’s books. Contractor’s obligations pursuant to the immediately preceding sentence shall survive the termination of this Agreement for so long as any transfer requested pursuant to this Section 4.10 shall not have been completed. Contractor hereby agrees that all of Contractor’s contacts or communications with any applicable regulatory authority concerning any airport takeoff or landing slots, route authorities or other similar regulatory authorizations used for Scheduled Flights will be coordinated through Continental. If any airport takeoff or landing slot, route authority or other similar regulatory authorization transferred to Contractor by Continental for use in connection with Scheduled Flights, or held by Contractor and used for Scheduled Flights is withdrawn or otherwise forfeited as a result of Controllable Cancellations or any other reason within Contractor’s reasonable control, then Contractor agrees to pay to Continental promptly upon demand an amount equal to the market value of such withdrawn or forfeited slot, authority or authorization.

Section 4.11  Use of Continental Marks. Continental hereby grants to Contractor the non-exclusive and non-transferable rights to use the Continental Marks and other Identification as provided in, and Contractor shall use the Continental Marks and other Identification in accordance with the terms and conditions of, Exhibit G.

Section 4.12  Use of Contractor Marks. Contractor hereby grants to Continental the non-exclusive and non-transferable rights to use the Contractor Marks as provided in, and Continental shall use the Contractor Marks in accordance with the terms and conditions of, Exhibit H.

Section 4.13  Catering Standards. Continental and Contractor shall comply with the catering requirements set forth on Exhibit I hereto. The parties agree that, in the event of a conflict between the provisions of Exhibit I and the Contractor Ground Handling Agreement, the provisions of Exhibit I shall control.

Section 4.14  Ticket Handling Terms. Continental and Contractor shall comply with the ticket handling requirements set forth in Exhibit K hereto. The parties agree that, in the event of a conflict between the provisions of Exhibit K and the Contractor Ground Handling Agreement, the provisions of Exhibit K shall control.

Section 4.15  Fuel Efficiency Program. Contractor shall use its commercially reasonable best efforts to promptly adopt and adhere to a fuel efficiency program as described on Exhibit L hereto.

Section 4.16  Permitted Charters. With Continental’s prior written consent (which consent shall not be unreasonably withheld with respect to any request for a charter flight made within six months of such flight), Contractor shall be permitted to operate charter flights (“Permitted Charters”) using the Covered Aircraft, provided that Contractor pays Continental a fee of [*]. Any revenue from the Permitted Charters shall be solely for the account of Contractor, and any expense, direct or indirect, related to the Permitted Charters (including ferrying or repositioning flights required following or anticipating any Permitted Charters and costs incurred by Continental if, as a result of a Permitted Charter, a Scheduled Flight is delayed or cancelled) shall be sole responsibility of Contractor.
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*Confidential

ARTICLE V
CERTAIN RIGHTS OF CONTINENTAL

Section 5.01  Use of Covered Aircraft. Contractor and Parent agree that, except as otherwise directed or approved in writing by Continental pursuant to Section 4.16 or otherwise in Continental’s sole discretion, the Covered Aircraft (other than Covered Aircraft that are Spare Aircraft which may be used as provided in Section 2.01(e)), may be used only to provide Regional Airline Services. Without the written consent of Continental, the Covered Aircraft may not be used by Contractor for any other purpose, including without limitation flying for any other airline or on Contractor’s own behalf.

Section 5.02  Most Favored Nations. Each of Contactor and Parent represents to Continental that in its reasonable view as of the date hereof the overall terms of this Agreement are more favorable to Continental than the overall terms of any other existing agreement pursuant to which Contractor provides comparable services to any other major carrier.

Section 5.03  Change of Control. Upon the occurrence of a Change of Control of Parent or Contractor without the prior written consent of Continental, Continental shall have the right to terminate this Agreement on 90 days prior written notice to Contractor, such notice to be delivered not later than 90 days after Continental becomes aware of such Change of Control (which termination shall not be effective if the circumstances giving rise to such Change of Control shall no longer exist on the 30th day after Continental delivers such written notice to Contractor).

ARTICLE VI
INSURANCE

Section 6.01  Minimum Insurance Coverages. During the Term, in addition to any insurance required to be maintained by Contractor pursuant to the terms of any aircraft lease, or by any applicable governmental or airport authority, Contractor shall maintain, or cause to be maintained, in full force and effect policies of insurance with insurers of recognized reputation and responsibility, in each case to the extent available on a commercially reasonable basis, as follows:

(a)  Comprehensive aircraft hull and liability insurance, including aircraft third party, passenger liability (including passengers’ baggage and personal effects), cargo and mail legal liability, and all-risk ground and flight physical damage, with a combined single limit of not less than [*] per occurrence and a minimum limit in respect of personal injury (per clause AVN 60 or its equivalent) of [*] per occurrence and in the aggregate, and War Risk hull and liability insurance as provided by the Federal Aviation Administration program with a combined single limit no less than [*] per occurrence;

(b)  Workers’ compensation as required by the appropriate jurisdiction and employer’s liability with a limit of not less than [*] combined single limit; and

(c)  Other property and liability insurance coverages of the types and in the amounts that would be considered reasonably prudent for a business organization of Contractor’s size and nature, under the insurance market conditions in effect at the time of placement, but in any event of the type and the amount that Continental may reasonably require to prevent or minimize a disruption in the provision of Regional Airline Services resulting from a casualty or liability incident related to Contractor’s operations. All coverages described in this Section 6.01 shall be placed with deductibles reasonably prudent for a business organization of Contractor’s size and nature, under the insurance market conditions in effect at the time of placement.

Section 6.02  Endorsements. Contractor shall cause the policies described in Section 6.01 to be duly and properly endorsed by Contractor’s insurance underwriters with respect to Contractor’s flights and operations as follows:

(a)  To provide that the underwriters shall waive subrogation rights against Continental, its directors, officers, agents, employees and other authorized representatives, except for their gross negligence or willful misconduct;

(b)  To provide that Continental, its directors, officers, agents, employees and other authorized representatives shall be endorsed as additional insured parties, except for their gross negligence or willful misconduct;

(c)  To provide that insurance shall be primary to and without right of contribution from any other insurance which may be available to the additional insureds;

(d)  To include a breach of warranty provision in favor of the additional insureds;

(e)  To accept and insure Contractor’s hold harmless and indemnity undertakings set forth in this Agreement, but only to the extent of the coverage afforded by the policy or policies; and

(f)  To provide that such policies shall not be canceled, terminated or materially altered, changed or amended until 30 days (but seven days or such lesser period as may be available in respect of hull, war and allied perils) after written notice shall have been sent to Continental.

Section 6.03  Evidence of Insurance Coverage. At the commencement of this Agreement, and thereafter at Continental’s request, Contractor shall furnish to Continental evidence reasonably satisfactory to Continental of such insurance coverage and endorsements, including certificates certifying that such insurance and endorsements are in full force and effect. Initially, this evidence shall be a certificate of insurance. If Contractor fails to acquire or maintain insurance as herein provided, Continental may at its option secure such insurance on Contractor’s behalf at Contractor’s expense.
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*Confidential

ARTICLE VII
INDEMNIFICATION

Section 7.01  Contractor Indemnification of Continental. Contractor shall be liable for and hereby agrees to fully defend, release, discharge, indemnify and hold harmless Continental, its directors, officers, employees and agents from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever, including attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from Continental or its directors, officers, employees or agents, including but not limited to, any such losses, costs and expenses involving (i) death or injury (including claims of emotional distress and other non-physical injury by passengers) to any person including any of Contractor’s or Continental’s directors, officers, employees or agents, (ii) loss of, damage to, or destruction of property (including real, tangible and intangible property, and specifically including regulatory property such as route authorities, slots and other landing rights), including any loss of use of such property, and (iii) damages due to delays in any manner, in each case arising out of, connected with, or attributable to (w) any act or omission by Contractor or any of its directors, officers, employees or agents relating to the provision of Regional Airline Services, (x) the performance, improper performance, or non-performance of any and all obligations to be undertaken by Contractor or any of its directors, officers, employees or agents pursuant to this Agreement, or (y) the operation, non-operation, or improper operation of the Covered Aircraft or Contractor’s equipment or facilities at any location, in each case excluding only claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses to the extent resulting from the gross negligence or willful misconduct of Continental or its directors, officers, agents or employees (other than gross negligence or willful misconduct imputed to such indemnified person by reason of its interest in a Covered Aircraft). Contractor will use commercially reasonable efforts to cause and assure that Contractor will at all times be and remain in custody and control of all aircraft, equipment, and facilities of, or operated by, Contractor, and Continental and its directors, officers, employees and agents shall not, for any reason, be deemed to be in custody or control, or a bailee, of such aircraft, equipment or facilities.

Section 7.02  Continental Indemnification of Contractor. Continental shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless Contractor, its directors, officers, employees, and agents from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever, including attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from Contractor, or its directors, officers, employees or agents, including but not limited to, any such losses, costs and expenses involving (i) death or injury (including claims of emotional distress and other non-physical injury by passengers) to any person including any of Contractor’s or Continental’s directors, officers, employees or agents, (ii) loss of, damage to, or destruction of property (including any loss of use of such property including real, tangible and intangible property, and specifically including regulatory property such as route authorities, slots and other landing rights), and (iii) damages due to delays in any manner, in each case arising out of, connected with, or attributable to, (x) the performance, improper performance, or nonperformance of any and all obligations to be undertaken by Continental or any of its directors, officers, employees or agents pursuant to this Agreement, (y) the operation, non-operation or improper operation of Continental’s aircraft, equipment or facilities (excluding, for the avoidance of doubt, Covered Aircraft and any equipment or facilities leased or subleased by Continental to Contractor) at any location, in each case excluding only claims, demands, damages, liabilities, suits judgments, actions, causes of action, losses, costs and expenses to the extent resulting from the negligence or willful misconduct of Contractor or its directors, officers, agents or employees. Continental will use commercially reasonable efforts to cause and assure that Continental will at all times be and remain in custody and control of any aircraft, equipment and facilities of, or operated by, Continental, and Contractor and its directors, officers, employees and agents shall not, for any reason, be deemed to be in the custody or control, or a bailee, of such aircraft, equipment or facilities.

Section 7.03  Indemnification Claims. A party (the “Indemnified Party”) entitled to indemnification from another party under the terms of this Agreement (the “Indemnifying Party”) shall provide the Indemnifying Party with prompt written notice (an “Indemnity Notice”) of any third party claim which the Indemnified Party believes gives rise to a claim for indemnity against the Indemnifying Party hereunder. The Indemnifying Party shall be entitled, if it accepts financial responsibility for the third party claim, to control the defense of or to settle any such third party claim at its own expense and by its own counsel; provided that the Indemnified Party’s prior written consent (which may not be unreasonably withheld or delayed) must be obtained prior to settling any such third party claim. The Indemnified Party shall provide the Indemnifying Party with such information as the Indemnifying Party shall reasonably request to defend any such third party claim and shall otherwise cooperate with the Indemnifying Party in the defense of any such third party claim. Except as set forth in this Section 7.03, the Indemnified Party shall not enter into any settlement or other compromise or consent to a judgment with respect to a third party claim as to which the Indemnifying Party has an indemnity obligation hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), and the entering into of any settlement or compromise or the consent to any judgment in violation of the foregoing shall constitute a waiver by the Indemnified Party of its right to indemnity hereunder to the extent the Indemnifying Party was prejudiced thereby. Any Indemnifying Party shall be subrogated to the rights of the Indemnified Party to the extent that the Indemnifying Party pays for any loss, damage or expense suffered by the Indemnified Party hereunder. If the Indemnifying Party does not accept financial responsibility for the third party claim or fails to defend against the third party claim that is the subject of an Indemnity Notice within 30 days of receiving such notice (or sooner if the nature of the third party claim so requires), or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the Indemnified Party may, upon providing written notice to the Indemnifying Party, pay, compromise or defend such third party claim without the prior consent of the (otherwise) Indemnifying Party. In the latter event, the Indemnified Party, by proceeding to defend itself or settle the matter, does not waive any of its rights hereunder to later seek reimbursement from the Indemnifying Party.

Section 7.04  Employer’s Liability; Independent Contractors; Waiver of Control

(a)  Employer’s Liability and Workers’ Compensation. Each party hereto assumes full responsibility for its employer’s and workers’ compensation liability to its respective officers, directors, employees or agents on account of injury or death resulting from or sustained in the performance of their respective service under this Agreement. Each party, with respect to its own employees, accepts full and exclusive liability for the payment of workers’ compensation and employer’s liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old age or retirement benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or any other governmental body, including state, local or foreign, with respect to such employees measured by the wages, salaries, compensation or other remuneration paid to such employees, or otherwise.

(b)  Employees, etc., of Contractor. The employees, agents, and independent contractors of Contractor engaged in performing any of the services Contractor is to perform pursuant to this Agreement are employees, agents, and independent contractors of Contractor for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of Continental. In its performance under this Agreement, Contractor will act, for all purposes, as an independent contractor and not as an agent for Continental. Notwithstanding the fact that Contractor has agreed to follow certain procedures, instructions and standards of service of Continental pursuant to this Agreement, Continental will have no supervisory power or control over any employees, agents or independent contractors engaged by Contractor in connection with its performance hereunder, and all complaints or requested changes in procedures made by Continental will, in all events, be transmitted by Continental to Contractor’s designated representative. Nothing contained in this Agreement is intended to limit or condition Contractor’s control over its operations or the conduct of its business as an air carrier.

(c)  Employees, etc., of Continental. The employees, agents, and independent contractors of Continental engaged in performing any of the services Continental is to perform pursuant to this Agreement are employees, agents, and independent contractors of Continental for all purposes, and under no circumstances will be deemed to be employees, agents, or independent contractors of Contractor. Contractor will have no supervision or control over any such Continental employees, agents and independent contractors and any complaint or requested change in procedure made by Contractor will be transmitted by Contractor to Continental’s designated representative. In its performance under this Agreement, Continental will act, for all purposes, as an independent contractor and not as an agent for Contractor.

(d)  Contractor Flights. The fact that Contractor’s operations are conducted under Continental’s Marks and listed under the CO designator code will not affect their status as flights operated by Contractor for purposes of this Agreement or any other agreement between the parties, and Contractor and Continental agree to advise all third parties, including passengers, of this fact.

Section 7.05  Survival The provisions of this Article VII shall survive the termination of this Agreement for a period of seven years.

ARTICLE VIII
TERM, TERMINATION AND DISPOSITION OF AIRCRAFT

Section 8.01  Term. The Term of this Agreement shall commence on and shall be effective as of the date that the first Covered Aircraft is placed into service under the terms and conditions of this Agreement (the “Commencement Date”) and, unless earlier terminated or extended as provided herein, shall continue until the exit date of the last Covered Aircraft, as such date may be extended pursuant to Section 10.18 hereof (the “Term”).

Section 8.02  Early Termination

(a)  By Continental for Cause. Continental shall have the right to terminate this Agreement, immediately upon written notice (but without any prior notice) following the occurrence of any event that constitutes Cause. Any termination pursuant to this Section 8.02(a) shall supersede any other termination pursuant to any other provision of this Agreement (even if such other right of termination shall already have been exercised), and the date of first occurrence of such event constituting Cause shall be the Termination Date for purposes of this Agreement (and such Termination Date pursuant to this Section 8.02(a) shall supersede any other Termination Date that may have been previously established pursuant to another termination). In the event that Continental shall not have delivered written notice of termination pursuant to this Section 8.02(a) within four months after Continental receives written notice from Contractor of the occurrence of any event that constitutes Cause by Contractor, then Continental shall be conclusively deemed to have waived any right to terminate this Agreement based upon such event; provided that such waiver shall not apply to any subsequent or continuing event that constitutes Cause.

(b)  By Continental for Breach. Continental may terminate this Agreement, upon two Business Days prior written notice, upon the occurrence of (x) a material breach of this Agreement by Contractor as described in clause (ii) below, which breach shall not have been cured, or (y) a breach of the guarantee executed by Parent pursuant to Section 10.15. Continental may terminate this Agreement upon the occurrence of any other material breach of this Agreement by Contractor, which breach shall not have been cured within 60 days after written notice of such breach is delivered by Continental to Contractor (which 60-day notice period may run concurrently with the 15-day notice period, if any, provided pursuant to Section 4.03 for non-safety-related breaches). The parties hereto agree that, without limiting the circumstances or events that may constitute a material breach, each of the following shall constitute a material breach of this Agreement by Contractor: (i) the occurrence of a System Flight Disruption, (ii) a reasonable and good faith determination by Continental, using recognized standards of safety, that there is a material safety concern with the operation of any Scheduled Flights, (iii) the grounding of any of the Contractor Fleets by regulatory or court order or other governmental action, (iv) a Controllable Completion Factor for any 2 consecutive calendar months of [*] or below (excluding any cancellations resulting from a Labor Strike, labor slowdown or other similar action) and (v) a Controllable On-Time Departure Rate (excluding any delays resulting from a Labor Strike, labor slowdown or other similar action) for any 2 consecutive calendar months of [*] or below. In the event that Continental shall not have delivered written notice of termination pursuant to this Section 8.02(b) within four months after Continental receives written notice from Contractor of any material breach of this Agreement by Contractor, then Continental shall be conclusively deemed to have waived any right to terminate this Agreement based upon such breach; provided that such waiver shall not apply to any subsequent or continuing breach.

(c)  By Contractor for Breach. Contractor may terminate this Agreement upon (i) five Business Days prior written notice upon any failure by Continental to make any payment or payments under this Agreement aggregating in excess of [*] (or [*] at any time when there are [*] or fewer Covered Aircraft), including without limitation, any payments which become due during any Wind-Down Period, but specifically excluding any amounts which are the subject of a good faith dispute between the parties, which failure shall not have been cured within such five Business Day period, (ii) the occurrence of any other failure by Continental to make any payment or payments under this Agreement aggregating in excess of [*], including without limitation, any payments which become due during any Wind-Down Period, but specifically excluding any amounts which are the subject of a good faith dispute between the parties, which failure shall not have been cured within 20 days after written notice of such breach is delivered by Contractor to Continental, or (iii) the occurrence of any other material breach of this Agreement by Continental, including without limitation, any breach during any Wind-Down Period, which breach shall not have been cured within 60 days after written notice of such breach is delivered by Contractor to Continental. In the event that Contractor shall not have delivered written notice of termination pursuant to this Section 8.02(c) within four months after Contractor receives written notice from Continental of any material breach of this Agreement by Continental, then Contractor shall be conclusively deemed to have waived any right to terminate this Agreement based upon such breach; provided that such waiver shall not apply to any subsequent or continuing breach.

(d) Survival During Wind-Down Period. Upon any termination hereunder, the Term shall continue, and this Agreement shall survive in full force and effect, beyond the Termination Date until the end of the Wind-Down Period, and the rights and obligations of the parties under this Agreement, including without limitation remedies available upon the occurrence of events constituting Cause or material breach, shall continue with respect to the Covered Aircraft until they are withdrawn from this Agreement.

Section 8.03  Disposition of Aircraft during Wind-Down Period
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*Confidential

(a)  Termination by Continental for Cause. If this Agreement is terminated pursuant to Section 8.02(a), then the Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement as of the Termination Date and shall cease to be Covered Aircraft as of such date. The provisions of this Section 8.03(a) shall supersede any Wind-Down Schedule delivered pursuant to any other provision of this Agreement.

(b)  Termination by Continental for Breach or Change of Control. If this Agreement is terminated by Continental under Section 8.02(b) or Section 5.03, then the Covered Aircraft, or in the event of a termination under Section 8.02(b)(iii), the Covered Aircraft that are included within the grounded Contractor Fleets, shall be withdrawn from the capacity purchase provisions of this Agreement in accordance with the following terms and conditions:

(i)  Within 90 days of delivery of any notice of termination delivered pursuant to Section 8.02(b) or Section 5.03, Continental shall deliver to Contractor an irrevocable written Wind-Down Schedule, providing for the withdrawal of such Covered Aircraft from the capacity purchase provisions of this Agreement, delineating the number of each aircraft type to be withdrawn by month.

(ii)  In the event of a termination pursuant to Section 8.02(b) or Section 5.03, the Wind-Down Schedule may not commence until the Termination Date and may not provide for the withdrawal of any Covered Aircraft beyond the following dates: for any ERJ aircraft, any date more than 60 months after the Termination Date, and for any CRJ aircraft, any date beyond the then-applicable exit date for such Covered Aircraft.

(c)  Termination by Contractor for Breach. If this Agreement is terminated by Contractor under Section 8.02(c), then the Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement in accordance with the following terms and conditions: The notice of termination delivered by Contractor to Continental pursuant to Section 8.02(c)(i) shall be irrevocable and shall contain a Termination Date that is not more than 60 days after the date of such notice; provided that such termination notice shall be void and of no further effect automatically upon the payment by Continental prior to such Termination Date of all unpaid amounts giving rise to the default under Section 8.02(c)(i). As of the Termination Date set forth in a notice of termination delivered pursuant to Section 8.02(c)(i), all of the Covered Aircraft shall automatically be withdrawn from the capacity purchase provisions of this Agreement and shall cease to be Covered Aircraft as of such date. The notice of termination delivered by Contractor to Continental pursuant to Section 8.02(c)(ii) shall be irrevocable and shall contain a Termination Date that is at least 10 days and not more than 360 days after the date of such notice. The notice of termination delivered by Contractor to Continental pursuant to Section 8.02(c)(iii) shall be irrevocable and shall contain a Termination Date that is at least 180 days after the date of such notice. Prior to the earlier of the second business day prior to the Termination Date and the 90th day after receipt of such termination notice pursuant to Section 8.02(c)(ii) or 8.02(c)(iii), Continental shall deliver to Contractor a Wind-Down Schedule beginning on such Termination Date; provided that no Wind-Down Period shall occur following a termination pursuant to Section 8.02(c)(ii) if Continental shall not have cured the payment default giving rise to such termination prior to or simultaneously with its delivery of the Wind-Down Schedule to Contractor. The Wind-Down Schedule may not provide for the withdrawal of more than [*] Covered Aircraft per month, and may not provide for the withdrawal of any Covered Aircraft beyond the following dates: for any ERJ Aircraft, any date more than 12 months after the Termination Date, and for any CRJ Aircraft, any date beyond the then-applicable exit date for such Covered Aircraft.

(d)  Termination at End of Term. If the Agreement is terminated at the end of the Term (other than pursuant to Section 8.02), then each Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement on the exit date set forth for such Covered Aircraft on Schedule 1, as amended.

(e)  Other Remedies for Labor Strike and Other Circumstances. In the event of (i) the occurrence of a Labor Strike that shall have continued for at least three consecutive days or (ii) the mandatory grounding of any of the Contractor Fleets by the FAA, then for so long as such Labor Strike or grounding shall continue and thereafter until the number of Scheduled Flights that are Controllable On-Time Departures on any day of the week equals or exceeds the number of Scheduled Flights that were Controllable On-Time Departures on the same day of the week prior to such Labor Strike or grounding, Continental shall not be required to pay any of the amounts set forth or cross-referenced on Appendix 1 to Schedule 3 as being required “for each day in the Term,” “generally for each Covered Aircraft for each day in the Term” or “separately for each Covered Aircraft for each month in the Term.” The rights set forth in this Section 8.03(e) are in addition to, and not in limitation of, any other right of Continental arising hereunder.

(f)  Punitive Damages. No party to this Agreement or any of its affiliates shall be liable to any other party hereto or any of its affiliates for claims for punitive, special or exemplary damages, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar law or any other legal or equitable principle, and each party releases the others and their respective affiliates from liability for any such damages. No party shall be entitled to rescission of this Agreement as a result of breach of any other party’s representations, warranties, covenants or agreements, or for any other matter; provided that nothing in this Section 8.03(f) shall restrict the right of any party to exercise any right to terminate this Agreement pursuant to the terms hereof.
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*Confidential

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01  Representations and Warranties of Contractor. Contractor represents, warrants and covenants to Continental as of the date hereof as follows:

(a)  Organization and Qualification. Contractor is a duly organized and validly existing corporation under the laws of the State of Indiana. Contractor has the corporate power and authority to own, operate and use its assets and to provide the Regional Airline Services. Contractor is duly qualified to do business as a foreign corporation under the laws of each jurisdiction that requires such qualification.

(b)  Authority Relative to this Agreement. Contractor has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Contractor. This Agreement has been duly and validly executed and delivered by Contractor and is, assuming due execution and delivery thereof by Continental and that Continental has legal power and right to enter into this Agreement, a valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable law).

(c)  Conflicts. Neither the execution or delivery of this Agreement nor the performance by Contractor of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Contractor’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which Contractor is a party or by which it or any of its properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances.

(d)  No Default. Contractor is not (i) in violation of its charter or by-laws, (ii) in breach or default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, where such violation, breach, default or failure would have a material adverse effect on Contractor or on its ability to provide Regional Airlines Services and otherwise perform its obligations hereunder. To the knowledge of Contractor, no third party to any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument that is material to Contractor to which Contractor is a party or by which any of them are bound or to which any of their properties are subject, is in default in any material respect under any such agreement.

(e)  Broker. Contractor has not retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.

(f)  Financial Statements. The financial statements (including the related notes and supporting schedules) of each of Contractor and Parent delivered (or, if filed with the Securities and Exchange Commission, made available) to Continental immediately prior to the date hereof fairly present in all material respects the consolidated financial position of Contractor or Parent, as the case may be, and their respective results of operations as of the dates and for the periods specified therein. Since the date of the latest of such financial statements, there has been no material adverse change nor any development or event involving a prospective material adverse change with respect to Contractor or Parent, as the case may be. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except to the extent disclosed therein.

(g)  Insurance. Contractor is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as are customary in the businesses in which they are engaged. Contractor has not received notice of cancellation or non-renewal of such insurance. All such insurance is outstanding and duly in force on the date hereof. Contractor has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on Contractor or Parent.

(h)  No Proceedings. There are no legal or governmental proceedings pending, or investigations commenced of which Contractor or Parent has received notice, in each case to which Contractor or Parent is a party or of which any property or assets of Contractor or Parent is the subject which, if determined adversely to Contractor or Parent, would individually or in the aggregate have a material adverse effect on Contractor or Parent or on Contractor’s ability to provide Regional Airlines Services and otherwise perform its obligations hereunder; and to the best knowledge of Contractor and Parent, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(i)  No Labor Dispute. No labor dispute with the employees of Contractor exists or, to the knowledge of Contractor or Parent, is imminent which would reasonably be expected to have a material adverse effect on Contractor or on its ability to provide Regional Airlines Services and otherwise perform their respective obligations hereunder.

(j)  Permits. Contractor possesses or, in the case of the CRJ Aircraft will possess not later than December 1, 2006, all material certificates, authorizations and permits issued by FAA and other applicable federal, state or foreign regulatory authorities necessary to conduct their respective businesses, to provide Regional Airlines Services and otherwise to perform their respective obligations hereunder, and neither Contractor nor Parent has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a material adverse effect on Contractor or Parent or on their ability to conduct their respective businesses, to provide Regional Airlines Services and otherwise to perform their respective obligations hereunder.

Section 9.02  Representations and Warranties of Continental. Continental represents and warrants to Contractor as of the date hereof as follows:

(a)  Organization and Qualification. Continental is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware.

(b)  Authority Relative to this Agreement. Continental has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Continental. This Agreement has been duly and validly executed and delivered by Continental and is, assuming due execution and delivery thereof by Contractor and Parent and that Contractor and Parent each has legal power and right to enter into this Agreement, a valid and binding obligation of Continental, enforceable against Continental in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable law).

(c)  Conflicts; Defaults. Neither the execution or delivery of this Agreement nor the performance by Continental of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Continental’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which Continental is a party or by which it or its properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances.

(d)  Broker. Continental has not retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.

(e)  No Proceedings. There are no legal or governmental proceedings pending, or investigations commenced of which Continental has received notice, in each case to which Continental is a party or of which any property or assets of Continental is the subject which, if determined adversely to Continental, would individually or in the aggregate have a material adverse effect on Continental or on its ability to perform its obligations hereunder; and to the best knowledge of Continental, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

ARTICLE X
MISCELLANEOUS

Section 10.01  Transition Arrangements

(a)  Scheduling. Subsequent to the execution of this Agreement, and prior to the commencement of the Term, Contractor and Continental shall work together to facilitate the initial monthly scheduling of Scheduled Flights.

(b)  Other Setup Arrangements. Subsequent to the execution of this Agreement, and prior to the commencement of the Term, Contractor and Continental shall work together to facilitate all other relevant aspects of the commencement of Contractor’s provision of Regional Airlines Services as of the beginning of the Term, including without limitation the provision of passenger-related airport services, ground handling services and technology-related services (subject to the related cost-allocation provisions in Section 4.03).

Section 10.02  Notices. All notices made pursuant to this Agreement shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery by a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery by a standard overnight courier or delivered by hand, to the parties at the following addresses:

if to Continental:
Continental Airlines, Inc.
1600 Smith Street, HQSCD
Houston, Texas 77002
Attention: Senior Vice President - Corporate Development
Telecopy No.: (713) 324-8601
with a copy to:
Continental Airlines, Inc.
1600 Smith Street, HQSLG
Houston, Texas 77002
Attention: General Counsel
Telecopy No.: (713) 324-5082
and to:
Continental Airlines, Inc.
1600 Smith Street, HQSFP
Houston, Texas 77002
Attention: Staff Vice President - Financial Planning
Telecopy No.: (713) 324-5225
if to Contractor:
Chautauqua Airlines, Inc.
8909 Purdue Road, Suite 300
Indianapolis, IN 46268
Attention: Chief Financial Officer
Telecopy No.: 317-484-4545
with a copy to:
Arthur H. Amron
Wexford Capital LLC
411 West Putnam Avenue
Greenwich, CT 06830
Telecopy No.: 203-862-7312
if to Parent:
Republic Airways Holdings Inc.
8909 Purdue Road, Suite 300
Indianapolis, IN 46268
Attention: President and Chief Executive Officer
Telecopy No.: 317-484-4547
or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 10.02.

Section 10.03  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger or other consolidation of either party with another Person (and without limiting Continental’s rights pursuant to Section 5.03 hereof), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

Section 10.04  Amendment and Modification. This Agreement may not be amended or modified in any respect except by a written agreement signed by the parties hereto that specifically states that it is intended to amend or modify this Agreement.

Section 10.05  Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted that specifically states that it is intended to waive such term. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by any party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by each party against whom the existence of such waiver is asserted.

Section 10.06  Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and in the exhibits and schedules hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit or schedule hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article,” a “Section,” an “Exhibit,” or a “Schedule” shall be deemed to refer to a section of this Agreement or an exhibit or schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

Section 10.07  Confidentiality. Except as required by law or stock exchange or other regulation or in any proceeding to enforce the provisions of this Agreement, or as otherwise provided below, each party hereby agrees not to publicize or disclose to any third party the terms or conditions of this Agreement or any of the Ancillary Agreements, or any exhibit, schedule or appendix hereto or thereto, without the prior written consent of the other parties thereto (except that a party may disclose such information to its third party consultants, advisors and representatives, in each case who are themselves bound to keep such information confidential). Except as required by law or stock exchange or other regulation or in any proceeding to enforce the provisions of this Agreement or any of the Ancillary Agreements, or as otherwise provided below, each party hereby agrees not to disclose to any third party any confidential information or data, both oral and written, received from the other, whether pursuant to or in connection with this Agreement or any of the Ancillary Agreements, and designated as such by the other without the prior written consent of the party providing such confidential information or data (except that a party may disclose such information to its third party consultants, advisors and representatives, in each case who are themselves bound to keep such information confidential). Each of party hereby agrees not to use any such confidential information or data of the other party other than in connection with performing their respective obligations or enforcing their respective rights under this Agreement or any of the Ancillary Agreements, or as otherwise expressly permitted or contemplated by this Agreement or any of the Ancillary Agreements. If either party is served with a subpoena or other process requiring the production or disclosure of any of such agreements or information, then the party receiving such subpoena or other process, before complying with such subpoena or other process, shall immediately notify the other parties hereto of same and permit said other parties a reasonable period of time to intervene and contest disclosure or production. Upon termination of this Agreement, each party must return to each other any confidential information or data received from the other and designated as such by the party providing such confidential information or data which is still in the recipient’s possession or control. Without limiting the foregoing, no party shall be prevented from disclosing the following terms of this Agreement: the number of aircraft subject hereto, the periods for which such aircraft are subject hereto, and any termination provisions contained herein. The provisions of this Section 10.07 shall survive the termination of this Agreement for a period of ten years.

Section 10.08  Arbitration

(a)  Agreement to Arbitrate. Subject to the equitable remedies provided under Section 10.11, any and all claims, demands, causes of action, disputes, controversies and other matters in question (all of which are referred to herein as “Claims”) arising out of or relating to this Agreement, shall be resolved by binding arbitration pursuant to the procedures set forth by the International Institute for Conflict Prevention and Resolution (the “CPR”). Each of the parties agrees that arbitration under this Section 10.08 is the exclusive method for resolving any Claim and that it will not commence an action or proceeding based on a Claim hereunder, except to enforce the arbitrators’ decisions as provided in this Section 10.08, to compel any other party to participate in arbitration under this Section 10.08. The governing law for any such action or proceeding shall be the law set forth in Section 10.08(f).
(b)  Initiation of Arbitration. If any Claim has not been resolved by mutual agreement on or before the 15th day following the first notice of the Claim to or from a disputing party, then the arbitration may be initiated by one party by providing to the other party a written notice of arbitration specifying the Claim or Claims to be arbitrated. If a party refuses to honor its obligations to arbitrate under this provision, the other party may compel arbitration in either federal or state court in Houston, Texas and seek recovery of its attorneys’ fees and court costs incurred if the arbitration is ordered to proceed.

(c)  Place of Arbitration. The arbitration proceeding shall be conducted in Houston, Texas, or some other location mutually agreed upon by the parties.

(d)  Selection of Arbitrators. The arbitration panel (the “Panel”) shall consist of three arbitrators who are qualified to hear the type of Claim at issue. They may be selected by agreement of the Parties within thirty days of the notice initiating the arbitration procedure, or from the date of any order compelling such arbitration to proceed. If the Parties fail to agree upon the designation of any or all the Panel, then the Parties shall request the assistance of the CPR. The Panel shall make all of its decisions by majority vote. Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias, and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator. The decision of the Panel will be binding and non-appealable, except as permitted under the Federal Arbitration Act.

(e)  Choice of Law as to Procedural Matters. The enforcement of this agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this agreement to arbitrate, including but not limited to, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, and the rules governing the conduct of the arbitration, unless otherwise agreed by the Parties, shall be governed by and construed pursuant to the Federal Arbitration Act.

(f)  Choice of Law as to Substantive Claims. In deciding the substance of the parties’ Claims, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of the law of another jurisdiction).

(g)  Procedure. It is contemplated that the arbitration proceeding will be self-administered by the parties and conducted in accordance with procedures jointly determined by the Panel and the Parties; provided, however, that if either or both Parties believes the process will be enhanced if it is administered by the CPR, then either or both Parties shall have the right to cause the process to become administered by the CPR and, thereafter, the arbitration shall be conducted, where applicable or appropriate, pursuant to the administration of the CPR. In determining the extent of discovery, the number and length of depositions, and all other pre-hearing matters, the Panel shall endeavor to the extent possible to streamline the proceedings and minimize the time and cost of the proceedings.

(h)  Final Hearing. The final hearing shall be conducted within 120 days of the selection of the entire Panel. The final hearing shall not exceed ten business days, with each party to be granted one-half of the allocated time to present its case to the arbitrators, unless otherwise agreed by the Parties.

(i)  Damages. Only actual damages may be awarded. It is expressly agreed that the Panel shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under the applicable law.

(j)  Decision of the Arbitration. The Panel shall render its final decision and award in writing within 20 days of the completion of the final hearing completely resolving all of the Claims that are the subject of the arbitration proceeding. The Panel shall certify in its decision that no part of its award includes any amount for treble, exemplary or punitive damages. The Panel’s decision and award shall be final and non-appealable to the maximum extent permitted by law. Any and all of the Panel’s orders and decisions will be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court in Houston, Texas having jurisdiction.

(k)  Confidentiality. All proceedings conducted hereunder and the decision and award of the Panel shall be kept confidential by the Panel and, except as required by law or stock exchange regulation or in any proceeding to enforce any decision or award by the Panel, by the Parties.

Section 10.09  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Agreement may be executed by facsimile signature.

Section 10.10  Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11  Equitable Remedies; Certain Liquidated Damages

(a)  Equitable Remedies. Each party acknowledges and agrees that, under certain circumstances, the breach by a party of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

(b)  Certain Liquidated Damages. If Contractor shall fail to complete Schedule 1 in accordance with Section 10.19 with respect to the TBD Aircraft (including meeting the date milestones contained therein) (it being understood that Schedule 1 shall be deemed complete for purposes of this Section 10.11(b) if not more than an aggregate of five TBD Aircraft to be identified by any milestone set forth in such Section 10.19 are not so identified by such milestone), then for each TBD Aircraft in excess of such five TBD Aircraft for which complete information is not provided, Contractor shall (x) identify by “number” and “scheduled delivery date” on Schedule 1 the TBD Aircraft for which information is deemed to have been omitted, and (y) pay to Continental within 10 days following such failure liquidated damages in an amount determined as follows:

(i)	[*] for a TBD Aircraft the scheduled delivery date for which is more than [*] after the relevant milestone giving rise to such failure;

(ii)	[*] for a TBD Aircraft the scheduled delivery date for which is less than (or exactly) [*] after the relevant milestone giving rise to such failure; and

(iii)	[*] for a TBD Aircraft the scheduled delivery date for which is less than (or exactly) [*] after the relevant milestone giving rise to such failure.

The parties agree that the damages to be suffered by Continental in connection with Contractor’s failure to complete Schedule 1 as described above shall be difficult to calculate, and that the foregoing liquidated damages are a good faith estimate of such damages, and that such liquidated damages are not intended to be a penalty. The parties further agree that the foregoing liquidated damages and the right to terminate pursuant to Section 8.02(a) shall be Continental’s sole and exclusive remedies against Parent and Contractor for any damages suffered solely as a result of Contractor’s failure to provide complete information with respect to the TBD Aircraft as described above (it being agreed that separate payment obligations are set forth in Section 10.19 for the failure to identify up to an aggregate of five TBD Aircraft to be identified by any milestone set forth in such Section 10.19). In connection with a payment of liquidated damages in respect of a TBD Aircraft, Schedule 1 shall be automatically amended without any further action by any party hereto to eliminate such TBD Aircraft and thereby reduce the aggregate number of Covered Aircraft on such schedule.
___________
*Confidential

(c)  Other Limitations on Seeking Damages. Neither the right of any party to terminate this Agreement, nor the exercise of such right, shall constitute a limitation on such party’s right to seek damages or such other legal redress to which such party may otherwise be entitled; provided that, absent the occurrence of another breach of this Agreement by Contractor, Continental shall not be entitled to seek damages solely for the occurrence of (i) an event of Cause of the type described in clause (iii) or clause (v) of the definition thereof, (ii) a material breach of the type described in clause (iii) of Section 8.02(b), or (iii) a termination pursuant to Section 5.03.

Section 10.12  Relationship of Parties. Nothing in this Agreement shall be interpreted or construed as establishing between the parties a partnership, joint venture or other similar arrangement.

Section 10.13  Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Ancillary Agreements are intended by the parties as a complete statement of the entire agreement and understanding of the parties with respect to the subject matter hereof and all matters between the parties related to the subject matter herein or therein set forth. This Agreement is made among, and for the benefit of, the parties hereto, and the parties do not intend to create any third-party beneficiaries hereby, and no other Person shall have any rights arising under, or interests in or to, this Agreement.

Section 10.14  Governing Law. Except with respect to matters referenced in Section 10.08(e) (which shall be governed by and construed pursuant to the Federal Arbitration Act), this Agreement shall be governed by and construed in accordance with the laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of the law of another jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies. Except as otherwise provided in Section 10.08(e), any action arising out of this Agreement or the rights and duties of the parties arising hereunder may be brought, if at all, only in the state or federal courts located in Harris County, Texas.

Section 10.15  Parent Guarantee. Contemporaneous with the execution and delivery of this Agreement, Parent shall execute a guarantee in favor of Continental in form of Exhibit M. Parent hereby agrees that it shall not participate in any transaction or series of transactions if, after giving effect to such transaction or series of transactions, Contractor will become the Subsidiary of another Person, unless at the time such transactions are consummated the entity with respect to which Contractor is or will be a Subsidiary executes and delivers to Continental a guarantee of the obligations of Contractor under this Agreement and the Ancillary Agreements substantially in the form of Exhibit M.

Section 10.16  Right of Set-Off. If any party hereto shall be in default hereunder to any other party, then in any such case the non-defaulting party shall be entitled to set off from any payment owed by such non-defaulting party to the defaulting party hereunder any amount owed by the defaulting party to the non-defaulting party thereunder; provided that contemporaneously with any such set-off, the non-defaulting party shall give written notice of such action to the defaulting party; provided further that the failure to give such notice shall not affect the validity of the set-off. It is specifically agreed that (i) for purposes of the set-off by any non-defaulting party, mutuality shall be deemed to exist among the parties; (ii) reciprocity among the parties exists with respect to their relative rights and obligations in respect of any such set-off; and (iii) the right of set-off is given as additional security to induce the parties to enter into the transactions contemplated hereby and by the Ancillary Agreements. Upon completion of any such set-off, the obligation of the defaulting party to the non-defaulting party shall be extinguished to the extent of the amount so set-off. Each party hereto further waives any right to assert as a defense to any attempted set-off the requirements of liquidation or mutuality. This set-off provision shall be without prejudice, and in addition, to any right of set-off, combination of accounts, lien or other right to which any non-defaulting party is at any time otherwise entitled (either by operation of law, contract or otherwise), including without limitation pursuant to Section 3.06(b)(ii) hereof.

Section 10.17  Cooperation with Respect to Reporting. Each of the parties hereto agrees to use its commercially reasonable efforts to cooperate with each other party in providing necessary data, to the extent in the possession of the first party, required by such other party in order to meet any reporting requirements to, or otherwise in connection with any filing with or provision of information to be made to, any regulatory agency or other governmental authority.

Section 10.18  Extension of Aircraft Term. At any time and from time to time, and at its sole option, Continental may extend the exit date for any Covered Aircraft (which shall extend the capacity purchase provisions hereof with respect to such Covered Aircraft to such later exit date) by delivering to Contractor a revised Schedule 1 reflecting such later exit date; provided, that no extension of the exit date for a CRJ Aircraft shall be permitted by Continental hereunder if (a) the resulting exit date would be subsequent to the date that is 14 days prior to the end of the then-applicable lease term for such aircraft and (b) Contractor or Parent does not have the unilateral right to extend such lease term to a date coincident with or subsequent to the resulting exit date; provided further, that Contractor shall be deemed to have the unilateral right to extend such lease term if Continental and Contractor’s or Parent’s lessor shall have negotiated a lease extension to a date coincident with the resulting exit date at a lease cost not in excess of the rent per month for such aircraft on Schedule 1 (or such other amount as Continental shall agree to include in an amended Schedule 1), which lease extension shall otherwise be on the same terms and conditions as the lease being extended; provided further, that any extension shall be made only in increments of twelve months; provided further, that the exit date for any Covered Aircraft may be extended more than once; provided further, that the exit date for any Covered Aircraft shall not be extended more than an aggregate of five extension years; and provided further, that no extension may be made upon less than six months’ prior written notice. Upon delivery to Contractor, such revised Schedule 1 shall be incorporated into this Agreement without any further action by any party and shall thereafter constitute the amended and restated Schedule 1 for all purposes of this Agreement. Upon any determination by Contractor not to renew any lease for any Covered Aircraft, Contractor shall promptly notify Continental.

Section 10.19  Other Adjustments to Schedule 1. Continental and Contractor have agreed to the scheduled delivery dates, scheduled exit dates and aircraft rent per month for the following aircraft listed on Schedule 1: aircraft nos. 3-4, 11-12, 15-18, 22-23, 27-28, 31-32 and 36-37, 4144. With respect to the remaining 24 aircraft to be listed on Schedule 1 (the “TBD Aircraft”), Contractor agrees (i) to use its reasonable commercial efforts to negotiate, for a period of not less than 30 days after the date hereof, with potential lessors of TBD Aircraft to minimize the costs of leasing such aircraft and to maximize the flexibility for extending the term of such leases, (ii) to include Continental in all such negotiations, (iii) to use its reasonable commercial efforts to agree to any negotiated lease for a TBD Aircraft that contains terms that are acceptable to both Continental and Contractor, (iv) following any such agreement that reduces such lease costs below [*] per month, to adjust the “rent per month” for such Covered Aircraft set forth on Schedule 1 to reflect any difference between the lease costs in such negotiated lease and [*] per month, and (v) following any such agreement that contains more flexible terms with regard to lease extensions than the exit date extension provisions contained herein, to adjust such exit date extension provisions to match such increased flexibility in such negotiated lease and, if such negotiated lease includes lease costs in excess of [*] per month agreed upon by Continental, to reflect any difference between the lease costs in such negotiated lease and [*] per month. In addition, Contractor agrees to provide Continental with manufacturer serial numbers and all other missing information from Schedule 1 with respect to eight of the TBD Aircraft not later than 90 days after the date hereof, an additional eight of the TBD Aircraft not later than 120 days after the date hereof, and the final eight of the TBD Aircraft not later than 150 days after the date hereof. Upon review and written acceptance by Continental within 10 days of receipt (which acceptance shall not be unreasonably withheld so long as such schedule, as amended or completed, is consistent with the provisions set forth above and the notations on Schedule 1 as attached hereto), such revised Schedule 1 shall be incorporated into this Agreement without any further action by any party and shall thereafter constitute the amended and restated Schedule 1 for all purposes of this Agreement. If Contractor does not identify any of the TBD Aircraft and complete Schedule 1 with respect thereto in accordance with the foregoing milestones, Contractor shall pay to Continental a fee of [*] for each TBD Aircraft not so identified for each day until such aircraft is so identified and such schedule is complete with respect thereto; provided that Continental shall have the right at its sole discretion to amend Schedule 1 at any time during such period to reduce the aggregate number of Covered Aircraft by eliminating the TBD Aircraft not yet identified. Not later than January 1, 2007, Contractor will provide to Continental a schedule of the lease expiration dates for all Covered Aircraft, and shall promptly provide notice to Continental upon any subsequent change to any lease expiration date for any Covered Aircraft.

Section 10.20  Termination of April 18, 2006 Agreement. The parties hereto, constituting all of the parties to that certain Capacity Purchase Agreement dated April 18, 2006 (the “April CPA”), hereby agree that the April CPA and each of the Ancillary Agreements (as defined therein) are terminated as of the date hereof and, other than with respect to the confidentiality provisions of Section 10.07 of the April CPA, shall be of no further force or effect. Except with respect to such confidentiality provisions (which shall continue to apply in accordance with their terms), no party thereto shall have any liability to any other party thereto arising thereunder, and each party waives any claims it has or may have against each other party arising thereunder.

Section 10.21  Life Limited Parts.

Continental and Contractor shall each cooperate with one another in order to manage and minimize engine life limited parts (“LLP”) expenses for Covered Aircraft. To that end, Contractor shall provide annual projections of LLP requirements and supplemental notice of specific engine maintenance events which require LLP replacement as they are scheduled. Continental may, at its option and with Contractor’s consent (which consent shall not be unreasonably withheld) provide or arrange the provision of used serviceable LLPs that otherwise meet Contractor’s specifications and reasonable minimum cycle-remaining requirements, to be incorporated into a Covered Aircraft. In connection with the withdrawal of any Covered Aircraft from the capacity purchase provisions of this Agreement (whether at the end of such aircraft’s scheduled term or otherwise), Continental shall pay Contractor for the pro-rata cost (based on useful life and using the then-current catalogue price for LLPs) of all LLPs consumed for all Scheduled Flights by such Covered Aircraft under this Agreement, and Contractor shall pay Continental for the pro-rata cost (based on useful life and using the then-current catalogue price for LLPs) of all LLPs provided by Continental and incorporated into such Covered Aircraft pursuant to the previous sentence and not consumed for any Scheduled Flights under this Agreement.

___________
*Confidential

IN WITNESS WHEREOF, the parties hereto have caused this Capacity Purchase Agreement to be duly executed and delivered as of the date and year first written above.

CONTINENTAL AIRLINES, INC.

By:	/s/ Jeffery A. Smisek
Jeffery A. Smisek
Title: President

CHAUTAUQUA AIRLINES, INC.

By:	/s/ Bryan Bedford
Name: Bryan Bedford
Title: Chairman & CEO

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Bryan Bedford
Name: Bryan Bedford
Title: Chairman, President & CEO

SCHEDULE 1
Covered Aircraft& Delivery Schedule
As last adjusted on: July 21, 2006
Number[1]	Aircraft Type[2]	Tail Number	MSN	Scheduled Delivery Date[3,4]	Scheduled Exit Date[5,6]	Scheduled Term	Rent Per Month[7]
1.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
2.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
3.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
4.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
5.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
6.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
7.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
8.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
9.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
10.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
11.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
12.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
13.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
14.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
15.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
16.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
17.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
18.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
19.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
20.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
21.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
22.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
23.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
24.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
25.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
26.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
27.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
28.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
29.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
30.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
31.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
32.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
33.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
34.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
35.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
36.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
37.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
38.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
39.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
40.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
41.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
42.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
43.	[*]	[*]	[*]	[*]	[*]	[*]	[*]
44.	[*]	[*]	[*]	[*]	[*]	[*]	[*]

1 Up to two delivery positions to be designated as Spare Aircraft.
2 Each Covered Aircraft must be an aircraft constituting part of the Contractor Fleet. The 44 Covered Aircraft shall include a minimum of 20 ERJ Aircraft and one CRJ Aircraft.
3 The Scheduled Delivery Dates for all Covered Aircraft must satisfy the following conditions: the 44 Covered Aircraft must be delivered and in service not earlier than January 1, 2007 and not later than July 15, 2007, with not more than 10 Covered Aircraft being delivered in any calendar month.
4 The actual delivery date (within the designated month) shall be determined by agreement between Continental and Contractor.
5 In the aggregate, that 10 of the 44 Covered Aircraft shall have scheduled exit dates that are five years after the scheduled delivery date, 17 of the 44 Covered Aircraft shall have scheduled exit dates that are three years after the scheduled delivery date and 17 of the 44 Covered Aircraft shall have scheduled exit dates that are two years after the scheduled delivery date. The actual scheduled exit date for any aircraft shall be the relevant anniversary date of the day such aircraft became subject to the capacity purchase provisions hereof and became a Covered Aircraft hereunder.
6 The exit dates set forth in this Schedule 1 shall be adjusted from time to time to reflect any extension of the exit date for any Covered Aircraft pursuant to Section 10.l8 of this Agreement.
7 The rent per month shall be [*], subject to change in accordance with Section 10.19 of this Agreement.

___________ *Confidential

SCHEDULE 2
[Reserved]

SCHEDULE 3
Compensation

A.	Base and Incentive Compensation.

1.
Base Compensation. Continental will pay to Contractor, in respect of the Covered Aircraft, block hours, flight hours, rent, departures and each day in the Term, an amount calculated for each of the foregoing measurements and aggregated, as follows for each calendar month:

a.
for each Covered Aircraft, the “rent per month” set forth for such aircraft on Schedule 1 hereto; provided, that for any calendar month in which such Covered Aircraft enters or exits service hereunder, such amount shall be multiplied by a fraction, the numerator of which is the actual number of days in such month such aircraft constituted a Covered Aircraft, and the denominator of which is the actual number of days in such month; plus

b.
the weighted average number of Covered Aircraft during such month, multiplied by the rate “generally for each Covered Aircraft for each day in the Term” as set forth in Appendix 1 hereto, multiplied by the actual number of days in such month; plus

c.	the number of block hours set forth on the Final Monthly Schedule for such month, multiplied by the “block hour” rate as set forth in Appendix 1 hereto, multiplied by [*]; plus

d.
for the first two months of the Term, flight hours calculated at [*] of the number of block hours set forth on the Final Monthly Schedule for such month, and thereafter the trailing two-month average ratio of actual flight hours flown to actual block hours flown, multiplied by the number of block hours set forth on the Final Monthly Schedule for such month, in each case multiplied by the “flight hour” rate as set forth in Appendix 1 hereto, multiplied by [*]; plus

e.	the number of departures set forth on the Final Monthly Schedule for such month, multiplied by the rate set forth in Appendix 1 hereto for each Scheduled Flight departure, multiplied by [*]; plus

f.
the number of departures set forth on the Final Monthly Schedule for such month at all Contractor Airports, multiplied by the rate set forth in Appendix 1 hereto for each Scheduled Flight departure at a Contractor Airport, multiplied by [*]; plus

g.	the actual number of days in such month multiplied by the rate “for each day in the Term” set forth in Appendix 1 hereto.
___________
*Confidential

In addition, Continental will pay Contractor an allocation for Reconciled Expenses set forth in Appendix 3, and as reconciled and further described in Paragraph B(6)(a) below:

h.
for Reconciled Expenses constituting payments for Terminal Facilities at Contractor Airports, property taxes, glycol and de-icing costs at Contractor Airports, and passenger-related interrupted trip costs (including hotel, meal and calling card vouchers) and baggage handling claims, repairs and delivery costs related to Uncontrollable Cancellations and oversales at Contractor Airports, Base Compensation shall include the amount set forth for such Reconciled Expenses on Appendix 3; and

i.
for Reconciled Expenses constituting payments for passenger liability insurance, hull and war risk insurance costs, landing fees, air navigation fees, TSA fees or charges and any other passenger security fees or charges for security at all Contractor Airports, Base Compensation shall include an allocation based on the factors set forth for such Reconciled Expenses on Appendix 3 and calculated in accordance with Paragraph B(6)(b).

The aggregate Base Compensation shall be invoiced as provided in Section 3.06(a).

2.	Incentive Compensation. With respect to each calendar month, incentive compensation shall be calculated as follows:

a.
On-Time Bonus/Rebate. The reconciliation for any calendar month shall include, as applicable, a bonus (represented by a payment by Continental to Contractor) or a rebate (represented by a payment by Contractor to Continental), in each case in respect of on-time performance, as determined pursuant to Appendix 4 to this Schedule 3.

b.
Fuel Efficiency Bonus. The reconciliation for any calendar month shall include, as applicable, a bonus (represented by a payment by Continental to Contractor) as determined pursuant to Appendix 4 to this Schedule 3.

The aggregate Incentive Compensation shall be invoiced as provided in Section 3.06(b).

B.	Expenses and Reconciliation.

1.
Passenger and Cargo Revenue-Related Expenses. With respect to Scheduled Flights, in consideration of the provision by Contractor of Regional Airline Services and its compliance with the other terms and conditions of this Agreement, the following expenses shall be incurred directly by Continental:

(a)
passenger and cargo revenue-related expenses, including but not limited to commissions, taxes and fees related to the transportation of passengers or cargo, food and beverage costs, charges for fare or tariff filings, sales and advertising costs, computer reservation system fees, credit card fees, interline fees, revenue taxes, GDS fees, airport collateral materials, reservation costs, revenue accounting costs, including costs associated with ticket sales reporting and unreported sales, OnePass participation costs and Continental Currencies;

(b)	glycol, de-icing and snow removal costs at Continental Airports;

(c)	denied boarding amenities and travel certificates;

(d)
passenger-related interrupted trip costs (including hotel, meal and calling cards vouchers) and baggage handling claims, repairs and delivery costs related to Uncontrollable Cancellations and oversales at Continental Airports;

(e)
as provided by and in consideration of Contractor’s compliance with its obligations under the Fuel Purchasing Agreement, fuel, fuel taxes and fuel into plane charges, including administration fees, if any;

(f)	rent for Terminal Facilities at Continental Airports;

(g)	ground handling costs at Continental Airports, for which costs Continental is responsible pursuant to the Continental Ground Handling Agreement;

(h)	technology services related to all passenger services processes; and

(i)	TSA fees or charges and any other passenger security fees or charges for security at all Continental Airports.

2. [Reserved]

3. Flight Reconciliation.

a.
With respect to Scheduled Flights, for any calendar month in which Contractor’s actual block hours flown exceeds the block hours invoiced pursuant to Paragraph A(1)(c) for such calendar month, then the reconciliation for such period shall include a payment by Continental to Contractor in an amount equal to the product of (i) the difference between the actual block hours flown for Scheduled Flights and such invoiced block hours, multiplied by (ii) the Base Compensation per block hour as set forth in Appendix 1 hereto.

b.
With respect to Scheduled Flights, for any calendar month for which the block hours invoiced pursuant to Paragraph A(1)(c) exceeds Contractor’s actual block hours flown in such calendar month, then the reconciliation for such period shall include a payment by Contractor to Continental in an amount equal to the product of (i) the difference between such invoiced block hours and the actual block hours flown for Scheduled Flights, multiplied by (ii) the Base Compensation per block hour as set forth in Appendix 1 hereto.

c.
With respect to Scheduled Flights, for any calendar month in which Contractor’s actual flight hours flown exceeds the flight hours invoiced pursuant to Paragraph A(1)(d) for such calendar month, then the reconciliation for such period shall include a payment by Continental to Contractor in an amount equal to the product of (i) the difference between the actual flight hours flown for Scheduled Flights and such invoiced flight hours, multiplied by (ii) the Base Compensation per flight hour as set forth in Appendix 1 hereto.

d.
With respect to Scheduled Flights, for any calendar month for which the scheduled flight hours invoiced pursuant to Paragraph A(1)(d) exceeds Contractor’s actual flight hours flown in such calendar month, then the reconciliation for such period shall include a payment by Contractor to Continental in an amount equal to the product of (i) the difference between such invoiced flight hours and the actual flight hours flown for Scheduled Flights, multiplied by (ii) the Base Compensation per flight hour as set forth in Appendix 1 hereto.

e.
With respect to Scheduled Flights, for any calendar month in which Contractor’s actual departures exceeds the scheduled departures invoiced pursuant to Paragraph A(1)(e) for such calendar month, then the reconciliation for such period shall include a payment by Continental to Contractor in an amount equal to the product of (i) the difference between the departures for Scheduled Flights and such invoiced departures, multiplied by (ii) the Base Compensation per Scheduled Flight departure as set forth in Appendix 1 hereto.

f.
With respect to Scheduled Flights, for any calendar month for which the scheduled departures invoiced pursuant to Paragraph A(1)(e) exceeds Contractor’s actual departures in such calendar month, then the reconciliation for such period shall include a payment by Contractor to Continental in an amount equal to the product of (i) the difference between such invoiced departures and the actual departures for Scheduled Flights, multiplied by (ii) the Base Compensation per Scheduled Flight departure as set forth in Appendix 1 hereto.

g.
With respect to Scheduled Flights, for any calendar month in which Contractor’s actual departures at a Contractor Airport exceeds the scheduled invoiced pursuant to Paragraph A(1)(f) for such calendar month, then the reconciliation for such period shall include a payment by Continental to Contractor in an amount equal to the product of (i) the difference between the departures for Scheduled Flights at Contractor Airports and such invoiced departures, multiplied by (ii) the Base Compensation per Scheduled Flight departure at Contractor Airports as set forth in Appendix 1 hereto.

h.
With respect to Scheduled Flights, for any calendar month for which the scheduled departures at Contractors Airports invoiced pursuant to Paragraph A(1)(f) exceeds Contractor’s actual departures at Contractor Airports in such calendar month, then the reconciliation for such period shall include a payment by Contractor to Continental in an amount equal to the product of (i) the difference between such invoiced departures and the actual departures at Contractor Airports for Scheduled Flights, multiplied by (ii) the Base Compensation per Scheduled Flight departure at Contractor Airports as set forth in Appendix 1 hereto.

4.	Flight Cancellation Reconciliation.

a.
With the exception of the first three months of operations, with respect to Scheduled Flights, for any calendar month in which (x) the actual number of Controllable Cancellations exceeds (y) the product of [*] multiplied by the total number of actual Scheduled Flight departures in such calendar month (the “Benchmark Controllable Cancellation Number” for such calendar month), then the reconciliation for such period shall include a payment by Contractor to Continental in an amount equal to the product of (i) the Controllable Completion Factor Incentive Rate set forth on Appendix 2 multiplied by (ii) the number of such excess actual Controllable Cancellations over the Benchmark Controllable Cancellation Number.

b.
With the exception of the first three months of operations, with respect to Scheduled Flights, for any calendar month in which (x) the Benchmark Controllable Cancellation Number for such calendar month exceeds (y) the actual number of Controllable Cancellations in such calendar month, then the reconciliation for such period shall include a payment by Continental to Contractor in an amount equal to the product of (i) the Controllable Completion Factor Incentive Rate as set forth in Appendix 2 multiplied by (ii) the excess of such Benchmark Controllable Cancellation Number over the number of actual Controllable Cancellations.

___________ *Confidential

c.	[Intentionally omitted.]

d.	For all purposes of this Agreement, the term Uncontrollable Cancellations shall include the following:

I.
After presentation of the Final Monthly Schedule pursuant to Section 2.01(b) of the Agreement, if Continental makes any changes to such schedule that result in a cancellation of a Scheduled Flight, then such cancellation shall constitute an Uncontrollable Cancellation.

II.	If any proposed Scheduled flight on a planned flight schedule involves a flight to a new airport which will be a Contractor Airport, and Contractor experiences a delay in preparing the required facilities and making all necessary arrangements to complete a flight to such airport, which delay either (i) in caused by the Environmental Protection Agency, airport or any other governmental authority, or (ii) occurs after Contractor received less than 90 days' advance notice of such Scheduled Flight to a new airport and used its commercially reasonable efforts to prepare the required facilities and make all necessary arrangements (all in accordance with the Master Facility and Ground Handling Agreement), and in either case such Scheduled flight is cancelled, then such cancellation shell constitute an Uncontrollable Cancellation.

e.
For purposes of this Schedule 3, in the event of a Labor Strike, labor slowdown or other similar action, all calculations of the actual number of Controllable Cancellations and the Benchmark Controllable Cancellation Number shall not include any Scheduled Flight cancelled as a result of such Labor Strike, labor slowdown or other similar action.

f.
Contractor hereby agrees that each cancellation of a Scheduled Flight shall be designated as either a Controllable Cancellation or an Uncontrollable Cancellation on a basis consistent with Continental’s historical experience and practice with operators of its regional jets.

5.
Payload Restriction Reconciliation. Appendix 7 shall set forth the number of seats per Scheduled Flight, in each market and on each aircraft type set forth on Appendix 7, that Contractor shall make available for sale by Continental. Appendix 7 shall be provided by Continental prior to the operation of the first Scheduled Flight, and shall be amended from time to time as may be required in response to governmental regulation or safety matters; provided that Contractor shall have given Continental not less than 30 days’ advance written notice of such amendment and met (or offered to meet) with Continental to discuss such adjustments.

6. Reconciled Expenses.

a.
The following expenses incurred in connection with Scheduled Flights shall be reconciled monthly (except as specifically set forth below) to actual costs: (i) rent paid by Contractor for Terminal Facilities at Contractor Airports (it being understood, for the avoidance of doubt, that the term “rent” as used herein shall not be deemed to include indemnity or similar payments, irrespective of its definition under any applicable lease); (ii) property taxes (but excluding all other taxes including without limitation income, profits, withholding, employment, social security, disability, occupation, severance, excise ad valorem, sales, use and franchise taxes); (iii) passenger liability, hull and war risk insurance costs; provided, that Continental shall not pay to Contractor any amount in respect of this clause (iii) that is in excess of the Average Peer Group Rates; (iv) landing fees; (v) glycol and de-icing costs at Contractor Airports; (vi) passenger-related interrupted trip costs (including hotel, meal and calling cards vouchers) and baggage handling claims, repairs and delivery costs related to Uncontrollable Cancellations and oversales at Contractor Airports, at a per passenger cost not unreasonably in excess of Continental’s per passenger cost for its regional airline passengers; (vii) air navigation fees paid to NavCanada (or any Canadian successor thereto) and Servicios a la Navegación en el Espacio Aéreo Mexicano (SENEAM) (or any Mexican successor thereto), in each case in respect of Scheduled Flights, and (viii) the amount of TSA fees or charges and any other passenger security fees or charges for security at all Contractor Airports (collectively, the “Reconciled Expenses”). The Base Compensation includes allocations of the Reconciled Expenses as set forth in Appendix 3 and with respect to certain Reconciled Expenses, as further provided in Paragraph B(6)(b) below. If in any month the Contractor’s actual Reconciled Expenses exceed the amount of Reconciled Expenses included in the Base Compensation in accordance with Appendix 3 and with respect to certain Reconciled Expenses as further provided in Paragraph B(6)(b) below for such month, Continental shall pay to Contractor an amount equal to such difference. If in any month the amount of Reconciled Expenses included in the Base Compensation in accordance with Appendix 3 and with respect to certain Reconciled Expenses as further provided in Paragraph B(6)(b) below for such month exceeds the Contractor’s actual Reconciled Expenses, Contractor shall pay to Continental an amount equal to such difference.

b.	The allocations included in Base Compensation for Reconciled Expenses of the type set forth in Paragraph A(1)(i) for any particular month shall be calculated as provided below:

I.
The amount of passenger liability, hull and war risk insurance costs referred to in clause (iii) of Paragraph B(6)(a) and the amount of TSA fees or charges and any other passenger security fees or charges at all Contractor Airports for security referred to in clause (viii) of Paragraph B(6)(a) included in the Base Compensation for any particular month will be equal to the product of (1) the insurance rate and TSA rates set forth on Appendix 3 multiplied by (2) the Forecasted Passengers for such month.

II.
The amount of landing fees referred to in clause (iv) of Paragraph B(6)(a) included in the Base Compensation for any particular month will be equal to the aggregate sum of the following products: (1) the landing fee rate set forth in Appendix 3, multiplied by (2) the number of scheduled departures set forth in the Final Monthly Schedule, multiplied by (3) [*].

III.	The amount of Canada and Mexico air navigation fees referred to in clause (vii) of Paragraph B(6)(a) included in the Base Compensation for any particular month will be equal to the aggregate sum of the following products: (1) the Canadian and Mexican air navigation rates set forth in Appendix 3, multiplied by (2) the number of scheduled departures set forth in the final Monthly Schedule, multiplied by (3) [*].

7.
No Reconciliation for Fines, Etc. Notwithstanding anything to the contrary contained in this Paragraph B, Continental shall not be required to incur any cost or make any reconciliation payment pursuant to this Paragraph B to the extent that such cost or reconciliation payment is attributable to any costs, expenses or losses (including fines, penalties and any costs and expenses associated with any related investigation or defense) incurred by Contractor as a result of any violation by Contractor of any law, statute, judgment, decree, order, rule or regulation of any governmental or airport authority. Continental shall be liable for all any costs, expenses or losses (including fines, penalties and any costs and expenses associated with any related investigation or defense) incurred by Contractor as a result of any violation by Continental or its agents of any law, statute, judgment, decree, order, rule or regulation of any governmental or airport authority.

___________
*Confidential

Schedule 3 Appendices

Appendix 1     Base Compensation Rates
Appendix 2     Controllable Completion Factor Incentives
Appendix 3     Reconciliation Of Expenses
Appendix 4     Incentive Bonuses/Rebates
Appendix 5     Insurance Rates
Appendix 6     [Intentionally Omitted]
Appendix 7     Minimum Seats for Scheduled Flights

Appendix 1 to Schedule 3

Base Compensation Rates

$[*]separately for each Covered Aircraft for each month in the Term
$[*]generally for each Covered Aircraft for each day in the Term
$[*]for each actual block hour
$[*]for each actual flight hour
$[*]for each Scheduled Flight departure
$[*]for each Scheduled Flight departure at a Contractor Airport
$[*]for each day in the Term

* This rate, calculated separately for each Covered Aircraft, shall be the “rent per month” set forth on Schedule 1 for such Covered Aircraft, calculated for months in which such aircraft enters or exits service hereunder as provided in Paragraph A(1)(a) of this Schedule 3.

These Base Compensation Rates shall be adjusted pursuant to the terms of Section 3.02 of this Agreement.

___________
*Confidential

Appendix 2 to Schedule 3

Controllable Completion Factor Incentives

"Controllable Completion Factor Incentive Rate" shall be [*], as adjusted pursuant to
Section 3.02 of this Agreement.
___________
*Confidential

Appendix 3 to Schedule 3

Reconciliation of Expenses

Reconciled	Schedule 3	Statistical
Expense	Reference	Driver	Rate
Terminal Facility Rent at Contractor Airports	Sched3.B.6(a)(i)	Fixed	[*]
Property Taxes	Sched3.B.6(a)(iii)	Fixed	[*]
Passenger Liability, Hull and War Risk Insurance	Sched3.B.6(a)(iv)	Passengers	[*]
Landing Fees	Sched3.B.6(a)(v)	Departures	[*]
Glycol and De-icing at Contractor Airports	Sched3.B.6(a)(vi)	Fixed	[*]
Interrupted Trip and Baggage Handling at Contractor Airports	Sched3.B.6(a)(vii)	Fixed	[*]
Canadian and Mexican Air Navigation	Sched3.B6(a)(viii)	Departures	[*]
TSA fees or charges and any other passenger security fees or charges for security at all Contractor Airports	Sched 3.B.6(a)(ix)	Passengers	[*]

The Appendix 3 Rates shall be adjusted from time to time with the mutual agreement of the parties to reflect the actual rates charged to Contractor.

___________
*Confidential

Appendix 4 to Schedule 3

Incentive Bonuses/Rebates

1. On Time Bonus/Rebate: For purposes of Paragraph A(2), the bonus or rebate, as the case may be, for on-time performance shall be determined as follows:

a.	Contractor's on-time Scheduled flight departures (i.e. Scheduled Flight departures that actually departed not later than the scheduled departure time excluding departures impacted by weather or ATC or unscheduled, extra-section or diversion related departures) to or from each of [*]shall be measured.

b.
If Contractor’s actual percentage of on-time Scheduled Flight departures (as a percentage of Contractor’s actual departures excluding departures impacted by weather or ATC or unscheduled, extra-section or diversion related departures) for any such calendar month to or from any of [*] is above the Annual Historical Percentage set forth below for such airport, then the reconciliation payment for such month shall include a payment by Continental to Contractor equal to [*] multiplied by the number of Contractor’s actual departures (excluding departures impacted by weather or ATC or unscheduled, extra-section or diversion related departures) for such month at such airport, multiplied by the excess of Contractor’s actual percentage of on-time Scheduled Flight departures over the Annual Historical Percentage of on-time Scheduled Flight departures. If Contractor’s actual percentage of on-time Scheduled Flight departures (as a percentage of actual departures excluding departures impacted by weather or ATC or unscheduled, extra-section or diversion related departures) for any such calendar month to or from any of [*] is below the Annual Historical Percentage set forth below for such airport, then the reconciliation payment for such month shall include a payment by Contractor to Continental equal to [*] multiplied by the number of Contractor’s actual departures (excluding departures impacted by weather or ATC or unscheduled, extra-section or diversion related departures) for such month at such airport, multiplied by the excess of the Annual Historical Percentage of on-time Scheduled Flight departures over Contractor’s actual percentage of on-time Scheduled Flight departures. For purposes of this Appendix 4, the “Annual Historical Percentage” for any of [*] for any year shall equal the average of the actual percentage of on-time Scheduled Flight departures (as a percentage of Contractor’s flown departures excluding departures impacted by weather or ATC, and unscheduled, extra section or diversion related departures) of Covered Aircraft during such year in each of the last five full calendar years (or such lesser number of years as shall date back to January 1, 2004); provided that for the purposes of calculating the Annual Historical Percentage inclusive of years through December 31, 2006 calculations shall include all of Continental’s regional jet aircraft. Should the processes currently utilized by the air traffic control system in the United States to manage commercial aircraft change, Contractor and Continental agree to meet and confer to adjust the targets. Additionally, should Continental’s ground handling performance materially change from historical performance levels, Contractor and Continental agree to meet and confer to adjust the targets. Should the parties be unable to reach an agreement on prospective targets, the on-time incentive provisions set forth in this Appendix 4 to Schedule 3 will cease to be of any force or effect. As of January 1, 2006, the Annual Historical Percentages for [*] were as follows:

[*]	[*]	[*]
[*]	[*]	[*]

2. Fuel Efficiency Bonus: At Continental’s expense Contractor agrees to develop a fuel efficiency program modeled on Continental’s fuel program as set forth in Exhibit L. Contractor acknowledges that such program is the property of Continental, shall be deemed confidential by Contractor and, for Contractor but not for Continental, shall be subject to the provisions of Section 10.07 of the Agreement. For purposes of Paragraph A(2), the bonus, as the case may be, for fuel burn reduction shall be determined as follows:

a.
The Contractor’s second year of operation will be the first year under which the Contractor will be eligible to receive a bonus payment. The Contractor’s first year of operations will provide the baseline by which the second year of operations will be measured. The baseline for each subsequent year will be the previous year’s performance. For each year a Block Hour Fuel Burn Rate will be calculated by dividing gallons consumed in a given year by total block hours flown in the same year.

b.
The Contractor’s bonus will be calculated by subtracting (a) the current year’s Block Hour Fuel Burn Rate from (b) the baseline year’s Block Hour Fuel Burn Rate, and multiplying the positive difference, if any, by (c) Continental’s average domestic price per gallon of fuel paid in the current year, multiplied by (d) the total gallons consumed by Contractor in current year multiplied by (e) 0.1. Any expense born by Continental to develop the Fuel Efficiency program will offset any fuel bonus payment until the balance of such account is zero.

___________
*Confidential

Appendix 5 to Schedule 3

Insurance Rates

Insurance Type	Rate	Driver Units

Hull Insurance	[*]	per $100 value

Liability Insurance	[*]	per Departure

Liability Insurance	[*]	per Passenger

War Risk Insurance	[*]	per 1000 RPMs

War Risk Insurance	[*]	per Passenger

___________
*Confidential

Appendix 6 to Schedule 3

[Intentionally omitted]

Appendix 7 to Schedule 3

Minimum Seats for Scheduled Flights

Appendix 7 shall be provided and subsequently adjusted from time to time in accordance with the provisions of Paragraph B.5 of this Schedule 3.

EXHIBIT A
Definitions

Agreement - means the Capacity Purchase Agreement, dated as of July 21, 2006, among Continental, Parent and Contractor, as amended from time to time pursuant to Section 10.04 hereof.

Ancillary Agreements - means each of the agreements entered into by Continental and Contractor substantially in the form of Exhibits B, C, F and M hereto, together with all amendments, exhibits, schedules and annexes thereto (including any ground handling agreements entered into pursuant to Exhibit C).

Annual CPI Change - means, for any January 1, the fraction (expressed as a number rounded to four decimal places) as determined on the immediately preceding December 15th (or the first Business Day thereafter on which relevant CPI figures are publicly available) equal to the quotient obtained by dividing the simple average of the sum of the CPI for each of the last twelve months ending November immediately preceding such January 1 by the simple average of the sum of the CPI for each of the last twelve months ending November of the preceding year. (As an example, and for illustrative purposes only, the Annual CPI Change for January 1, 2005 would be equal to 188.383 (the simple average of the sum of the CPI for the last twelve months ending November of 2004) divided by 183.6750 (the simple average of the sum of the CPI for the last twelve months ending November of 2003), or 1.0256.)

Annual Historical Percentage - is defined in Appendix 4 to Schedule 3.

April CPA - is defined in Section 10.20.

Average Peer Group Rates - means, with respect to any insurance coverage and as of any date of determination, (x) the insurance rates set forth on Appendix 5 to Schedule 3, multiplied by (y) the average percentage increase or decrease, as appropriate, from January 1, 2006 to such date of determination, in the cost of such insurance coverage for the five regional airlines with annual revenues per passenger mile closest to those of Contractor, as determined by available information obtained from public sources or reputable insurance brokers, excluding (i) any such regional airline that experienced a major loss within the previous three years, and (ii) any regional airline whose insurance rates are included with its major airline partner(s).

Base Compensation - is defined in Paragraph A(1) of Schedule 3.

Benchmark Controllable Cancellation Number - is defined in Paragraph B(4)(a) of Schedule 3.

Benchmark Controllable Cancellation Percentage - means [*].

Business Day - means each Monday, Tuesday, Wednesday, Thursday and Friday unless such day shall be a day when financial institutions in New York, New York or Houston, Texas are authorized by law to close.

Cause - means (i) the suspension for three consecutive days or longer or the revocation of Contractor’s authority to operate as a scheduled airline, (ii) the ceasing of Contractor’s operations as a scheduled airline, other than as a result of a Labor Strike or the mandatory grounding of any of the Contractor Fleets by the FAA, and other than any temporary cessation for not more than 14 consecutive days, (iii) the occurrence of a Labor Strike that shall have continued for 10 consecutive days or longer, (iv) the failure of Schedule 1 to have been completed in accordance with Section 10.19 (including meeting the date milestones contained therein) (it being understood that Schedule 1 shall be deemed complete for purposes of this definition if not more than an aggregate of five TBD Aircraft to be identified by any milestone set forth in such Section 10.19 are not so identified by such milestone), (v) a Controllable On-Time Departure Rate (including any delays resulting from a Labor Strike, labor slowdown or other similar action) for any two consecutive calendar months of [*] or below or (vi) a willful or intentional material breach of this Agreement by Parent or Contractor that substantially deprives Continental of the benefits of this Agreement, which breach shall have continued for 45 days after notice thereof is delivered by Continental to Parent or Contractor, as the case may be.

Change of Control - means:

(i)
Parent or Contractor consolidates with, or merges with or into, a Prohibited Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to a Prohibited Person, or a Prohibited Person consolidates with, or merges with or into, Parent or Contractor in any such event pursuant to a transaction in which the voting securities of Parent or Contractor are converted into or exchanged for cash or securities of a Prohibited Person, except where the holders of voting securities of Parent or Contractor immediately prior to such transaction own not less than a majority of the voting securities of the surviving or transferee corporation immediately after such transaction, in each case other than any such transaction between Parent or Contractor on the one hand, and Continental and/or any of its Subsidiaries on the other;

(ii)
the direct or indirect acquisition by a Prohibited Person or any Person directly or indirectly controlling a Prohibited Person of beneficial ownership of 15% (unless such person is the largest shareholder of Parent or Contractor, in which case 10%) or more of the capital stock or voting power of Parent or Contractor; provided that the acquisition of capital stock of Parent or Contractor by Delta Air Lines pursuant to contractual rights existing as of the date hereof shall not constitute a Change of Control, unless Delta shall at any time file a Schedule 13D in respect of such ownership;

(iii)
the direct or indirect acquisition by any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934) not described in clause (ii) above, of beneficial ownership of more than 25% of the capital stock or voting power of Parent or Contractor, other than (A) Continental or its Subsidiaries or (B) any “person” or “group” that is a Person who has a Schedule 13D on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to its holdings of Parent’s or Contractor’s voting securities (a “13D Person”), so long as (1) such 13D Person is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such 13D Person’s duties as agent for fully managed accounts, holds or exercises voting or dispositive power over Parent’s or Contractor’s voting securities, (2) such 13D Person was a Person who had a Schedule 13G on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Exchange Act with respect to its holdings of Parent’s or Contractor’s voting securities, and became a 13D Person pursuant to Rule 13d-1(f)(1), and (3) such 13D Person acquires and continues to have beneficial ownership of Parent’s or Contractor’s voting securities pursuant to trading activities undertaken in the ordinary course of such 13D Person’s business and not with the purpose nor the effect, either alone or in concert with any 13D Person, of exercising the power to direct or cause the direction of the management and policies of Parent or Contractor or of otherwise changing or influencing the control of Parent or Contractor, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act; provided, that a “Change of Control” shall not occur pursuant to this clause (iii) if such “person” or “group” reduces its ownership of the capital stock or voting power of Parent or Contractor, as the case may be, to less than 25% within 30 days of the acquisition of ownership of at least 25% of such capital stock or voting power;

___________ *Confidential

(iv)	the liquidation or dissolution of Parent or Contractor in connection with which Contractor ceases operations as an air carrier;

(v)
the sale, transfer or other disposition of all or substantially all of the airline assets of Parent or Contractor on a consolidated basis directly or indirectly to a Prohibited Person or its affiliate, whether in a single transaction or a series of related transactions; or

(vi)
the execution by Parent or Contractor of bona fide definitive agreements, the consummation of the transactions contemplated by which would result in a transaction described in the immediately preceding clauses.

Charter Flights - means any flight by a Covered Aircraft for charter operations at the direction of Continental that is not reflected in the Final Monthly Schedule.

Commencement Date - is defined in Section 8.01.

Continental - means Continental Airlines, Inc., a Delaware corporation, and its successors and permitted assigns.

Continental Airport - means any airport at which Continental provides or arranges for the provision of ground handling services pursuant to the Continental Ground Handling Agreement.

Continental Currencies - means inflight currency coupons issued by Continental that may only be purchased at any Continental eService Center and may only be redeemed for alcoholic beverages or headsets on any Continental or Contractor flight.

Continental Ground Handling Agreement - means that certain IATA Standard Ground Handling Agreement (April 1993 version) between Continental and Contractor, together with Annex A thereto (Ground Handling Services, April 1993 version) and Annex B thereto substantially in the form of Exhibit C to the Master Facility and Ground Handling Agreement (or as otherwise agreed or amended) providing for the provision by or on behalf of Continental to Contractor of ground handling services at the airports specified therein.

Continental Hub Airport - means any airport at which Continental operates an average of more than [*] flights/day.

Continental Marks - is defined in Exhibit G.

Contractor - means Chautauqua Airlines, Inc., an Indiana corporation, and its successors and permitted assigns.

Contractor Airport - means (i) any airport at which Contractor provides or arranges for the provision of ground handling services pursuant to the Contractor Ground Handling Agreement, and (ii) any other airport into or out of which Contractor operates any Scheduled Flight and which is not a Continental Airport.

Contractor Fleet - means all or any of the following fleets of Covered Aircraft (to the extent that any Covered Aircraft are part of such fleet): CRJ Aircraft, ERJ Aircraft, or any portion of such aircraft consisting of one or more models, or any subgroup of such aircraft as determined from time to time by regulatory or court order or other governmental action (for example, all such aircraft manufactured within specific time frames).

Contractor Ground Handling Agreement - means that certain IATA Standard Ground Handling Agreement (April 1993 version) between Continental and Contractor, together with Annex A thereto (Ground Handling Services, April 1993 version) and Annex B thereto substantially in the form of Exhibit D to the Master Facility and Ground Handling Agreement (or as otherwise agreed or amended) providing for the provision by or on behalf of Continental to Contractor of ground handling services at the airports specified therein.

Contractor Marks - is defined in Exhibit H.
___________
*Confidential

Contractor Services - is defined in the Master Facility and Ground Handling Agreement.

Controllable Completion Factor Incentive Rate - is defined in Appendix 2 to Schedule 3.

Controllable Cancellation - means a cancellation of a Scheduled Flight that is not an Uncontrollable Cancellation.

Controllable Cancellation Factor - means, for any period of determination, the percentage of flights completed during such period, excluding Uncontrollable Cancellations.

Controllable On-Time Departure - means a flight departing within 15 minutes of scheduled departure time during such period, excluding flights impacted by ATC, weather-related delays, aircraft damage caused by Continental or its agents or any other circumstance beyond Contractor’s control.

Controllable On-Time Departure Rate - means, for any period of determination, the percentage of flights that are Controllable On-Time Departures.

Covered Aircraft - means all of the aircraft listed on Schedule 1 (as amended from time to time pursuant to the provisions of this Agreement) and presented for service by Contractor, as adjusted from time to time for withdrawals pursuant to Article VIII and for exit date extensions pursuant to Section 10.18.

CPI - means (i) the Consumer Price Index for All Urban Consumers - U.S. City Average, All Items, Not Seasonally Adjusted Base Period: 1982-84 = 100, as published by the Bureau of Labor Statistics, United States Department of Labor, or (at any time when the Bureau of Labor Statistics is no longer publishing such Index) as published by any other agency or instrumentality of the United States of America, or (ii) at any time after the index described in clause (i) shall have been discontinued, any reasonably comparable replacement index or other computation published by the Bureau of Labor Statistics or any other agency or instrumentality of the United States of America. If any such index shall be revised in any material respect (such as to change the base year used for computation purposes), then all relevant determinations under this Agreement shall be made in accordance with the relevant conversion factor or other formula published by the Bureau of Labor Statistics or any other agency or instrumentality of the United States of America, or (if no such conversion factor or other formula shall have been so published) in accordance with the relevant conversion factor or other formula published for that purpose by any nationally recognized publisher of such statistical information.

CRJ Aircraft - means any Bombardier CRJ-200 ER or LR aircraft.

DOT - means the United States Department of Transportation.

Enplanement - means one passenger for such passenger’s entire one-way flight itinerary, regardless of how many Scheduled Flights or flight segments comprise such itinerary.

ERJ Aircraft - means any A1P-powered Embraer ERJ-145LR aircraft.

FAA - means the United States Federal Aviation Administration.

Final Monthly Schedule - means the final schedule of Scheduled Flights for the next calendar month delivered by Continental to Contractor pursuant to Section 2.01(b).

Flight Cancellation Reconciliation - is defined in Paragraph B(6) of Schedule 3.

Flight Reconciliation - is defined in Paragraph B(3) of Schedule 3.

Forecasted Passengers - means, for any month, the forecasted Revenue Onboards derived from the Final Monthly Schedule for the previous month.

Fuel Purchasing Agreement - means that certain Fuel Purchasing Agreement, dated as of July 21, 2006, between Continental and Contractor, in the form attached hereto as Exhibit F (or as otherwise agreed or amended).

Identification - means the Continental Marks, the aircraft livery set forth on Exhibit H, the Continental flight code and other trade names, trademarks, service marks, graphics, logos, employee uniform designs, distinctive color schemes and other identification selected by Continental in its sole discretion for the Regional Airline Services to be provided by Contractor, whether or not such identification is copyrightable or otherwise protected or protectable under federal law.

Labor Strike - means a labor dispute, as such term is defined in 29 U.S.C. Section 113(c) involving Contractor and some or all of its employees, which dispute results in a union-authorized strike resulting in a work stoppage.

LLP - is defined in Section 10.21.

Master Facility and Ground Handling Agreement - means that certain Master Facility and Ground Handling Agreement, dated as of July 21, 2006, between Continental and Contractor, in the form attached hereto as Exhibit C (or as otherwise agreed or amended).

Parent - means Republic Airways Holdings Inc., a Delaware corporation, and its successors and permitted assigns.

Permitted Charters - is defined in Section 4.16.

Person - means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

Prohibited Person - means (i) an air carrier (other than Continental and its successors and any Subsidiary thereof), the consolidated annual revenues of which for the most recently completed fiscal year for which audited financial statements are available are in excess of the Revenue Threshold as of the date of determination (or the U.S. dollar equivalent thereof), in each case other than any air carrier at least 75% of whose available seat miles, together with the available seat miles of its affiliates, are flown under the livery or brand of another air carrier, and (ii) any executive officer, as of the date hereof or any date of determination, of an air carrier (other than Continental and its successors and any Subsidiary thereof), the consolidated annual revenues of which for the most recently completed fiscal year for which audited financial statements are available are in excess of the Revenue Threshold as of the date of determination and any entity in which such current executive officer is an officer or significant shareholder.

Reasonable Operating Constraints - means the operating constraints on Scheduled Flights set forth on Exhibit J.

Reconciled Expenses - is defined in Paragraph B(6)(a) of Schedule 3.

Regional Airline Services - means the provisioning by Contractor to Continental of Scheduled Flights and related ferrying using the Covered Aircraft in accordance with this Agreement.

Revenue Onboard - means one revenue-generating passenger on one flight segment, regardless of whether such flight segment is all or part of such passenger’s entire one-way flight itinerary.

Revenue Threshold - means [*], as such amount may be increased based on the amount by which, for any date of determination, the most recently published CPI has increased to such date above the CPI for calendar year 2000. For purposes hereof, the CPI for calendar year 2000 is the monthly average of the CPI for the twelve months ending on December 31, 2000.

Scheduled ASMs - means, for any period of calculation, the available seat miles for all Scheduled Flights during such period of calculation.

Scheduled Flight - means a flight as determined by Continental pursuant to Section 2.01(b) (including all Charter Flights).

Spare Aircraft - means any ERJ Aircraft or CRJ Aircraft (including up to two or, pursuant only to Section 2.01(e), three Covered Aircraft) that are designated by Contractor as spare aircraft and which will be painted in neutral livery, both with respect to interior markings and exterior colors and markings which may be used by Contractor to replace another aircraft in the operation of a Scheduled Flight that otherwise would be cancelled.

Subsidiary - means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture, limited liability company, joint stock company or any other form of business or professional entity, in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.
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*Confidential

System Flight Disruption - means the failure by Contractor to complete at least [*] of the aggregate Scheduled ASMs in any three consecutive calendar months, or at least [*] of the aggregate Scheduled ASMs in any consecutive 45-day period, in each case excluding the effect of Uncontrollable Cancellations; provided, that if the average number of Block Hours flown per Covered Aircraft during such period is more than the average number of Block Hours flown per Covered Aircraft during the three consecutive calendar months immediately preceding the period first measured, then the calculation for purposes of this definition shall disregard that number of Scheduled ASMs for such period as is necessary to reduce the average number of Block Hours flown per Covered Aircraft during such period to the average number of Block Hours flown per Covered Aircraft during prior three consecutive calendar month period; provided further, that a System Flight Disruption shall be deemed to continue until the next occurrence of a single calendar month in which Contractor completes at least [*] of the aggregate Scheduled ASMs; and provided further, that completions and cancellations of Scheduled Flights on any day during which a Labor Strike is continuing shall not be taken into account in the foregoing calculations.

TBD Aircraft - is defined in Section 10.19.

Term - has the meaning set forth in Section 8.01, as earlier terminated pursuant to Section 8.02, if applicable, and any Wind-Down Period.

Terminal Facilities - means “Terminal Facilities” as such term is defined in the Master Facility and Ground Handling Agreement.

Termination Date - means the date of early termination of this Agreement, as provided in a notice delivered from one party to the others pursuant to Section 8.02, or, if no such early termination shall have occurred, the date of the end of the Term.

TSA - means the United States Transportation Security Administration.

Uncontrollable Cancellation - means a cancellation of a Scheduled Flight as a result of weather, air traffic control, an event described in Paragraph B(4)(d) of Schedule 3 or any other circumstance beyond Contractor’s reasonable control, in each case as coded on Contractor’s operations reports in accordance with Continental’s standard coding policies and consistent with Contractor’s past practices, it being understood and agreed that if Continental’s operations are subject to the same circumstance giving rise to the cancellation and Continental does not cancel flights as a result, such cancellation shall be a Controllable Cancellation, it being further understood and agreed that cancellations resulting from a labor slowdown or other similar action, but not constituting a Labor Strike, shall not constitute Uncontrollable Cancellations.

Wind-Down Period - means the period after the Termination Date and until the time when the last Covered Aircraft has been withdrawn from the capacity purchase provisions of this Agreement.

Wind-Down Schedule - means the schedule, determined as provided in Article VIII of this Agreement, for Covered Aircraft to be withdrawn from the capacity purchase provisions of this Agreement.
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*Confidential

EXHIBIT B
[Reserved]

EXHIBIT C
Master Facility and Ground Handling Agreement

MASTER FACILITY
AND
GROUND HANDLING AGREEMENT

among

Continental Airlines, Inc.

Republic Airways Holdings Inc.

and

Chautauqua Airlines, Inc.

Executed as of July 21, 2006

MASTER FACILITY AND GROUND HANDLING AGREEMENT

This Master Facility and Ground Handling Agreement (this “Agreement”), dated as of July 21, 2006 is among Continental Airlines, Inc., a Delaware corporation (“Continental”), Republic Airways Holdings Inc., a Delaware corporation (“Parent”) and Chautauqua Airlines, Inc., an Indiana corporation and a wholly-owned subsidiary of Parent (“Carrier” and, collectively with Parent, “Contractor”).

WHEREAS, Continental, Parent and Carrier are parties to that certain Capacity Purchase Agreement, dated as of July 21, 2006 (as amended from time to time, the “Capacity Purchase Agreement”);

WHEREAS, Continental, Parent and Carrier desire to establish the terms by which both Continental and Contractor will use and share airport facilities in furtherance of the Capacity Purchase Agreement, to include, without limitation, the mutual or coordinated use of airport facilities at any airport in or out of which Continental operates any flight or Contractor operates any Scheduled Flight, and the terms by which each of them will provide certain ground handling services for the other at certain airports in furtherance of the Capacity Purchase Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants and obligations hereinafter contained, Continental and Contractor agree as follows:

Section 1. Defined Terms. Capitalized terms used in this Agreement (including, unless otherwise defined therein, in the Exhibits, Schedules and Annexes to this Agreement) and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Capacity Purchase Agreement. The following terms shall have the meanings set forth below:

“Airport Authority” shall mean any municipal, county, state or federal governmental authority, or any private authority, owning or operating any Applicable Airport with authority to lease, convey or otherwise grant rights to use any airport facilities.

“Applicable Airport” shall mean any Continental Airport or Contractor Airport.

“Continental Airport” shall mean (i) each Hub Airport and (ii) each other airport at which Continental provides or arranges for the provision of ground handling services pursuant to the Continental Ground Handling Agreement.

“Continental Ground Handling Agreement” shall mean that certain IATA Standard Ground Handling Agreement (April 1993 version) between Continental and Contractor, together with Annex A thereto (Ground Handling Services, April 1993 version), and Annex B thereto substantially in the form of Exhibit C hereto (or as otherwise agreed) providing for the provision by or on behalf of Continental to Contractor of ground handling services at the airports specified therein.

“Contractor Airport” shall mean any airport at which Contractor provides or arranges for the provision of ground handling services pursuant to the Contractor Ground Handling Agreement (except for any Hub Airport), and any other airport into or out of which Contractor operates any Scheduled Flight and which is not a Continental Airport.

“Contractor Ground Handling Agreement” shall mean that certain IATA Standard Ground Handling Agreement (April 1993 version) between Contractor and Continental, together with Annex A thereto (Ground Handling Services, April 1993 version), and Annex B thereto substantially in the form of Exhibit D hereto (or as otherwise agreed) providing for the provision by or on behalf of Contractor to Continental and, at Continental’s request from time to time, its codeshare partners, of ground handling services at the airports specified therein.

“Contractor Services” shall mean Regional Airline Services as contemplated by the Capacity Purchase Agreement and the ground handling services contemplated by the Contractor Ground Handling Agreement.

“Contractor Terminal Facility” shall mean any Terminal Facility to the extent owned, leased, subleased or otherwise retained or used by Contractor for the provision of Contractor Services.

“Hub Airport” shall mean, as of any date of determination, [*].

“Non-Terminal Facilities” shall mean all maintenance, training, office and other facilities and spaces at an Applicable Airport or adjacent thereto that are not Terminal Facilities.

“Terminal Facilities” shall mean all terminal facilities and spaces leased, subleased or otherwise retained or used by a party at an Applicable Airport, including without limitation all all passenger lounges, passenger holding areas, aircraft parking positions (which may or may not be adjacent to a passenger holding area) and associated ramp spaces, gates (including loading bridges and associated ground equipment parking areas), ticketing counters, curbside check-in facilities, baggage makeup areas, inbound baggage areas, crew rooms, in-terminal office spaces, associated employee parking areas and other terminal facilities.
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*Confidential

“Transfer” shall mean any lease, sublease, assignment, disposition or other transfer.

Section 2. Lease, Use and Modification of Airport Facilities.

(a) Continental and Contractor agree that the use by Contractor of all Terminal Facilities at all Applicable Airports for the provision of Contractor Services shall be at the direction of Continental. In furtherance of this Section 2(a), from time to time, and notwithstanding the execution of any lease, sublease or other agreement pursuant to this Section 2, at the request and direction of Continental and subject to Section 2(b), and subject to the provisions of Sections 6(c) and 6(f) relating to Transfers in connection with certain terminations, Contractor shall:

(i) use its commercially reasonable efforts to enter into a lease, sublease or other appropriate agreement with any Airport Authority at any Applicable Airport for the lease, sublease or use of any Terminal Facilities used or to be used in connection with the provision of Contractor Services;

(ii) use its commercially reasonable efforts to amend, modify or terminate any agreement with any Airport Authority at any Applicable Airport for the lease, sublease or use of any Contractor Terminal Facilities;

(iii) use its commercially reasonable efforts to obtain the consent of any relevant Airport Authority at any Applicable Airport for the Transfer to Continental or its designee of any lease, sublease or other agreement in respect of any Contractor Terminal Facility, or for the right of Continental or its designee to use any Contractor Terminal Facility;

(iv) enter into a sublease substantially in the form of Exhibit A hereto (or as otherwise agreed) for the sublease to Continental or its designee of Contractor’s interest in any Contractor Terminal Facility;

(v) enter into an assignment substantially in the form of Exhibit B hereto (or as otherwise agreed) for the assignment to Continental or its designee of Contractor’s interest in any Contractor Terminal Facility;

(vi) enter into a sublease substantially in the form of Exhibit A hereto (or as otherwise agreed) for the sublease to Contractor of Continental’s interest in any Terminal Facility used or to be used in connection with the provision of Contractor Services;

(vii) enter into an assignment substantially in the form of Exhibit B hereto (or as otherwise agreed) for the assignment to Contractor of Continental’s interest in any Terminal Facility used or to be used in connection with the provision of Contractor Services; and

(viii) take any other action reasonably requested by Continental in furtherance of this Section 2(a).

(b) The assignments and subleases to be entered into pursuant to Section 2(a) shall be subject to the rights of the Applicable Airports in such Terminal Facilities and to the receipt of all necessary consents from Airport Authorities and other third parties to such sublease or assignment.

(c) Each of Contractor and Continental shall pay for all landing fees for its flights at all Applicable Airports, and to the extent that the other party is obligated to make such payments under any applicable lease or other agreement, the first party hereby indemnifies and agrees to hold harmless the other party for all such amounts.

(d) Contractor shall perform in a timely manner all obligations under all leases, subleases and other agreements to which Contractor is or becomes a party for the use of Contractor Terminal Facilities, including without limitation making in a timely manner all payments of rent and other amounts due under such agreement, and shall use commercially reasonable efforts to keep such agreements in effect (or to promptly renew or extend such agreements on substantially similar terms as directed by Continental).

(e) Contractor shall obtain the written consent of Continental prior to entering into any lease or other agreement for the use or modification of, or otherwise relating to, any Contractor Terminal Facilities (or other airport facilities which would become Contractor Terminal Facilities), or amending or modifying in any manner any such agreement, or consenting to any of the same.

(f) Contractor shall give Continental at least 30 days’ prior written notice before ceasing to use any Contractor Terminal Facilities, provided that no such notice shall be required where such use is ceasing because Continental has informed Contractor that no Scheduled Flights will be scheduled in or out of such location.

Section 3. Exclusivity.

    Each Contractor Terminal Facility used for the provision of Regional Airline Services shall be used by Contractor exclusively for the provision of Contractor Services, and may not be used by Contractor in connection with any other flights, including any flights using an Uncovered Aircraft, or for any other purpose; provided that the foregoing limitation shall not apply to:
        (i) baggage claim and other similar facilities that are leased or otherwise made available to all air carriers at such airport on a common-use or joint-use basis; or

        (ii) to any facilities that are properly required by an Airport Authority to be made available for use by others in accordance with any applicable agreement that is in place as of the date hereof or has been approved by Continental under Section 2(f).

Section 4. Ground Handling.

(a) Each of Continental and Contractor shall enter into the Continental Ground Handling Agreement. Notwithstanding the identity of the lessee, sublessor or sublessee under any lease or other agreement relating to any Terminal Facilities, Continental shall use commercially reasonable efforts to provide Contractor with access to all Terminal Facilities at each Continental Airport, and at any Contractor Airport where Continental is the lessee or sublessee, in each case as reasonably necessary for the provision of Regional Airline Services. In connection with Continental granting to Contractor access to any Terminal Facilities leased by Continental pursuant to this Section 4(a), Contractor covenants and agrees, for the benefit of Continental and its lessor, that Contractor shall not, by its use and occupancy of such facilities, violate any of the provisions of such lease or other agreements relating thereto which have been made available to Contractor, and that it shall not knowingly permit any breach of any of the obligations of Continental under such agreements, and Contractor further agrees to release and indemnify Continental in respect of such facilities to the same extent as provided in Section 11 of the Form of Sublease Agreement attached hereto as Exhibit A (which provisions are hereby incorporated by reference), as if a sublease in respect of such facilities had been entered into by Continental and Contractor.

(b) Each of Continental and Contractor shall enter into the Contractor Ground Handling Agreement. Notwithstanding the identity of the lessee, sublessor or sublessee under any lease or other agreement relating to any Terminal Facilities, Contractor shall use commercially reasonable efforts to provide Continental or its designee with access to all Terminal Facilities at each Contractor Airport, and at any Continental Airport where Contractor is the lessee or sublessee, in each case as reasonably necessary for Continental’s or such designee’s operations for which Contractor is providing ground handling services pursuant to the Contractor Ground Handling Agreement. In connection with Contractor granting to Continental access to any Terminal Facilities leased by Contractor pursuant to this Section 4(b), Continental covenants and agrees, for the benefit of Contractor and its lessor, that Continental shall not, by its use and occupancy of such facilities, violate any of the provisions of such lease or other agreements relating thereto which have been made available to Contractor, and that it shall not knowingly permit any breach of any of the obligations of Contractor under such agreements, and Continental further agrees to release and indemnify Contractor in respect of such facilities to the same extent as provided in Section 11 of the Form of Sublease Agreement attached hereto as Exhibit A (which provisions are hereby incorporated by reference), as if a sublease in respect of such facilities had been entered into by Contractor and Continental.

Section 5. Capital Costs and Modification Designs.

(a) Contractor Funded. Contractor shall fund all capital expenditures required to be made by Continental or Contractor under any lease or other appropriate agreement pertaining to Terminal Facilities to which either of them is a party:

(i) in connection with any Terminal Facility used for the provision of Contractor Services at any Contractor Airport; provided, that Contractor shall not be required to fund any expenditures that are subject to the provisions of Section 5(b)(i);

(ii) in connection with any non-passenger-related Terminal Facility (including crew rooms, break rooms and office space) used exclusively or dedicated exclusively to Contractor at any Continental Airport; and

(iii) in respect of ground handling equipment of the type described in Paragraph 1.1.3 of the Continental Ground Handling Agreement as being supplied by the Carrier (as defined therein);
provided, however, that Contractor shall not make any capital expenditures pursuant to the foregoing clauses (i) and (ii) unless Continental has specifically approved such capital expenditure, which approval shall not be unreasonably withheld if such capital expenditures are required by an applicable Airport Authority or if required under the terms of an applicable lease or other applicable agreement in effect as of the date hereof or to which Continental shall have consented pursuant to Section 2(e); and provided, further, that Contractor shall not be required to make any capital expenditures in respect of ground handling equipment of the type described in Paragraph 1.1.3 of the Contractor Ground Handling Agreement as being supplied by the Carrier (as defined therein).

    (b) Continental Funded. Continental shall fund all capital expenditures required to be made by Continental or Contractor under any lease or other appropriate agreement pertaining to Terminal Facilities to which either of them is a party:

(i) in respect of any Terminal Facility used for the provision of Contractor Services as required in connection with a change to the Continental Marks or the other Identification, except for such capital expenditures made as a part of Contractor’s customary refurbishment expenditures;

(ii) in respect of any Terminal Facility used for the provision of Contractor Services at any Continental Airport; provided, that Continental shall not be required to fund any expenditures that are subject to the provisions of Section 5(a)(ii); and

(iii) in respect of ground handling equipment of the type described in Paragraph 1.1.3 of the Contractor Ground Handling Agreement as being supplied by the Carrier (as defined therein);
provided, however, that Continental shall not be required to make any capital expenditures in respect of ground handling equipment of the type described in Paragraph 1.1.3 of the Continental Ground Handling Agreement as being supplied by the Carrier (as defined therein).

(c) Airport Conversion. If during the Term a Contractor Airport becomes a Continental Airport, then Continental shall purchase from Contractor at their book value at such time (as reflected on Contractor’s books) all fixtures and other unremovable capitalized items located at the Contractor Terminal Facilities at such Airport that have been paid for by Contractor pursuant to clause (i) of Section 5(a) and approved by Continental pursuant to the proviso to Section 5(a); provided that any payment under this Section 5(c) shall not be in duplication of any payment made under Section 6. If a Continental Airport becomes a Contractor Airport, then Contractor shall have no obligation to Continental in respect of expenditures that have been made prior to such conversion pursuant to Section 5(b).

(d) Reimbursements. Any reimbursement (whether or not made in the form of a rental credit) by any Airport Authority of any capital expenditures made by Contractor or Continental and referenced in this Section 5 shall be remitted to the party (Contractor or Continental) that funded such capital expenditures, except that any such reimbursement in respect of fixtures or other capitalized items purchased by Continental pursuant to Section 5(c) shall be remitted to Continental, and provided that any such reimbursement to Contractor shall be applied, for all purposes relating to the Capacity Purchase Agreement, as a reduction of book value of the asset or assets in respect of which such capital expenditure was made.

(e) Modification Designs. The designs (including the design and construction specifications and scope of work) for any modification of Contractor Terminal Facilities, including without limitation all modifications funded by capital expenditures pursuant to Section 5, shall be generated by Continental and shall be consistent with the Continental Marks and other Identification. The contractors hired to make such modifications shall be selected by Continental. All such modifications, including without limitation all modifications funded by capital expenditures pursuant to Section 5, shall be consistent with the requirements of the applicable leases or other relevant agreements in respect of such Terminal Facilities.

Section 6. Transfer of Terminal Facilities.

(a) Except as otherwise provided in Section 2(a), Section 5(c) or this Section 6, during the Term Contractor shall not Transfer all or any portion of its interest in any Contractor Terminal Facility. Any purported Transfer of an interest in a Contractor Terminal Facility in violation of Section 2(a), Section 5(c) or this Section 6 shall be void and ineffectual ab initio.

(b) Upon the termination or other non-temporary cessation of all Scheduled Flights into or out of any Applicable Airport at which there are any Contractor Terminal Facilities (including in connection with the termination of the Capacity Purchase Agreement), Continental shall provide written notice as soon as practicable (but in no event later than 20 Business Days after such termination or other non-temporary cessation) to Contractor of Continental’s intention to retain for itself or its designee any Contractor Terminal Facilities at such Applicable Airport.

(c) If, pursuant to a notice delivered pursuant to Section 6(b), Continental or its designee is retaining any or all of the Contractor Terminal Facilities, then Continental shall purchase from Contractor, at their book value (as reflected on Contractor’s books) at the time such notice is delivered, all fixtures and other unremovable capitalized items paid for by Contractor (with Continental’s approval pursuant to Section 5) in connection with the use of such Contractor Terminal Facilities; provided that any payment under this Section 6(c) shall not be in duplication of any payment made under Section 5(c). In addition, Contractor shall use commercially reasonable efforts to assign the rights and obligations of the lease or other applicable agreements with regard to such Contractor Terminal Facilities to Continental or its designee, in which event Continental shall assume such rights and obligations applicable to such Contractor Terminal Facilities, including without limitation the obligation to make all rental or similar payments from and after the date of such assignment, but not including any amounts owed in respect of any breach by Contractor of such lease or applicable agreements. Prior to the consummation of such assignment, Contactor shall continue to fulfill its obligations under such lease or other applicable agreements; provided that Continental shall promptly reimburse Contractor for all rental or similar payments applicable to such Contractor Terminal Facilities from the date of such notice until the lease or applicable agreements are assigned, but not including any amounts owed in respect of any breach by Contractor of such lease or applicable agreements.

(d) If, pursuant to a notice delivered pursuant to Section 6(b), Continental is not retaining one or more of the Contractor Terminal Facilities (such Contractor Terminal Facilities not so retained, the “Continental Rejected Facilities”), then Contractor shall provide written notice as soon as practicable (but in no event later than 20 Business Days after receipt of a notice pursuant to Section 6(b)) to Continental of Contractor’s intention to retain or reject the Continental Rejected Facilities; provided that if such termination of Scheduled Flights is pursuant to a termination of the Capacity Purchase Agreement for Cause, then, without limiting any of Continental’s remedies under the Capacity Purchase Agreement, Contractor shall retain all of the Continental Rejected Facilities.

(e) If, pursuant to a notice delivered pursuant to, or the proviso of, Section 6(d), Contractor is retaining any of the Continental Rejected Facilities, then Continental’s obligations under this Agreement shall terminate with respect to those Continental Rejected Facilities as of the date of such notice.

(f) If pursuant to a notice delivered pursuant to Section 6(d), Contractor is not retaining one or more of the Continental Rejected Facilities (such Continental Rejected Facilities not so retained, the “Contractor Rejected Facilities”), then Continental shall purchase from Contractor, at their book value (as reflected on Contractor’s books) at the time such notice is delivered, all fixtures and other unremovable capitalized items paid for by Contractor (with Continental’s approval pursuant to Section 5) in connection with the use of the Contractor Rejected Facilities. In addition, at Continental’s direction, Contractor shall use commercially reasonable efforts to either (i) terminate the lease or other agreement applicable with respect to any such Contractor Rejected Facility, (ii) assign the rights and obligations of such leases or other applicable agreements to Continental or its designee, in which event Continental shall assume such rights and obligations applicable to such Contractor Rejected Facilities, including without limitation the obligation to make all rental or similar payments from and after the date of such assignment, including any termination payments, but not including any amounts owed in respect of any breach by Contractor of such lease or applicable agreements; provided that any payment under this Section 6(f) shall not be in duplication of any payment made under Section 5(c), or (iii) continue to fulfill its obligations under such lease or other applicable agreements; provided that Continental shall promptly reimburse Contractor for all rental or similar payments applicable to such Contractor Rejected Facilities from the date of Contractor’s notice until the leases or applicable agreements terminate or are otherwise assigned, but not including any amounts owed in respect of any breach by Contractor of such lease or applicable agreements.

(g) Notwithstanding any other provision of this Section 6, if Contractor returns to or otherwise reuses any Contractor Rejected Facility or begins the use of any other Terminal Facilities at such airport reasonably similar to any Contractor Rejected Facility (other than at the written direction of Continental pursuant to Section 2 or otherwise pursuant to the Capacity Purchase Agreement) within six months of the termination or other non-temporary cessation of all Scheduled Flights to such airport, then Contractor shall reimburse Continental for all amounts paid to Contractor pursuant to this Section 6.

(h) For purposes of this Agreement, the parties agree that the cessation of seasonal Scheduled Flights upon the end of the relevant season shall constitute a temporary cessation if such Scheduled Flights are expected to resume in the subsequent relevant season.

7. Term. This Agreement shall terminate at the end of the Term; provided that, any right or obligation hereunder that is specifically extended beyond the termination of this Agreement shall be so extended.

8. Continental Inventory, Equipment and Non-Terminal Facilities. After receipt of notice by Continental from time to time of inventory or equipment available for acquisition from Continental, Contractor agrees to use reasonable commercial efforts to satisfy all of its inventory or equipment acquisition requirements in connection with the provision of Contractor Services by acquiring items of such inventory and equipment from Continental. After receipt of notice by Continental from time to time of any Non-Terminal Facilities available for lease or sublease from Continental, Contractor agrees to use reasonable commercial efforts to satisfy all of its Non-Terminal Facility requirements in connection with the provision of Contractor Services by leasing or subleasing any such Non-Terminal Facilities from Continental.

9. Cooperation. Notwithstanding any other provision of this Agreement, each of the parties hereto shall use commercially reasonable efforts to comply in a timely manner with all reasonable requests of the other parties made from time to time that are in furtherance of this Agreement.

10. Relationship of the Parties. Nothing in this Agreement shall be interpreted or construed as establishing among the parties a partnership, joint venture or other similar arrangement.

11. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party hereto without the prior written consent of the other parties.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Agreement may be executed by facsimile signature.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of the law of another jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

14. Arbitration. Any Claims arising out of or related to this Agreement shall be resolved by binding arbitration pursuant to the provisions of Section 11.08 of the Capacity Purchase Agreement.

15. Confidentiality. Except as required by law or in any proceeding to enforce the provisions of this Agreement, Continental, Parent and Carrier hereby agree not to publicize or disclose to any third party the terms or conditions of this Agreement or any exhibit, schedule or appendix hereto without the prior written consent of the other parties hereto. Except as required by law or in any proceeding to enforce the provisions of this Agreement, Continental, Parent and Carrier hereby agree not to disclose to any third party any confidential information or data, both oral and written, received from the other in connection with this Agreement and designated as such by the other, without the prior written consent of the party providing such confidential information or data. If any party is served with a subpoena or other process requiring the production or disclosure of any of such agreements or information, then the party receiving such subpoena or other process, before complying with such subpoena or other process, shall immediately notify the other parties of same and permit said other parties a reasonable period of time to intervene and contest disclosure or production. Upon termination of this Agreement, each party must return to each other any confidential information or data received from the other and designated as such by the party providing such confidential information or data which is still in the recipient’s possession or control.

16. Equitable Remedies. Each of Continental, Parent and Carrier acknowledges and agrees that under certain circumstances the breach by Continental, Parent or Carrier of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

      17. Subject to Capacity Purchase Agreement. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Agreement shall be subject in all respects to any provisions of the Capacity Purchase Agreement that require any true-up or reconciliation payment be made by Continental, Parent or Carrier.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.

CONTINENTAL AIRLINES, INC.

By:	/s/ Jeffery A. Smisek
Jeffery A. Smisek
Title: President

CHAUTAUQUA AIRLINES, INC.

By:	/s/ Bryan Bedford
Name: Bryan Bedford
Title: Chairman & CEO

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Bryan Bedford
Name: Bryan Bedford
Title: Chairman, President & CEO

EXHIBIT A
to the Master Facility and Ground Handling Agreement

FORM OF SUBLEASE AGREEMENT

This Sublease Agreement (this “Agreement”), dated as of the __ day of __________, by and between __________, a __________ corporation (“Sublessor”), whose address is __________, and __________, a __________ corporation (“Sublessee”), whose address is __________.

WITNESSETH:

WHEREAS, Sublessor and Sublessee are parties to that certain Master Facility and Ground Handling Agreement dated as of ●, 2006 ( the Master Facility Agreement");

WHEREAS, Sublessor has entered into various agreements (such agreements, as the same may have been or may from time to time be amended, the “Prime Agreements”) with other parties (“Prime Lessors”) pursuant to which the Prime Lessors have conferred upon Sublessor the right to use certain premises;

WHEREAS, Sublessor desires to allow Sublessee the right to use certain portions of the premises that Sublessor has the right to use pursuant to the Prime Agreements (such portions, together with such associated rights and privileges, such as reasonable and necessary ingress and egress thereto to the extent permitted by the applicable Prime Agreement, are described on Schedule 1 attached hereto and are hereinafter referred to as the "Subleased Premises”); and,

WHEREAS, Sublessee desires to hire and take said Subleased Premises as provided herein, in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, Sublessor and Sublessee agree as follows:

1- Subleased Premises

a)	Sublessor hereby lets unto Sublessee and Sublessee hereby hires and takes from Sublessor the Subleased Premises in accordance with the terms and conditions hereof.

b)
Sublessee agrees and accepts the associated rights and privileges granted under the Prime Agreements, subject, however, to the following limitations and reservations, and subject to other terms and conditions set forth in this Agreement:

(1)	The Prime Agreements, insofar as they relate to the Subleased Premises, and such Prime Agreements are hereby incorporated by this reference as if fully set forth herein.

(2)
Sublessee covenants and agrees, for the benefit of Sublessor and the Prime Lessors, that it shall not, by its use and occupancy of the Subleased Premises, violate any of the provisions of the Prime Agreements relating thereto, and that it shall not knowingly permit any breach of any of the obligations of Sublessor under such Prime Agreements. Sublessee covenants and agrees that this Agreement shall be in all respects subject and subordinate to the Prime Agreements relating thereto. Nothing contained in this Agreement shall be deemed to confer upon Sublessee any rights that are not granted by or are in conflict with the applicable Prime Agreement.

(3)
Sublessor reserves the right to enter upon the Subleased Premises at any time during an emergency to take such action therein as may be required for the protection of persons or property and at other reasonable times for the purpose of inspection, maintenance, making repairs, replacements, alterations or improvements (to the Subleased Premises or to other areas), showing to prospective subtenants or other users, and for other purposes permitted elsewhere in this Agreement.

2 - CONDITION OF SUBLEASED PREMISES AND ALTERATIONS

Except to the extent that Sublessor has been granted representations or warranties under the Prime Agreements regarding the condition of the Subleased Premises the benefit of which may, pursuant to the applicable Prime Agreement and applicable law, inure to Sublessee (in which case such representations and warranties shall be deemed made by Sublessor in favor of Sublessee), Sublessee accepts the Subleased Premises AS-IS, WITH ALL FAULTS, LATENT OR KNOWN. Subject to the foregoing, Sublessor MAKES NO WARRANTIES, GUARANTEES, OR REPRESENTATIONS OF ANY KIND EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, PERTAINING TO THIS AGREEMENT OR THE PROPERTY DESCRIBED IN THIS AGREEMENT. Subject to the foregoing, SUBLESSEE HEREBY WAIVES, AND SUBLESSOR EXPRESSLY DISCLAIMS ALL WARRANTIES, GUARANTEES AND REPRESENTATIONS, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITING THE GENERALITY OF THE FOREGOING, ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR REGARDING THE CONDITION OF THE PROPERTY. Subject to the forgoing, IN NO EVENT SHALL SUBLESSOR’S LIABILITY OF ANY KIND UNDER THIS AGREEMENT INCLUDE ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES EVEN IF SUBLESSOR SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF POTENTIAL LOSS OR DAMAGE.

Any alterations will be the sole responsibility and expense of the Sublessee and will require the prior written approval of Sublessor and, if required under the applicable Prime Agreement, the respective Prime Lessor.

3 - TERM

The term of this Agreement shall commence as of the date of first occupancy of the Subleased Premises by Sublessee and (unless sooner terminated as hereinafter provided) shall continue in effect thereafter until terminated pursuant to the provisions of this Agreement or the Master Facility Agreement, but under no circumstances shall it continue beyond the term of the Prime Agreement (as the same may be extended) relating to such portion of the Subleased Premises.

4 - RENTAL

For the use of the Subleased Premises, Sublessee agrees to pay to Sublessor the amounts set forth for each separate Subleased Premises location on Schedule 2 attached hereto.

5 - UTILITIES AND SERVICES

Sublessor shall not be liable for any interruptions of utilities or services arising from repairs, alterations, or improvements on or about the Subleased Premises, except (and only) to the extent that the Prime Lessor of such portion of the Subleased Premises is liable to Sublessor for such event. Sublessee shall pay Sublessor an equitably allocated pro rata share of any electrical, gas, water or other utility costs associated with the use by Sublessee of the Subleased Premises.

6 - GOVERNMENT REQUIREMENTS

Sublessee shall procure from all governmental authorities having jurisdiction over the operations of Sublessee at the Subleased Premises, all licenses, certificates, permits or other authorization which may be necessary for the conduct of its operations. Sublessee shall also at all times promptly observe, comply with, and execute the provisions of any and all present and future governmental laws, rules, regulations, requirements, orders and directives which may apply to the operations of Sublessee on the Subleased Premises or its occupancy thereof.

7 - RULES, REGULATION & ADMINISTRATION

Sublessee covenants and agrees to observe and obey the applicable rules and regulations promulgated by the applicable Prime Lessor and all reasonable rules and regulations promulgated by Sublessor for the conduct of tenants and subtenants at the Subleased Premises; and to observe and obey all present rules and regulations issued by Sublessor and/or the respective Prime Lessor for safety, health, preservation of the Subleased Premises, security and all reasonable rules and regulations promulgated in writing in the future by Sublessor and/or the respective Prime Lessor.

8 - OTHER OBLIGATIONS OF SUBLESSEE

Sublessee, in its use of all of the Subleased Premises and related facilities, and in the conduct of its operations, shall:

a)
Conduct its operations in an orderly and proper manner. Sublessee shall not create or generate or permit the creation or generation of vibrations that could reasonably be regarded as posing a material risk of damage to the Subleased Premises; unreasonably loud noises; the emission of steam, gases or unpleasant or noxious odors; nor in any other manner annoy, disturb or be offensive to other tenants or users of the premises or common areas.

b)
Comply with all applicable federal, state and local laws, ordinances, regulations and orders. Without limiting the generality of the foregoing, to the extent that the activities of Sublessee shall be subject to the same, Sublessee shall comply with the following:

1.
Compliance with Regulations. Sublessee shall comply with the regulations relative to nondiscrimination in federally assisted programs of the United States Department of Transportation (hereinafter “DOT”) Title 49, Code of Federal Regulations, Part 21, as they may be amended from time to time (“Regulations”), which are herein incorporated by reference and made a part of this Agreement.

2.
Nondiscrimination Generally. Sublessee shall not discriminate on the grounds of race, color, sex, creed or national origin in the selection and retention of subcontractors, including procurements of materials and leases of equipment.

3.
Solicitations for Subcontractors, Including Procurements of Materials and Equipment. If required by the Regulations, in all solicitations either by competitive bidding or negotiation made by Sublessee for work to be performed under a subcontract, including procurements of materials or leases of equipment, each potential subcontractor or supplier shall be notified by Sublessee of Sublessee’s obligations under the Regulations relative to nondiscrimination on the grounds of race, color, or national origin.

4.
Information and Reports. Sublessee shall provide all information and reports required by the Regulations or directives issued pursuant thereto and shall permit access to its books, records, accounts other sources of information, and its facilities as may be determined by the airport sponsor or the Federal Aviation Administration (the “FAA”) to be pertinent to ascertain compliance with such Regulations, orders, and instructions. Where any information required of Sublessee is in the exclusive possession of another who fails or refuses to furnish this information, Sublessee shall so certify to the airport sponsor or the FAA, as appropriate, and shall set forth what efforts it has made to obtain the information.

5.
Nondiscrimination Covenant. Sublessee hereby covenants and agrees, as a covenant running with the land, that in the event facilities are constructed, maintained, or otherwise operated by Sublessee on the Subleased Premises for a purpose for which a DOT program or activity is extended or for another purpose involving the provision of similar services or benefits, Sublessee shall maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended. Sublessee hereby covenants and agrees, as a covenant running with the land: (1) that no person on the grounds of race, color, sex, creed or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Subleased Premises, (2) that in the construction of any improvements on, over, or under such Subleased Premises and the furnishing of services thereon, no person on the grounds of race, color, sex, creed or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, (3) that Sublessee shall use the Subleased Premises in compliance with all other requirements imposed by or pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended. Sublessee assures that it will comply with pertinent statutes, Executive Orders and such rules as are promulgated to assure that no person shall, on the grounds of race, creed, color, national origin, sex, age, or handicap be excluded from participating in any activity conducted with or benefiting from Federal assistance.

c)
Control the demeanor and appearance of its officers, and employees so as to maintain professional standards and upon objection from Sublessor or the respective Prime Lessor concerning the conduct, demeanor, or appearance of any person, Sublessee shall immediately take all steps necessary to remove the cause of the objection.

d)
Not allow garbage, debris, or other waste materials (whether solid, liquid or gaseous) to collect or accumulate on the Subleased Premises or in access and service areas of the Subleased Premises used by Sublessee, and Sublessee shall cause to be removed from the Subleased Premises any debris and other waste material generated by Sublessee. Sublessee shall use all due care when effecting removal of all such waste and shall effect such removal pursuant to the applicable regulations existing at Subleased Premises for the removal of waste as promulgated by the respective Prime Lessor, Sublessor or others having jurisdiction. Sublessee shall keep all lobbies, vestibules and steps within the Subleased Premises free from dirt and rubbish.

e)	Sublessee is responsible to maintain at all times the Subleased Premises and all equipment, fixtures, and materials used by Sublessee thereon, or in other areas, in a clean and sanitary manner.

It is intended that the standards and obligations imposed by this section shall be maintained or complied with by Sublessee in addition to its compliance with any applicable governmental laws, ordinances and regulations currently in effect or which may be enacted.

9 - MAINTENANCE AND REPAIR

a)
Sublessee shall take good care of the Subleased Premises while they are under Sublessee’s control and shall make or cause to be made at its own expense all installations, repairs, replacements, redecorating and other maintenance necessary to keep the Subleased Premises, and equipment, fixtures, furnishings and signs therein clean and in good condition and repair; all of which shall be in accordance with the standards of the facility and of a quality and class not inferior to the original material or workmanship. All maintenance and repair work undertaken by Sublessee shall be done in a good and workmanlike manner, leaving the Subleased Premises free of liens for labor and materials.

b)
Sublessee shall maintain the Subleased Premises and conduct its operations in such manner that at no time during the letting hereunder will it do or knowingly permit to be done any act or thing upon the Subleased Premises which will invalidate or conflict with any fire and casualty insurance policies covering the Subleased Premises, or any part thereof, or the Subleased Premises, or any part thereof, or which may create a hazardous condition so as to increase the risk normally attendant upon the operations contemplated hereunder, and Sublessee shall promptly observe and comply with any and all present and future rules and regulations, requirements, orders and directions of Fire Underwriters Association or of any other board or organization which may exercise similar functions. Any increase in fire or casualty insurance premiums attributable to Sublessee’s acts or omissions under this Agreement shall be promptly reimbursed by Sublessee, upon receipt of Sublessor’s invoice therefor.

10 - RELATIONSHIP

It is expressly understood and agreed that Sublessee is and shall be an independent contractor and operator, responsible for its acts or omissions in connection with its use and occupancy of the Subleased Premises and any related areas used by Sublessee.

11 - RELEASE AND INDEMNITY

Release

Sublessee agrees that Sublessor shall not be liable for any loss or damage to any property of any persons (including property of Sublessee, its officers, directors, employees, agents, customers, concessionaires, vendors, contractors or invitees), occasioned by theft, fire, acts of God, or any governmental body or authority, injunction, riot, war, other tenants of the Subleased Premises or the premises of which the Subleased Premises are a part, or any damage or inconvenience which may arise through repair, or alteration of the Subleased Premises, or failure to make repairs in a timely manner, or the unavailability of utilities, or for any other cause, except to the extent caused by the gross negligence or willful misconduct of Sublessor or the respective Prime Lessor, it being agreed that this release shall apply to claims resulting from the negligence of Sublessor or such Prime Lessor. Sublessor agrees that any waivers of claims for property damage contained in the respective Prime Agreement made by the Prime Lessor thereunder shall inure to the benefit of Sublessee to the extent permitted by the applicable Prime Agreement and applicable law.

Indemnity

Anything in this Agreement to the contrary notwithstanding, and without limiting Sublessee’s obligation to provide insurance pursuant to Article 12 hereunder, Sublessee covenants and agrees that it shall indemnify, defend and save harmless Sublessor, its affiliates (other than Sublessee), any affected Prime Lessor, and their respective directors, officers, employees, agents, successors and assigns (“Indemnitees”), from and against all liabilities, losses, damages, penalties, claims, costs, charges and expenses, causes of action and judgments of any nature whatsoever, including without limitation reasonable attorney's fees, costs and related expenses that may be imposed upon or incurred by the Indemnitees by reason or arising out of any of the following, except if caused by the negligence or willful misconduct of any such Indemnitee (it being acknowledged, however, that if the indemnification obligations of Sublessor under the respective Prime Agreement requires Sublessor to indemnify such Prime Lessor (or other parties therein identified) Sublessee shall be required to indemnify such Prime Lessor and other identified parties to the same extent; and that such indemnification duties may apply even where an Indemnitee under the applicable Prime Agreement is negligent or otherwise at fault):

a)
Any occupancy, management or use of the Subleased Premises, or areas surrounding the Subleased Premises or the service areas, parking areas, or pedestrian areas in or around the Subleased Premises, by Sublessee or any of its directors, officers, agents, contractors, servants, employees, licensees, invitees, successors and assigns;

d)	Any negligence on the part of Sublessee or any of its directors, officers, agents, contractors, servants, employees, licensees, invitees, successors and assigns;

c)
Any accident, injury to or death of any person, or damage to or destruction of any property of Sublessee or its officers, directors, employees, agents, customers, concessionaires, vendors, contractors or invitees occurring in or on the Subleased Premises; or

d)	Any failure on the part Sublessee to comply with any of the covenants, agreements, terms or conditions contained in this Agreement.

12 - INSURANCE

Without limiting Sublessee’s obligation to indemnify Sublessor as provided for in this Agreement, Sublessee shall procure and maintain, at its own cost and expense, at all times during the term of this Agreement, insurance of the following types in amounts not less than those indicated with insurers satisfactory to Sublessor:

Comprehensive public liability insurance with limits of not less than [*] per occurrence for death or bodily injury; workers compensation insurance with statutory limits; and employer's liability insurance of not less than [*] in limits.
___________
*Confidential

Such insurance shall contain the following endorsements:

(1)
Name Sublessor and the respective Prime Lessor, its parents and subsidiaries, their respective directors, officers, employees, agents, successors and assigns, as Additional Insureds as it pertains to this Agreement and the respective Subleased Premises. Upon written notice from Sublessor, Sublessee shall promptly cause any other party required to be named by as an Additional Insured under the Prime Agreement to be so named.

(2)	Include a Severability of Interest (Cross Liability) provision whereby such insurance applies separately to each insured to the extent of Sublessee’s indemnity obligations hereunder.

(3)	Include a breach of warranty clause in favor of the Additional Insureds, whereby such insurance shall not be invalidated by any breach of warranty by Sublessee.

(4)	Include a blanket contractual liability clause to cover the liability and indemnity assumed by the Sublessee under this Agreement.

(5)	Provide that such insurance is primary without right of contribution from Sublessor’s insurance.

(6)	Provide that Sublessor is not obligated for payment of any premiums, deductibles, retention or other self-insurances thereunder.

(7)	Provide for 30 days advance notice to Sublessor and the respective Prime Lessor, by registered or certified mail, of any cancellation, reduction, lapse or other material change.

(8)	Include a Waiver of Subrogation clause in favor of the Additional Insureds.

The indemnities and insurance provisions contained or referred to herein shall survive the expiration or other termination of this Agreement.

13 - ASSIGNMENT

This Agreement and the rights and obligations created hereunder may not be assigned or delegated by Sublessee without the prior written consent of Sublessor and, if required of Sublessor under the applicable Prime Agreement, the applicable Prime Lessor; but subject to the foregoing, this Agreement and the rights and obligations of the parties hereby created, shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives. Sublessor reserves the right to assign or transfer its interest hereunder without notice.
14 - WAIVER

The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

15 - FORCE MAJEURE

Neither party shall be deemed in violation of this Agreement if it is prevented from performing any of its non-monetary obligations hereunder by any labor or industrial dispute; civil disturbance; vandalism or act of a public enemy; shortage of labor, energy or material; court order, regulation, action or non-action of any governmental authority; weather condition; natural disaster; act of God; or other circumstances not reasonably within its control, and which, with the exercise of due diligence, it is unable to overcome; provided that, the provisions of this Article 15 shall not apply where the time period for Sublessor to perform its obligations under the Prime Agreement would not be extended upon the occurrence of any of the foregoing. Each party shall give the other immediate notice of such interruption, shall make all reasonable efforts to eliminate it as soon as possible, and at its conclusion, shall resume performance in accordance with its obligations hereunder; provided that, neither party shall be required to settle or compromise any strike or other labor dispute to so eliminate such interruption.
16 - NOTICE

All notices made pursuant to this Agreement shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses:

if to Sublessor:

[insert]

if to Sublessee:

[insert]

or to such other address as either party hereto may have furnished to the other party by a notice in writing in accordance with this Article 16.

17 - TERMINATION

Without limiting any rights of Sublessor, either at law or in equity, to exercise any remedies available to Sublessor as may be afforded by operation of law, this Agreement may be terminated as follows:

a)
Immediately upon termination or expiration of the respective Prime Agreement (notwithstanding that such agreement may remain in effect as to space other than the Subleased Premises), or upon expiration or termination of Sublessor’s right to grant Sublessee the right to occupy and use the applicable portion of the Subleased Premises.

b)
Immediately without notice to Sublessee if Sublessee files a voluntary petition in bankruptcy or if proceedings in bankruptcy shall be instituted against it and not dismissed within 30 days, or that a court shall take jurisdiction of Sublessee or its assets pursuant to proceedings brought under the provisions of any Federal Reorganization Act, or that a receiver of Sublessee’s assets shall be appointed and such taking or appointment shall not be stayed or vacated within a period of 30 days.

c)	Immediately upon written notice to Sublessee, if Sublessee fails to pay any installment of rent or additional rent within 10 days after receipt of written notice that the same was not paid when due.

d)
Immediately upon written notice to Sublessee, if Sublessee fails to perform, keep, and observe any of the terms, covenants or conditions herein contained on the part of Sublessee to be performed, kept, or observed and such failure continues for 30 days after the date of written notice thereof is sent to Sublessee; provided that, if Sublessor would have a lesser period of time to cure such default under the applicable Prime Agreement, then Sublessee shall only be permitted the time period that Sublessor would be permitted to cure such default, less 48 hours; it being further agreed that Sublessor may, but shall not be obligated to, take any action it reasonably deems necessary or advisable at Sublessee’ expense to cure such default if such default causes interference with Sublessor’s operations or if it is determined by Sublessor, acting reasonably, that such default is likely to result in Sublessor’s loss of the use of the Subleased Premises pursuant to the Prime Agreement.

e)
Immediately by either party upon the acquisition or condemnation of the Subleased Premises by eminent domain, in which event Sublessee shall have no claim for the unexpired term nor a claim for any part of the award made for the Subleased Premises.

In the event that this Agreement is terminated in accordance with the foregoing provisions prior to the expiration of the term after a default by Sublessee hereunder, Sublessor may (but shall not be obligated to) relet the Subleased Premises for a term and upon any conditions it may deem proper. In no event will Sublessee be entitled to receive any payment from Sublessor if the profits from such reletting exceed the rental reserved to be paid hereunder by Sublessee. Any termination by Sublessor under this section shall not affect or impair the right of Sublessor to recover actual damages occasioned by any default by Sublessee that may be recoverable under applicable law.

18 - SURRENDER OF SUBLEASED PREMISES

Upon expiration or other termination of this Agreement, Sublessee shall remove all its signs, trade fixtures and any other personal property, repair all damage caused by removal, and surrender the Subleased Premises in good order and condition, reasonable wear and tear excepted. If Sublessee fails to surrender possession as aforestated, Sublessor may re-enter and repossess the Subleased Premises without further notice (any personal property therein being deemed abandoned by Sublessee) and Sublessee hereby waives service of any notice of intention to re-enter and/or right to redeem that may be granted by applicable laws.

Sublessor agrees that on payment of the rents and any other payments due, and performance of the covenants and agreements on the part of Sublessee to be performed hereunder, Sublessee shall peaceably have and enjoy the Subleased Premises for the uses granted to Sublessee hereunder, subject to Sublessor’s continued rights under the applicable Prime Agreement and any limitations otherwise stated herein.
20 - CONDITIONS

It is agreed that if required under the terms of the applicable Prime Agreement, the use of the Subleased Premises by Sublessee is subject to the consent and approval of the applicable Prime Lessor. If written consent by any Prime Lessor is denied after reasonable efforts by the parties hereto to obtain such consent, then either party may, at its option (but without limiting any of Sublessor’s rights in respect of any breach of the terms hereof prior to such rescission) rescind its signature hereon and thereafter this Agreement shall become null and void (but only as to the portion of the Subleased Premises covered by such Prime Agreement), and the parties shall become discharged from all further unaccrued liabilities hereunder. If the consent of any Prime Lessor is required, then for purposes of submittal of this Agreement for the consent of such Prime Lessor, it is agreed that Schedule 1 may be redacted so as to describe only the portion of the Subleased Premises as are leased by Sublessor from such Prime Lessor and so as to set forth only the respective Prime Agreements that pertain to the Subleased Premises.
21 - TAXES

If Sublessor shall be assessed for taxes on any of the Sublessee’s leasehold improvements, equipment, furniture, fixtures, personal property or business operations, Sublessee shall pay to Sublessor the amount of such taxes within 10 days after delivery of a written statement thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SUBLESSOR     SUBLESSEE

BY: __________________________  BY: ___________________________

_______________    _____________________
_______________    _____________________
_______________    _____________________

DATE: _______________________   DATE: _________________________

Schedules to be added:

Schedule 1 - Description of Subleased Premises
Schedule 2 - Rental Amounts for Subleased Premises

EXHIBIT B
to the Master Facility and Ground Handling Agreement

FORM OF ASSIGNMENT

This Agreement (this “Agreement”) is made and entered into, and is to be effective on, this the ____ day of ____________ (the “Effective Date”), by ____________, a ____________ corporation (“Assignor”) and ____________, a ____________ corporation (“Assignee”), [and the ____________ (“Airport Lessor”)].

W I T N E S S E T H:

WHEREAS, Assignor leases space], designated on Exhibit(s) _____ attached hereto and made a part hereof (together the “Premises”), at ____________ at the ____________ Airport, ____________ (the “Airport”) under a certain [Airport Use and Lease Agreement dated ____________, (as amended, hereinafter referred to as the “Lease”)] between Assignor and the Airport Lessor;

WHEREAS, a copy of the Lease has been provided to Assignee and is incorporated herein by reference;

WHEREAS, Assignee operates at the Airport and from portions of the Premises;

WHEREAS, Assignor desires to assign to Assignee [all] [a portion] of Assignor’s remaining right, title and interest in the Lease [insofar (and only insofar) as the Lease pertains to certain leased premises and improvements described on the attached Annex 1], such space herein called the “Assigned Space” and the improvements located within the Assigned Space are herein called the “Assigned Space Improvements”. The Assigned Space and Assigned Space Improvements are herein called the “Assigned Premises”;

WHEREAS, Assignee desires to accept such assignment from Assignor;

[WHEREAS, such assignment requires the prior written consent of the Airport Lessor];

[WHEREAS, pursuant to the Lease, such assignment does not require the consent of the Airport Lessor (but written notice of such assignment is required to be given to the Airport Lessor)].

NOW, THEREFORE, in consideration of the assignment herein made and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1. DEMISE AND USE Effective on the Effective Date, Assignor hereby assigns to Assignee all of the interest of the lessee under the Lease [insofar (and only insofar) as the Lease pertains to the Assigned Premises].

2. ACCEPTANCE OF ASSIGNMENT Assignee accepts the foregoing assignment of the Lease [insofar (and only insofar) as the Lease pertains to the Assigned Premises] and covenants with Assignor, from and after the Effective Date, to pay all rent and other charges provided for in the Lease, as amended and to perform and observe all of the other covenants, conditions and provisions in the Lease, as amended, to be performed or observed by or on the part of Assignor as tenant under the Lease [in respect of the Assigned Premises].

3. WARRANTIES Assignor hereby warrants and covenants that (i) except for the rights and interests of the Airport Lessor under the Lease, Assignor is now the sole owner of all rights and interests in and to the Assigned Premises, (ii) the Lease[, as it relates to the Assigned Premises,] is in full force and effect, (iii) Assignor has complied with all terms and provisions of the Lease [as it relates to the Assigned Premises] and same is not currently in default and Assignor knows of no condition which with the passage of time or giving of notice might constitute a default under the Lease by any party, and (iv) the Assigned Premises and the Lease [, insofar as it relates to the Assigned Premises,] are free from all liens and encumbrances. A copy of the Lease (and all amendments thereto) are attached as Annex 2.
Subject to the foregoing, Assignee accepts the Assigned Premises and equipment thereon “AS IS” and acknowledges that there is, with respect to the Assigned Premises and equipment thereon, NO WARRANTY, REPRESENTATION, OR CONDITION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, and that none shall be implied by law. Except as stated in this Agreement, Assignee acknowledges that Assignor has made no representations with respect to the Assigned Premises or equipment. Final determination of the suitability of the Assigned Premises or equipment for the use contemplated by Assignee is the sole responsibility of Assignee, and Assignor shall have no responsibility in connection with such suitability.

4. ASSIGNEE TO COMPLY WITH LEASE TERMS Assignee agrees to perform and observe all of the covenants, conditions and terms of the Lease relating to the period of time from and after the Effective Date [(insofar, but only insofar, as the same related to the Assigned Premises)], and to protect, defend, indemnify and hold harmless Assignor from and against all claims, damages, and expenses of any kind asserted by any person or entity, including the Lessor, arising out of the nonperformance, nonobservance or improper performance or observance of the covenants, conditions or terms of the Lease [(insofar, but only insofar, as the same relates to the Assigned Premises)]. Assignor shall comply with all remaining terms of the Lease, to the extent any non-compliance could adversely affect Assignee rights in or to the Assigned Premises. Assignor agrees to protect, defend, indemnify and hold harmless Assignee from and against all claims, damages, and expenses of any kind asserted by any person or entity, including the Airport Lessor, arising out of the nonperformance, nonobservance or improper performance or observance prior to the Effective Date of the covenants, conditions or terms of the Lease [(insofar, but only insofar as the same relates to or effects the Assigned Premises)]. Nothing herein shall be construed as to obligate Assignee to be responsible in any way for any hazardous material located in, or the environmental condition of, the Assigned Premises as of the Effective Date to the extent not caused by or arising from Assignee’s operations.

5. APPROVALS [This Agreement shall not become effective unless and until the consent of the Airport Lessor is given by execution of consents for the assignments herein made, which consents shall be requested on the standard form for such consents by the lessor as attached hereto as Annex 3. Assignor and Assignee hereby mutually agree to expeditiously take any and all actions, and to cooperate fully with each other, with respect to obtaining any approvals, authorizations, licenses or similar items that may be necessary or desirable in order to carry out the agreements set forth herein or contemplated hereby. The parties hereto agree to request the consent of the Lessor on the consent form attached hereto as Annex 3. The parties agree to make such reasonable changes to such form as may be required by Lessor.]

[Consent by Airport Lessor. Airport Lessor, as evidenced by its execution below, does hereby consent to this Assignment, [releases Assignor from all of its responsibilities and obligations under the Lease that are attributable to the period of time after the Effective Date, and] agrees to look solely to Assignee for performance of all obligations thereafter under the Lease [as it relates to the Assigned Premises].]

[Acknowledgement. Assignor and Airport Lessor hereby represent to Assignee that the Lease is currently in full force and effect, and that they know of no events of default relating to the Lease or the Assigned Premises as of the date hereof.]

6. APPLICABLE LAW [The laws of the State where the Assigned Premises are located shall be used in interpreting this Agreement and in determining the rights of the parties under it.]

7. SEVERABILITY If any part of this Agreement is held to be invalid by final judgment of any court of competent jurisdiction, the part held invalid shall be modified to the extent necessary to make it valid or, if necessary, excised, and the remainder of the Agreement shall continue to remain effective.

8. ENTIRE AGREEMENT This Agreement contains the entire agreement between the parties with respect to its subject matter and may not be changed in any way, except by a written instrument executed by the parties and, if necessary, approved by the Airport Lessor.

9. SUCCESSORS AND ASSIGNS The provisions of this Agreement shall be binding on the parties, their successors and assigns.

IN WITNESS WHEREOF, the parties have properly executed this Agreement effective the date first above written.

ATTEST:      [ASSIGNOR]

____________________________   BY:_____________________________

TITLE:__________________________

DATE:__________________________

ATTEST:      [ASSIGNEE]

____________________________   BY:_____________________________

TITLE:__________________________

DATE:

[Consent of Airport Lessor

By: _________________________
Name:
Title:

Date: _______________________]

Exhibits to be Attached:

Annex 1 - Description of Assigned Space
Annex 2 - Copy of Lease
Annex 3 - Request for Consent

ANNEX 1
to the Form of Assignment

DESCRIPTION OF ASSIGNED SPACE

ANNEX 2
to the Form of Assignment

COPY OF LEASE

ANNEX 3
to the Form of Assignment

REQUEST FOR CONSENT TO ASSIGNMENT

____________, a ____________ corporation (“Assignor”) and ____________, a ____________ corporation (“Assignee”) hereby apply to the [____________] (the “Airport Lessor”) for its consent to an Assignment attached as Exhibit “A” and dated ____________ (the “Effective Date”), for premises described therein (the “Assigned Premises”) as required by the [____________ Use and Lease Agreement] (the “Agreement”) with ____________ for certain premises at ____________ Airport. As consideration for the granting of the aforesaid consent and without limitation of any right or remedy of the Airport Lessor as set out in the Agreement, Assignor and Assignee agree with the Airport Lessor as follows:

1.
Assignor represents to Assignee that to its knowledge as of the date hereof, the agreement dated ____________, by and between the Airport Lessor, as Lessor, and Assignor, as Lessee, is in full force and effect and there are no rental fees in arrears and no notices of termination or default are outstanding.

2.
The parties hereto recognize and agree that the cancellation, termination, or expiration of the Agreement shall serve to terminate Assignor’s and Assignee’s rights and obligations concerning the Assigned Premises.

3.	All notices to Assignee (as Lessee) with respect to the Assigned Premises pursuant to the Agreement shall hereinafter be sent to Assignee at the following address:
_______________
_______________
_______________

4.	In addition, it is expressly understood and agreed as follows:
(a)
That by the granting of this consent to Assignment, the Airport Lessor is not consenting in advance to any future subleases or assignments of the Assigned Premises or any other facilities by [either Assignor or] Assignee.

(b)
That no future amendment, modification or alteration to the Assignment shall be or become effective without prior notice to and approval by the Airport Lessor if required by the provisions of the Agreement.

(c)
That Airport Lessor, as evidenced by it execution of this consent below, [releases Assignor from all of its responsibilities and obligations under the Lease that are attributable to the period of time after the Effective Date, and] agrees to look solely to Assignee for performance of all obligations thereafter under the Lease [as it relates to the Assigned Premises].

(d)
[That Assignor and Airport Lessor hereby represent to Assignee that the Lease is currently in full force and effect, and that they know of no events of default relating to the Lease or the Assigned Premises as of the date hereof.]

The parties accept the foregoing acknowledgments and agreements and the Airport Lessor hereby consents to the Assignment attached as Exhibit “A”. However, the terms of the Agreement and this Request for Consent shall prevail over any conflicting terms or provisions contained in Exhibit “A” hereto.

FOR THE AIRPORT LESSOR:   FOR [ASSIGNOR]:
APPROVED      APPROVED

________________________________  ________________________________
Name:       Name:

Title: Director, Department of Aviation  Title:____________________________

Date:__________________________  Date:___________________________

FOR [ASSIGNEE]:
APPROVED
ATTEST/SEAL:

________________________________  _________________________________
Name:       Name:

Title: Corporate Secretary    Title:_____________________________

Date:____________________________  Date:_____________________________

EXHIBIT C
to the Master Facility and Ground Handling Agreement

FORM OF CONTINENTAL GROUND HANDLING AGREEMENT
(Continental as Handling Company, Contractor as Carrier)

CONTINENTAL GROUND HANDLING AGREEMENT
(Continental as Handling Company, Contractor as Carrier)

AHM 810 - Annex B

STANDARD GROUND HANDLING AGREEMENT
SIMPLIFIED PROCEDURE

ANNEX B.SYS.0 - LOCATIONS AGREED SERVICES, FACILITIES AND CHARGES

to the Standard Ground Handling Agreement (SGHA) of April 1993

Between: Chautauqua Airlines, Inc.
8909 Purdue Road, Suite 300
Indianapolis, IN 46268
Attention: Chief Financial Officer
(hereinafter referred to as the “Carrier”)

And: Continental Airlines, Inc.
1600 Smith Street
Mail Stop HQSLG
Houston, Texas 77002
(hereinafter referred to as the “Handling Company”)

effective from: July 21, 2006

This Annex B.SYS.0

for the location : The Handling Company shall provide ground handling services as provided herein for Scheduled Flights at the airports set forth on Schedule 1 hereto.

    In addition to the airports on Schedule 1, the Handling Company shall also provide ground handling services to the Carrier for Scheduled Flights pursuant to the terms hereof at each additional airport to which Scheduled Flights are scheduled to fly after the date hereof (each, a “New Airport”) unless the Handling Company gives at least 90 days’ prior written notice (or such shorter period of time as is reasonably practicable) before the commencement of Scheduled Flights to such New Airport that the Handling Company elects not to provide ground handling services at such airport. Schedule 1 shall be amended to reflect each such addition. The Handling Company may also elect, upon at least 90 days’ prior written notice to the Carrier, to provide ground handling services as provided herein to the Carrier for Scheduled Flights at any airport to which Scheduled Flights fly at the time of such election. Schedule 1 shall be amended to reflect each such addition.

    Notwithstanding the foregoing, the Handling Company may elect to terminate the provision of services by the Handling Company pursuant hereto at any airport upon at least 90 days’ prior written notice to the Carrier and in any event only at such time as the Carrier, using its commercially reasonable efforts, is able to provide the ground handling services provided by the Handling Company hereunder with respect to Scheduled Flights at such airport.

    In addition, the provisions of this agreement shall terminate with respect to any airport to which Scheduled Flights cease to be scheduled (other than a temporary cessation, it being understood that the cessation of seasonal Scheduled Flights upon the end of the relevant season shall constitute a temporary cessation if such Scheduled Flights are expected to resume in the subsequent relevant season). Schedule 1 shall be amended to reflect each such termination.
is valid from: July 21, 2006
and replaces: N/A

    Capitalized terms used herein that are not defined herein or in the Standard Ground Handling Agreement of April 1993 as published by the International Air Transport Association (the “Main Agreement”) or in Annex A thereto, shall have the meanings given to such terms in the Capacity Purchase Agreement among Carrier, Handling Company and Republic Airways Holdings Inc., Carrier’s parent, as amended from time to time (the “Capacity Purchase Agreement”) or the Master Facility and Ground Handling Agreement among Carrier, Handling Company and Republic Airways Holdings Inc., as amended from time to time.

    This Annex B is prepared in accordance with the simplified procedure whereby the Carrier and the Handling Company agree that the terms and conditions of the Main Agreement and Annex A to the Main Agreement shall apply as if such terms were repeated here in full, except as otherwise modified pursuant to this Annex B. By signing this Annex B, the parties confirm that they are familiar with the aforementioned Main Agreement and Annex A. The Main Agreement and Annex A, as modified pursuant to this Annex B shall be referred to herein as the “Agreement.”

PARAGRAPH 1 - HANDLING CHARGES

1.1	The Handling Company shall provide the services of Annex A enumerated below for the Carrier’s Scheduled Flights at the locations set forth above:

1.1.1. For services of the Annex A in its:

SECTION 1 - REPRESENTATION AND ACCOMMODATION:
1.1.2., 1.1.3., 1.1.4.
1.2.1., 1.2.2, 1.2.3.

SECTION 2 - LOAD CONTROL AND COMMUNICATION:
2.1.3.
2.2.1., 2.2.2., 2.2.3.

SECTION 4 - PASSENGERS AND BAGGAGE:
4.1.1., 4.1.2., 4.1.3., 4.1.4., 4.1.5., 4.1.6, 4.1.7.(in accordance with the Baggage Resolution System Agreement, 4.2., 4.3., 4.4.1., 4.4.2. (a), 4.4.4. (a)(c), 4.4.5., 4.4.6., 4.4.7.

SECTION 5 - CARGO AND MAIL:
5.1. thru 5.5 (CO’s cargo products)

SECTION 6 - RAMP:
6.1., 6.2.1., 6.2.2. (a), 6.2.3. (on request at ad hoc rate), 6.3., 6.4.3., 6.4.4., 6.4.5., 6.4.6. (a)(b), 6.4.7., 6.4.8., 6.4.9., 6.4.12., 6.5.1. (on request at ad hoc rate), 6.6.1., 6.7.1.

SECTION 7 - AIRCRAFT SERVICING:
7.2.2., 7.3., 7.6.2. (ad hoc rates apply)

1.1.2.	NO FEES FOR SERVICES COVERED UNDER THE SECTIONS LISTED ABOVE:

The ground handling services to be provided hereunder shall be provided in consideration of the mutual obligations of the Handling Company and the Carrier set forth in the Capacity Purchase Agreement among the Carrier, the Handling Company and Parent, with no fee charged hereunder; provided that the additional charges specified in Paragraph 2 below shall apply when applicable; and provided further that the Carrier will be responsible for all airport landing fees and other airport taxes or charges, and shall make payment directly therefor (unless Contractor is instructed in writing by Continental that Continental will make such payment directly).

1.1.3	EQUIPMENT PROVIDED BY CARRIER:

Notwithstanding anything contained in Paragraph 1.1.1 to the contrary, at each airport that does not constitute a Hub Airport, the Carrier shall be responsible for supplying all ground handling equipment that is usable only for regional jets or turboprops of the type used by Contractor for Scheduled Flights (as opposed to other types of jets flown by the Handling Company), which, as of the date hereof, is the equipment set forth on Schedule 2 hereto, and which equipment shall not be used by Handling Company for any purpose other than providing ground handling services to Carrier. At all Hub Airports, the Handling Company shall be responsible for supplying such equipment. As between Handling Company and Carrier, Handling Company shall be responsible for supplying all other ground handling equipment necessary for the provision of ground handling services hereunder.

PARAGRAPH 2 - ADDITIONAL CHARGES

2.1	Services in Annex A which are not included in Paragraph 1 of this Annex and all other additional services when available will be charged for as follows:

2.1.1.
Overtime. If, upon Carrier’s request, the Handling Company agrees to provide additional personnel in order to handle a flight outside of the scheduled arrival and departure times or for any other reason, the Handling Company will not charge Carrier more than the Handling Company’s actual cost of providing such additional personnel.

PARAGRAPH 3 - DISBURSEMENTS

3.1	At the Handling Company’s request, disbursements made on behalf of the Carrier shall be reimbursed to the Handling Company at cost.

PARAGRAPH 4 -SETTLEMENT OF ACCOUNT

4.1	All payments to be made pursuant to this Agreement shall be subject to the setoff provisions of the Capacity Purchase Agreement. Notwithstanding Article 7.2 of the Main Agreement, and subject to such setoff provisions of the Capacity Purchase Agreement, settlement of account shall be effected through the IATA Clearing House via the Airlines Clearing House in accordance with the Rules and Regulations of the IATA Clearing House and the Airlines Clearing House.

PARAGRAPH 5 - TERMINATION OF AGREEMENT

5.1	This Agreement may be terminated by either party at any time following the termination of the Capacity Purchase Agreement; provided, that this Agreement may not be terminated pursuant to this sentence during the Wind-Down Period with respect to any location to which Scheduled Flights continue to fly during such Wind-Down Period. If the Carrier fails to make payments as agreed upon in Paragraph 4.1., the Handling Company may terminate the Agreement upon twenty-four (24) hours notice by letter, teletype or facsimile.

PARAGRAPH 6 - TRANSFER OF SERVICES

6.1	In accordance with Article 3.1 of the Main Agreement, the Handling Company may subcontract the services of Annex A as necessary in order to support the Carrier’s operation.

PARAGRAPH 7 - OTHER MODIFICATIONS TO MAIN AGREEMENT

7.1	Sections 2.2, 3.2, 11.4, 11.5, 11.6, 11.7 and 11.10 and Article 9 of the Main Agreement shall not apply to this Agreement.

7.2	Handling Company and Carrier agree that all third-parties engaged by Carrier or Handling Company as of the date hereof, or engaged by Handling Company after the date hereof, to provide ground handling services to Carrier at any of the airports listed on Schedule 1 hereto are hereby approved for all purposes of Section 3.1 and Section 3.2, as appropriate, of the Main Agreement.

7.3
Carrier specifically acknowledges that Article 8 of the Main Agreement provides that Handling Company is not to be responsible for, and that Carrier is to indemnify Handling Company in respect of, legal liability for certain claims arising out of the provision of ground handling services even in circumstances where Handling Company is negligent, and Carrier agrees not to contend otherwise.

7.4	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas as provided in Section 11.14 of the Capacity Purchase Agreement.

7.5	Any Claims arising out of or related to this Agreement shall be resolved by binding arbitration pursuant to the provisions of Section 11.08 of the Capacity Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereuntu, as of the 21st day of July, 2006.

Handling Company:	Carrier:
Continental Airlines, Inc.	Chautauqua Airlines, Inc.
/s/ Jeffery A. Smisek	/s/ Bryan Bedford

Name: Jeffery A. Smisek Title: President	Name: Bryan Bedford Title: Chairman & CEO

Schedule 1 Airports
Schedule 2  Carrier Equipment

AHM 810 - Annex B

Schedule 1
CONTINENTAL AIRPORTS [To Be Provided]

AHM 810 - Annex B

Schedule 2
CARRIER EQUIPMENT

[to be added]

EXHIBIT D
to the Master Facility and Ground Handling Agreement

FORM OF CONTRACTOR GROUND HANDLING AGREEMENT
(Contractor as Handling Company, Continental as Carrier)

CONTRACTOR GROUND HANDLING AGREEMENT
(Contractor as Handling Company, Continental as Carrier)

AHM 810 - Annex B

STANDARD GROUND HANDLING AGREEMENT
SIMPLIFIED PROCEDURE

ANNEX B.SYS.0 - LOCATIONS AGREED SERVICES, FACILITIES AND CHARGES

to the Standard Ground Handling Agreement (SGHA) of April 1993

Between: Continental Airlines, Inc.
1600 Smith Street
Mail Stop HQSLG
Houston, Texas 77002
(hereinafter referred to as the “Carrier”)

And: Chautauqua Airlines, Inc.
8909 Purdue Road, Suite 300
Indianapolis, IN 46268
Attention: Chief Financial Officer
(hereinafter referred to as the “Handling Company”)

effective from: July 21, 2006

This Annex B.SYS.0

for the location: The Handling Company shall provide ground handling services as provided herein at the airports set forth on Schedule 1 hereto.

The Carrier may elect, at its sole discretion and upon at least 90 days notice to the Handling Company, to require the Handling Company to provide ground handling services to the Carrier at any airport other than a Hub Airport. Schedule 1 shall be amended to reflect each such addition.

Notwithstanding the foregoing, the Carrier may elect, at its sole discretion and upon at least 90 days’ prior written notice to the Handling Company, to terminate the provision of services covered hereunder by the Handling Company at any airport. In addition, the provisions of this agreement shall terminate with respect to any airport to which Scheduled Flights cease to be scheduled (other than a temporary cessation, it being understood that the cessation of seasonal Scheduled Flights upon the end of the relevant season shall constitute a temporary cessation if such Scheduled Flights are expected to resume in the subsequent relevant season). Schedule 1 shall be amended to reflect each such termination.

is valid from: July 21, 2006
and replaces: N/A

Capitalized terms used herein that are not defined herein or in the Standard Ground Handling Agreement of April 1993 as published by the International Air Transport Association (the “Main Agreement”) or in Annex A thereto, shall have the meanings given to such terms in the Capacity Purchase Agreement among Carrier, Handling Company and Republic Airways Holdings Inc., Handling Company’s parent, as amended from time to time (the “Capacity Purchase Agreement”) or the Master Facility and Ground Handling Agreement among Carrier, Handling Company and Republic Airways Holdings Inc., as amended from time to time.

This Annex B is prepared in accordance with the simplified procedure whereby the Carrier and the Handling Company agree that the terms and conditions of the Main Agreement and Annex A to the Main Agreement shall apply as if such terms were repeated here in full, except as otherwise modified pursuant to this Annex B. By signing this Annex B, the parties confirm that they are familiar with the aforementioned Main Agreement and Annex A. The Main Agreement and Annex A, as modified pursuant to this Annex B shall be referred to herein as the “Agreement.”

PARAGRAPH 1 - HANDLING CHARGES

1.1	The Handling Company shall provide the services of Annex A enumerated below for the Carrier’s scheduled flights at the locations set forth above:

1.1.1.	For services of the Annex A in its:

SECTION 1 - REPRESENTATION AND ACCOMMODATION:
1.1.2., 1.1.3., 1.1.4.
1.2.1., 1.2.2, 1.2.3.

SECTION 2 - LOAD CONTROL AND COMMUNICATION:
2.1.3.
2.2.1., 2.2.2., 2.2.3.

SECTION 4 - PASSENGERS AND BAGGAGE:
4.1.1., 4.1.2., 4.1.3., 4.1.4., 4.1.5., 4.1.6, 4.1.7.(in accordance with the Baggage Resolution System Agreement, 4.2., 4.3., 4.4.1., 4.4.2. (a), 4.4.4. (a)(c), 4.4.5., 4.4.6., 4.4.7.

SECTION 5 - CARGO AND MAIL:
5.1. thru 5.5 (CO’s cargo products)

SECTION 6 - RAMP:
6.1., 6.2.1., 6.2.2. (a), 6.2.3. (on request at ad hoc rate), 6.3., 6.4.3., 6.4.4., 6.4.5., 6.4.6. (a)(b), 6.4.7., 6.4.8., 6.4.9., 6.4.12., 6.5.1. (on request at ad hoc rate), 6.6.1., 6.7.1.

SECTION 7 - AIRCRAFT SERVICING:
7.2.2., 7.3., 7.6.2. (ad hoc rates apply)

1.1.2.	FEES FOR SERVICES COVERED UNDER THE SECTIONS LISTED ABOVE:

The charges set forth below do not include airport landing fees, or any other airport taxes or charges. The Carrier will be responsible for such charges at its own expense and shall make payment directly therefor.

Flight Fee:

The Carrier shall pay to the Handling Company a Base Per Flight Fee for the ground handling services listed above to be provided hereunder, which fee shall equal the Handling Company’s cost of providing such services, as reasonably determined by the Handling Company and subject to the audit rights of the Carrier as set forth in Section 3.05 of the Capacity Purchase Agreement.

1.1.3	EQUIPMENT PROVIDED BY CARRIER:

Notwithstanding anything contained in Paragraph 1.1.1 to the contrary, at each airport, the Carrier shall be responsible for supplying all ground handling equipment that is usable only for jet aircraft other than regional jets, which, as of the date hereof, is the equipment set forth on Schedule 2 hereto, and which equipment shall not be used by Handling Company for any purpose other than providing ground handling services to Carrier. As between Handling Company and Carrier, Handling Company shall be responsible for supplying all other ground handling equipment necessary for the provision of ground handling services hereunder.

PARAGRAPH 2 - ADDITIONAL CHARGES

2.1	Services in Annex A which are not included in Paragraph 1 of this Annex and all other additional services when available will be charged for as follows:

2.1.1.
Overtime. If, upon Carrier’s request, the Handling Company agrees to provide additional personnel in order to handle a flight outside of the scheduled arrival and departure times or for any other reason, the Handling Company will charge Carrier the Handling Company’s actual cost of providing such additional personnel.

2.1.2.
Supplies.  The Carrier will furnish the Handling Company those items specific to its operation, such as, but not limited to, cabin appearance supplies, (i.e. safety cards, pillows and blankets), baggage tags, forms, ticket envelopes, tariffs, timetables, etc. Any materials or supplies provided to the Carrier by the Handling Company will be charged back to the Carrier at the Handling Company’s replacement cost.

2.1.3.
Third Party Services. The Carrier shall, at the Handling Company’s discretion, be responsible for the cost and/or a pro-rata share of the cost, whichever is applicable, incurred by the Handling Company for outside vendor services, such as, but not limited to, water/lavatory services, cabin appearance, ramp handling services, bussing services, aircraft de-icing, aircraft washing and aircraft maintenance services, skycaps, security screening, armed guard and armored car services, baggage claim security, janitorial services, baggage delivery services, wheel chair services, electric cart services, denied boarding compensation, distressed passenger meals and overnight accommodation, etc.

2.1.4.
De-Icing. For de-icing services provided by the Handling Company, the Handling Company shall charge the Carrier the procurement cost of fluids and all other actual costs of the Handling Company for providing such de-icing services including the Handling Company’s actual labor costs associated with such services.

2.1.5.
Training. The Carrier agrees to reimburse the Handling Company for all associated out-of-pocket expenses required to train the Handling Company’s employees in the Carrier’s procedures and administrative requirements.

PARAGRAPH 3 - DISBURSEMENTS

3.1	Disbursements made on behalf of the Carrier shall be reimbursed to the Handling Company at cost.

PARAGRAPH 4 -SETTLEMENT OF ACCOUNT

4.1
Notwithstanding Article 7.2 of the Main Agreement and subject to the setoff provisions of the Capacity Purchase Agreement, settlement of account shall be effected through the IATA Clearing House via the Airlines Clearing House in accordance with the Rules and Regulations of the IATA Clearing House and the Airlines Clearing House.

PARAGRAPH 5 - TERMINATION OF AGREEMENT

5.1
This Agreement may be terminated by either party at any time following the termination of the Capacity Purchase Agreement; provided, that this Agreement may not be terminated pursuant to this sentence during the Wind-Down Period with respect to any location to which Scheduled Flights continue to fly during such Wind-Down Period. If the Carrier fails to make payments as agreed upon in Paragraph 4.1., the Handling Company may terminate the agreement upon twenty-four (24) hours notice by letter, teletype or facsimile.

PARAGRAPH 6 - TRANSFER OF SERVICES

6.1	In accordance with Article 3.1 of the Main Agreement, the Handling Company may subcontract the services of Annex A as necessary in order to support the Carrier’s operation.

PARAGRAPH 7 - OTHER MODIFICATIONS TO MAIN AGREEMENT

7.1
Upon the request of the Carrier from time to time at its sole discretion, and for so long as requested by the Carrier during the Term of this Agreement, the Handling Company shall provide ground handling services pursuant to this Agreement, for the fees specified for such services herein, at any location covered by this Annex B to any of the Carrier’s codeshare partners.

7.2	Sections 2.2, 3.2, 11.4, 11.5, 11.6, 11.7 and 11.10 and Article 9 of the Main Agreement shall not apply to this Agreement.

7.3 Handling Company and Carrier agree that all third-parties engaged by Carrier or Handling Company as of the date hereof, or engaged by Carrier after the date hereof, to provide ground handling services to Carrier at any of the airports listed on Schedule 1 hereto are hereby approved for all purposes of Section 3.1 and Section 3.2, as appropriate, of the Main Agreement.

7.4
In connection with the determination of the Base Per Flight Fee pursuant to Section 1.1.2 above and the charges pursuant to Section 2 above, Handling Company shall make available for inspection by Carrier and its outside auditors, within a reasonable period of time after Carrier makes a written request therefor, all of Handling Company’s books and records (including all financial and accounting records) relating to this Agreement and the provision of services hereunder by Handling Company. Each of Carrier and its outside auditors shall be entitled to make copies and notes of such information as it deems necessary and to discuss such records with Handling Company’s Chief Financial Officer or such other employees or agents of Handling Company knowledgeable about such records. Upon the reasonable written request of Carrier or its outside auditors, Handling Company will cooperate with Carrier and its outside auditors to permit Carrier and its outside auditors access to Handling Company’s outside auditors for purposes of reviewing such records.

7.5
Carrier specifically acknowledges that Article 8 of the Main Agreement provides that Handling Company is not to be responsible for, and that Carrier is to indemnify Handling Company in respect of, legal liability for certain claims arising out of the provision of ground handling services even in circumstances where Handling Company is negligent, and Carrier agrees not to contend otherwise.

7.6	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas as provided in Section 11.14 of the Capacity Purchase Agreement.

7.7	Any Claims arising out of or related to this Agreement shall be resolved by binding arbitration pursuant to the provisions of Section 11.08 of the Capacity Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto, as of the 21st day of July, 2006.

Carrier:	Handling Company:
Continental Airlines, Inc.	Chautauqua Airlines, Inc.
By:	By:
/s/ Jeffery A. Smisek	/s/ Bryan Bedford

Name: Jeffery A. Smisek Title: President	Name: Bryan Bedford Title: Chairman & CEO

Schedule 1 Airports
Schedule 2 Carrier Equipment

AHM 810 - Annex B

Schedule 1
CONTRACTOR AIRPORTS (To Be Provided)

AHM 810 - Annex B

Schedule 2
CARRIER EQUIPMENT

[to be added]

EXHIBIT D
Terms of Codeshare Arrangements

1. Contractor’s use of CO code. During the Term of the Agreement, Continental shall place its designator code, “CO”, on all Scheduled Flights operated by Contractor. Continental may suspend the display of its code on flights operated by Contractor if Contractor is in breach of any of its safety-related obligations, or material breach of any of its operational obligations, under the Agreement during the period that such breach continues. All Contractor operated flights that display the CO code are referred to herein as “CO* Flights”.

2. Contractor’s display of CO code.

(a)
All CO* Flights will be included in the schedule, availability and fare displays of all computerized reservations systems in which Continental and Contractor participate, the Official Airline Guide (to the extent agreed upon) and Continental's and Contractor’s internal reservation systems, under the CO code, to the extent possible. Continental and Contractor will take the appropriate measures necessary to ensure the display of the schedules of all CO* Flights in accordance with the preceding sentence.

(b)	Continental and Contractor will disclose and identify the CO* Flights to the public as actually being a flight of and operated by Contractor, in at least the following ways:

(i)	a symbol will be used in timetables and computer reservation systems indicating that CO* Flights are actually operated by Contractor;

(ii)	to the extent reasonable, messages on airport flight information displays will identify Contractor as the operator of flights shown as CO* Flights;

(iii)	Continental and Contractor advertising concerning CO* Flights and Continental and Contractor reservationists will disclose Contractor as the operator of each CO* Flight; and

(iv) in any other manner prescribed by law.

3. Terms and Conditions of Carriage. In all cases the contract of carriage between a passenger and a carrier will be that of the carrier whose code is designated on the ticket. Continental and Contractor shall each cooperate with the other in the exchange of information necessary to conform each carrier’s contract of carriage to reflect service offered by the other carrier.

4. Notification of irregularities in operations. Contractor shall promptly notify Continental of all irregularities involving a CO* Flight which result in any material damage to persons or property as soon as such information is available and shall furnish to Continental as much detail as practicable. For purposes of this section, notification shall be made as follows:

Continental Airlines System Operations Control Center (SOCC)
1600 Smith
Houston, Texas 77002
Attention: Operations Director
Phone no. (713) 324-7209
Fax no. (713) 324-2138
SITA FCFDDCO

5. Code Sharing License.

(a)  Grant of License. Subject to the terms and conditions of the Agreement, Continental hereby grants to Contractor a nonexclusive, nontransferable, revocable license to use the CO* designator code on all of its flights operated as a CO* Flight.

(b)  Control of CO* Flights. Subject to the terms and conditions of the Agreement, Contractor shall have sole responsibility for and control over, and Continental shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of Contractor’s operation of CO* Flights.

6. Display of other codes. During the Term of the Agreement, Continental shall have the exclusive right to determine which other airlines (“Alliance Airlines”), if any, may place their two letter designator codes on flights operated by Contractor with Covered Aircraft and to enter into agreements with such Alliance Airlines with respect thereto. Contractor will cooperate with Continental and any Alliance Airlines in the formation of a code share relationship between Contractor and the Alliance Airlines and enter into reasonably acceptable agreements and make the necessary governmental filings, as requested by Continental, with respect thereto.

7. Customer First. During the period that Continental places its designator code on flights operated by Contractor, Contractor will adopt and follow plans and policies comparable (to the extent applicable and permitted by law and subject to operational constraints) to Continental’s Customer First Commitments as presently existing and hereafter modified. Contractor acknowledges that it has received a copy of Continental’s presently existing Customer First Commitments. Continental will provide Contractor with any modifications thereto promptly after they are made.

EXHIBIT E
Non-Revenue Pass Travel

Continental will have the sole right to design, implement and oversee a pass travel program for the Regional Air Services, including jump seat policies.

EXHIBIT F
Fuel Purchasing Agreement

THIS FUEL PURCHASING AGREEMENT (this “Agreement”) is made as of this 21st day of July, 2006, by and between CONTINENTAL AIRLINES, INC., a Delaware corporation (“Continental”), and Chautauqua Airlines, Inc. an Indiana corporation (“Contractor”).

WHEREAS, Continental, Contractor and Republic Airways, Inc., Contractor’s parent (“Parent”), are entering into a Capacity Purchase Agreement contemporaneously with the execution of this Agreement (the “Capacity Purchase Agreement”);

WHEREAS, Contractor has requested that Continental purchase on Contractor’s behalf and supply it with all of the jet fuel needed to provide the Regional Airline Services, and Continental is willing to do so on the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. All capitalized terms that are used and not otherwise defined herein shall have the meanings given to such terms in the Capacity Purchase Agreement.

2. Products Covered. The product covered by this Agreement shall be aviation jet fuel meeting ASTM Specification D 1655-99 (such fuel being referred to herein as “Fuel”). The definition of future products and the scope of this Agreement may be revised from time to time upon mutual consent of the parties.

3. Services to Be Provided. Continental shall supply or cause to be supplied to Contractor all Fuel that Contractor shall require to provide the Regional Airline Services, and Contractor shall purchase and pay for such Fuel in accordance with the terms and conditions of Section 5 of this Agreement. In connection with the provision of Fuel to Contractor pursuant to this Agreement, Continental shall manage all aspects of procuring, transporting and delivering Fuel to Contractor in respect of Regional Airline Services, including without limitation selecting the source of Fuel, negotiating and consummating agreements with fuel suppliers and into-plane service providers, providing consortium representation and furnishing day-to-day management pertaining to any fuel-related services. Continental shall be the exclusive provider of Fuel and fuel-related services used to provide Regional Airline Services during the term of this Agreement.

4. Planning. Contractor will provide Continental each month with a rolling twelve-month forecast of fuel needs not later than the 5th day of such month, which forecast shall reflect the Final Monthly Schedule for such month, Continental’s proposed schedule for Scheduled Flights for the two months following such month as presented to Contractor pursuant to Section 2.01(b) of the Capacity Purchase Agreement and such other information published by Continental regarding scheduled Contractor flights over the next twelve-month period.

5. Price and Payment. In consideration of Continental providing Fuel and other services to Contractor pursuant to this Agreement, Contractor, in addition to other consideration as set forth on Paragraph A of Schedule 3 to the Capacity Purchase Agreement, shall pay Continental [*] per calendar month. This amount shall be included in the Invoiced Amount pursuant to Section 3.06(a) of the Capacity Purchase Agreement. For the avoidance of doubt, the parties agree that all of Continental’s costs, gains or losses resulting from engaging in any fuel-price hedging transactions with respect to Fuel provided to Contractor under this Agreement shall be for Continental’s account. Upon Continental’s request, Contractor agrees to execute promptly a written statement (on an Internal Revenue Service certificate entitled “Waiver For Use By Ultimate Purchasers Of Aviation-Grade Kerosene Used In Nontaxable Uses” or such other certificate or document as may be reasonably requested by Continental) stipulating that Continental is the ultimate vendor of the fuel sold to Contractor by Continental hereunder.

6. Fuel Consortia. Continental may, in its sole discretion and at its sole expense, direct Contractor to do any of the following (in which event Contractor shall comply with Continental’s directions): (i) join any fuel consortium selected by Continental at any airport at which Continental provides Fuel to Contractor, (ii) terminate any membership that it has or may have in any such consortium or (iii) not join any such consortium at any such airport and, in lieu thereof, pay a non-member fee to such consortium for the right to use fuel stored at such consortium’s storage facilities, in each case of clauses (i) through (iii), with respect only to Contractor’s provision of Regional Airline Services.

7. Term. This agreement is coterminous with the Capacity Purchase Agreement and may be terminated by either party upon the termination of the Capacity Purchase Agreement; provided, however, that if a party hereto elects to terminate this Agreement as a result of the Capacity Purchase Agreement being terminated, the terms of this Agreement shall continue with respect to any locations to which Scheduled Flights are flown during the Wind-Down Period.

8. Authority. Each of the parties hereto represents to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
___________
*Confidential

9. Arbitration of Disputes. Any dispute arising hereunder shall be resolved in accordance with the provisions of Section 10.08 of the Capacity Purchase Agreement.

10. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, Continental may assign its rights and delegate its duties hereunder to any of its affiliates.

11. Employees of Continental. The employees, agents and independent contractors of Continental engaged in performing any of the services Continental is to perform pursuant to this Agreement are employees, agents and independent contractors of Continental for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of Contractor. In its performance under this Agreement, Continental will act, for all purposes, as an independent contractor and not as an agent for Contractor. Contractor will have no supervisory power or control over any employees, agents or independent contractors engaged by Continental in connection with its performance hereunder.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (other than laws regarding conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

13. Notices. All notices shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses:

if to Continental:
Continental Airlines, Inc.
1600 Smith Street, HQSCD
Houston, Texas 77002
Attention: Senior Vice President - Corporate Development
Telecopy No.: (713) 324-3229
with a copy to:
Continental Airlines, Inc.
1600 Smith Street, HQSCD
Houston, Texas 77002
Attention: General Counsel
Telecopy No.: (713) 324-5161
and to:
Continental Airlines, Inc.
1600 Smith Street, HQSFP
Houston, Texas 77002
Attention: Staff Vice President - Financial Planning
Telecopy No.: (713) 324-5225
if to Contractor, to:
Chautauqua Airlines, Inc.
8909 Purdue Road,
Suite 300
Indianapolis, IN 46268
Attention: Chief Financial Officer
Telecopy No.: 317-484-4545
with a copy to:
Arthur H. Amron
Wexford Capital LLC
411 West Putnam Avenue
Greenwich, CT 06830
Telecopy No.: 203-862-7312

or to such other address as either party hereto may have furnished to the other party by a notice in writing in accordance with this Section 13.

14.  Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. Entire Agreement. Except as otherwise set forth in this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

16. Amendment and Modification. This Agreement may not be amended or modified in any respect except by a written agreement signed by both of the parties hereto that specifically states that it is intended to amend or modify this Agreement.

17. Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Agreement may be executed by facsimile signature.

19. Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted that specifically states that it is intended to waive such term. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

20. References; Construction. The section and other headings and subheadings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement. All references to days or months shall be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a “Section” shall be deemed to refer to a section of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto, as of the date first above written.

CONTINENTAL AIRLINES, INC.	CHAUTAUQUA AIRLINES, INC.
/s/ Jeffery A. Smisek	/s/ Bryan Bedford

Name: Jeffery A. Smisek Title: President	Name: Bryan Bedford Title: Chairman & CEO

EXHIBIT G
Use of Continental Marks and Other Identification

1.
Grant. Continental hereby grants to Contractor, and Contractor accepts, a non-exclusive, personal, non-transferable, royalty-free right and license to adopt and use the Continental Marks and other Identification in connection with the rendering by Contractor of Regional Airline Services, subject to the conditions and restrictions set forth herein.

2.	Ownership of the Continental Marks and Other Identification.

a.
Continental shall at all times remain the owner of the Continental Marks and the other Identification and any registrations thereof and Contractor’s use of any Continental Marks or other Identification shall clearly identify Continental as the owner of such marks (to the extent practical) to protect Continental’s interest therein. All use by Contractor of the Continental Marks and the other Identification shall inure to the benefit of Continental. Nothing in this Agreement shall give Contractor any right, title, or interest in the Continental Marks or the other Identification other than right to use the Continental Marks and the other Identification in accordance with the terms of this Agreement.

b.
Contractor acknowledges Continental’s ownership of the Continental Marks and the other Identification and further acknowledges the validity of the Identification. Contractor agrees that it will not do anything that in any way infringes or abridges Continental’s rights in the Identification or directly or indirectly challenges the validity of the Identification

3.	Use of the Continental Marks and the Other Identification.

a.	Contractor shall use the Continental Marks and other Identification only as authorized herein by Continental and in accordance with such standards of quality as Continental may establish.

b.
Contractor shall use the Identification on all Covered Aircraft (other than the Spare Aircraft) and all facilities, equipment and printed materials used in connection with the Regional Airline Services.

c.
Contractor shall not use the Identification for any purpose other than as set forth in this Exhibit G, and specifically shall have no right to use the Continental Marks or other Identification on or in any aircraft other than Covered Aircraft or in connection with any other operations of Contractor.

d.
Continental shall have exclusive control over the use and display of the Continental Marks and other Identification, and may change the Identification at any time and from time to time (including by adding or deleting marks from the list specified in this Exhibit G), in which case Contractor shall as soon as practicable make such changes as are requested by Continental to utilize the new Identification; provided that Continental shall either pay directly the reasonable costs of making such changes to the Identification or shall promptly reimburse Contractor for its reasonable expenses incurred in making such changes.

e.
Nothing shall abridge Continental’s right to use and/or to license the Identification, and Continental reserves the right to the continued use of all the Identification, to license such other uses of the Identification and to enter into such agreements with other carriers providing for arrangements similar to those with Contractor as Continental may desire. No term or provision of this Agreement shall be construed to preclude the use of the Continental Marks or other Identification by other persons or for similar or other uses not covered by this Agreement.

4.
Continental-Controlled Litigation. Continental at its sole expense shall take all steps that in its opinion and sole discretion are necessary and desirable to protect the Continental Marks and other Identification against any infringement or dilution. Contractor agrees to cooperate fully with Continental in the defense and protection of the Continental Marks and other Identification as reasonably requested by Continental. Contractor shall report to Continental any infringement or imitation of, or challenge to, the Continental Marks and other Identification, immediately upon becoming aware of same. Contractor shall not be entitled to bring, or compel Continental to bring, an action or other legal proceedings on account of any infringements, imitations, or challenges to any element of the Continental Marks and other Identification without the written agreement of Continental. Continental shall not be liable for any loss, cost, damage or expense suffered or incurred by Contractor because of the failure or inability to take or consent to the taking of any action on account of any such infringements, imitations or challenges or because of the failure of any such action or proceeding. If Continental shall commence any action or legal proceeding on account of such infringements, imitations or challenges, Contractor agrees to provide all reasonable assistance requested by Continental in preparing for and prosecuting the same.

5.
Revocation of License. Continental shall have the right to cancel the license provided herein in whole or in part at any time and for any reason, in which event all terminated rights to use the Identification provided Contractor herein shall revert to Continental and the Continental Marks and the other Identification shall not be used by Contractor in connection with any operations of Contractor. The following provisions shall apply to the termination of the license provided herein: (i) in the case of a termination of the license to use the globe element of the Continental Marks, Contractor shall cease all use of the globe element of the Continental Marks with respect to each Covered Aircraft within 90 days of such aircraft being withdrawn from the capacity purchase provisions of the Agreement, and shall cease all use of the globe element of the Continental Marks in all other respects within 90 days of last Covered Aircraft being withdrawn from this Agreement (unless this Agreement is terminated for Cause or pursuant to Section 9.02(a) or the first sentence of Section 9.02(b), in which case Contractor shall cease all use of the globe element of the Continental Marks within 45 days of the Termination Date); (ii) in the case of a termination of the license to use any other Continental Marks and Identification, Contractor shall cease all use of such other Continental Marks and Identification within 45 days of the termination of the license for such other Continental Marks and other Identification. Within such specified period, Contractor shall cease all use of such other Continental Marks and Identification, and shall change its facilities, equipment, uniforms and supplies to avoid any customer confusion or the appearance that Contractor is continuing to have an operating relationship with Continental, and Contractor shall not thereafter make use of any word, words, term, design, name or mark confusingly similar to the Continental Marks or other Identification or take actions that otherwise may infringe the Continental Marks and the other Identification.

6.
Assignment. The non-exclusive license granted by Continental to Contractor is personal to Contractor and may not be assigned, sub-licensed or transferred by Contractor in any manner without the written consent of a duly authorized representative of Continental.

7.	Continental Marks. The Continental Marks are as follows:

CONTINENTAL EXPRESS
CONTINENTAL EXPRESS’S LOGO (DESIGN) IN COLOR
CONTINENTAL EXPRESS’S LOGO (DESIGN) IN BLACK & WHITE

[Missing Graphic Reference]
8. Aircraft Livery. With the exception of the Spare Aircraft (which may be in neutral livery), the aircraft livery shall be as follows, unless otherwise directed by Continental: The colors blue, gray, white and gold are used on the aircraft. The color white appears on the top approximate 2/3 of the body of the aircraft; the color gray appears below the color white on the remainder of the bottom portion of the body of the aircraft; the color gold is used as a stripe or band dividing the white and gray colors. The tail of the aircraft is primarily blue with the globe logo design in a gold and white combination and the trade name is written in blue on the white portion of the body of the aircraft. The color blue is the dominant aircraft interior color.

9.	Survival. The provisions of this Exhibit G shall survive the termination of this Agreement for a period of six years.

EXHIBIT H
Use of Contractor Marks

1.
Grant. Contractor hereby grants to Continental, and Continental accepts, a non-exclusive, personal, non-transferable, royalty-free right and license to adopt and use the Contractor Marks (as defined below) in connection with Continental’s entering into this Agreement, subject to the conditions and restrictions set forth herein.

2.	Ownership of the Contractor Marks.

a.
Contractor shall at all times remain the owner of the Contractor Marks and any registrations thereof and Continental’s use of any Contractor Marks shall clearly identify Contractor as the owner of such marks (to the extent practical) to protect Contractor’s interest therein. All use by Continental of the Contractor Marks shall inure to the benefit of Contractor. Nothing in this Agreement shall give Continental any right, title, or interest in the Contractor Marks other than right to use the Contractor Marks in accordance with the terms of this Agreement

b.
Continental acknowledges Contractor’s ownership of the Contractor Marks and further acknowledges the validity of the Contractor Marks. Continental agrees that it will not do anything that in any way infringes or abridges Contractor’s rights in the Contractor Marks or directly or indirectly challenges the validity of the Contractor Marks.

3.	Use of the Contractor Marks.

a.	Continental shall use the Contractor Marks only as authorized herein by Contractor and in accordance with such standards of quality as Contractor may establish.

b.
Continental shall use the Contractor Marks as necessary or appropriate in Continental’s sole discretion in connection with the Regional Airline Services, including without limitation the sale or disposition by Continental of the seat inventory of the Scheduled Flights.

c.
Continental shall not use the Contractor Marks for any purpose other than as set forth in this Exhibit H, and specifically shall have no right to use the Contractor Marks in connection with any other operations of Continental.

d.
Contractor may change the Contractor Marks at any time and from time to time (including by adding or deleting marks from the list specified in this Exhibit H), in which case Continental shall as soon as practicable make such changes as are requested by Contractor to utilize the new Contractor Marks; provided that Contractor shall either pay directly the reasonable costs of making such changes to the Contractor Marks or shall promptly reimburse Continental for its reasonable expenses incurred in making such changes.

e.
Nothing shall abridge Contractor’s right to use and/or to license the Contractor Marks, and Contractor reserves the right to the continued use of all the Contractor Marks, to license such other uses of the Contractor Marks and to enter into such agreements with other carriers providing for arrangements similar to those with Continental as Contractor may desire. No term or provision of this Agreement shall be construed to preclude the use of the Contractor Marks by other persons or for other similar uses not covered by this Agreement.

4.
Contractor-Controlled Litigation. Contractor at its sole expense shall take all steps that in its opinion and sole discretion are necessary and desirable to protect the Contractor Marks against any infringement or dilution. Continental agrees to cooperate fully with Contractor in the defense and protection of the Contractor Marks as reasonably requested by Contractor. Continental shall report to Contractor any infringement or imitation of, or challenge to, the Contractor Marks, immediately upon becoming aware of same. Continental shall not be entitled to bring, or compel Contractor to bring, an action or other legal proceedings on account of any infringements, imitations, or challenges to any element of the Contractor Marks without the written agreement of Contractor. Contractor shall not be liable for any loss, cost, damage or expense suffered or incurred by Continental because of the failure or inability to take or consent to the taking of any action on account of any such infringements, imitations or challenges or because of the failure of any such action or proceeding. If Contractor shall commence any action or legal proceeding on account of such infringements, imitations or challenges, Continental agrees to provide all reasonable assistance requested by Contractor in preparing for and prosecuting the same.

5.
Revocation of License. Contractor shall have the right to cancel the license provided herein in whole or in part at any time and for any reason, in which event all terminated rights to use the Contractor Marks provided Continental herein shall revert to Contractor and the Contractor Marks shall not be used by Continental in connection with any operations of Continental. Continental shall cease all use of the Contractor Marks in all respects upon the last Covered Aircraft being withdrawn from this Agreement. Continental shall not thereafter make use of any word, words, term, design, name or mark confusingly similar to the Contractor Marks or take actions that otherwise may infringe the Contractor Marks.

6.
Assignment. The non-exclusive license granted by Contractor to Continental is personal to Continental and may not be assigned, sub-licensed or transferred by Continental in any manner without the written consent of a duly authorized representative of Contractor.

7.	Contractor Marks. The Contractor Marks are as follows:

[Missing Graphic Reference].

8.	Survival. The provisions of this Exhibit H shall survive the termination of this Agreement for a period of six years.

EXHIBIT I
Catering Standards

Station Services

•
Contractor will provide caterer oversight at Contractor Airports that are non-Chelsea Catering locations. Continental will provide caterer oversight at Continental Airports that are non-Chelsea Catering locations.

•
At Contractor Airports without contract catering, Contractor will provide supplies and beverage uplift as necessary and will remove, store and re-board perishable supply and beverage items on RON/originating flights. At Continental Airports without contract catering, Continental will provide supplies and beverage uplift as necessary and will remove, store and re-board perishable supply and beverage items on RON/originating flights.

•
Contractor will provide meal ordering services at Contractor Airports that are non-Chelsea Catering locations or where catering is downlined by Chelsea Catering. Continental will provide meal ordering services at Continental Airports that are non-Chelsea Catering locations or where catering is downlined by Chelsea Catering.

•
Contractor will provide trained catering truck guide person for all Contractor Airports that are Chelsea Catering locations to assist with backing off the aircraft. Continental will provide trained catering truck guide person for all Continental Airports that are Chelsea Catering locations to assist with backing off the aircraft.

•	Contractor will coordinate and communicate with Chelsea Catering regarding all flight activity, cancellations and irregular operations providing necessary information in a timely manner.

Onboard Services

•	Continental has right to determine meal/beverage service parameters and scheduling for Scheduled Flights.

•	Continental has right to conduct onboard service audits on Scheduled Flights to ensure service standards are being met.

•
Contractor flight attendants providing Regional Airline Services will be trained on meal and beverage service procedures, including liquor and duty-free sales and cash handling, and will collect all on-board revenue for liquor and duty-free sales.

•	Contractor will provide sufficient galley service ship's equipment to operate, such as hot jugs, coffee makers and trash bins.

•	Continental will provide all liveried catering items, including cups, napkins, etc.
•

EXHIBIT J
Reasonable Operating Constraints

The weekly schedules for the Covered Aircraft shall meet all of the following requirements:

1.  Minimum & Maximum Scheduling Parameters:

	Minimum	Maximum
Scheduled Block Hours per Aircraft per day	[*]	[*]
Scheduled Departures per Aircraft per day	[*]	[*]

Note: the above minimum and maximum schedule parameters apply only to those Covered Aircraft in revenue service, not to Spare Aircraft.

2.  Aircraft Maintenance Requirements.

One-third of the Covered Aircraft (rounded up to the nearest whole number excluding Spare Aircraft) shall be scheduled for a minimum of nine (9) hours of overnight maintenance per aircraft for six (6) days per week. The parties will agree to a reasonable number of aircraft that shall be scheduled for sixteen (16) hours of continuous maintenance time per aircraft each week beginning on Saturday afternoon.

3.  Maintenance Bases.

Contractor and Continental will meet and confer on maintenance bases and maintenance base operations as they related to the Covered Aircraft.

4.  Crew Overnights.

The schedule shall allow for single overnights of crews in outstations and shall not require Contractor to schedule any continuous duty overnights. Any additional costs associated with continuous duty overnights or high-speed overnights shall be for the account of Continental and shall be invoiced separately by Contractor as a Reconciled Expense.

5.  Certain Other Restrictions.

Notwithstanding any other provision of this Agreement, Contractor shall not be required to provide Regional Airline Services to Continental consisting of Scheduled Flights to or from any of the following locations at any time when such location constitutes a Continental Hub Airport: [*].

___________
*Confidential

EXHIBIT K
Ticket Handling Terms

1. Passenger Ticket Stock and Accounting Procedures. Continental will provide Contractor with Continental passenger ticket stock in accordance with the following procedures:
A. Continental will supply Contractor with adequate supplies of all necessary passenger ticket forms, bag tags, boarding passes, validator plates and other documents and materials necessary to enable Contractor to operate in a manner consistent with Continental procedures, upon request to the office designated by Continental from time to time. A receipt for all ticket forms delivered to Contractor shall be signed by an appropriate representative of Contractor, and Contractor shall comply with Continental’s procedures with respect to the control of, safeguarding of and accounting for ticket stock and validator plates. All tickets and other documents and materials supplied by Continental for use in connection with the Agreement shall be and remain the property of Continental and shall be held in trust for Continental by Contractor and issued or otherwise utilized only as provided in the Agreement.

B. Contractor shall be responsible for the safe and secure custody and care of all tickets and other documents and materials furnished by Continental. The tickets and other documents of Continental shall be secured in a manner satisfactory to Continental and consistent with any applicable IATA standards and specifications. Such tickets and documents and all records relating to them and to the sale of transportation on Continental shall at all times be made available for inspection by Continental or its designated representative.

C. All tickets shall be issued by Contractor in accordance with the currently effective tariffs and contract of carriage applicable to the transportation being purchased and applicable trade manuals, all in accordance with appropriate instructions, which may be issued from time to time by Continental.

D. All tickets shall be issued by Contractor in numerical sequence and all must be accounted for at each reporting period. All auditors’ coupons for tickets issued by Contractor and all coupons of voided tickets shall be sent to the office or offices designated by Continental from time to time on the workday following issuance.

E. All checks accepted for the sale of tickets on Continental ticket stock shall be payable to Continental and acceptance of checks shall conform to Continental’s acceptance procedures. Any losses resulting from returned checks where Contractor has failed to follow Continental’s acceptance procedures, will be charged to Contractor after Continental exhausts reasonable efforts to collect.

F. All tickets issued for a form of payment other than cash or check shall be supported by such documents as shall be specified by Continental.

G. Contractor shall assume full liability for and agrees to defend, indemnify and hold Continental harmless from and against any and all claims, demands, liability, expenses, losses, costs or damages whatsoever in any manner arising out of or attributed to Contractor’ possession, issuance, loss, misapplication, theft, or forgery of tickets, other travel documents, or supplies furnished by Continental to Contractor including but not limited to lost ticket forms, bag tags, boarding passes or other documents and errors in ticket issuance. In the event Contractor loses or has stolen any ticket, fails to return tickets or other documents to Continental upon demand, fails to remit pursuant to the Agreement the monies to which Continental is entitled from the sale of any such ticket or document, or fails to account properly for any such tickets or document, Contractor shall be liable to Continental for the agreed value of any such ticket or document, which is agreed to be the actual damages or loss sustained by Continental from usage of any such ticket or document, as measured by the then current, non-discounted retail price of the transportation or other service obtained with the ticket or document or, if such value cannot be determined, US [*] per ticket.

H. Contractor may accept all credit cards honored by Continental and is appointed Continental’s agent for such purpose, provided:

(i) Contractor observes the floor limits for each credit card set by the issuer of the credit card (the “Card Issuer”) as amended by the Card Issuer from time to time;

(ii) Contractor accepts each credit card within the terms of the contracts between Continental and Card Issuer;

(iii) Contractor complies with 14 CFR, Part 374;

(iv) Contractor does not accept blacklisted cards;

(v) Contractor shall reimburse Continental for any losses incurred by Continental as a result of Contractor’ failure to observe the terms of this section or of the contracts between Continental and the Card Issuer;

(vi) Contractor complies with all of Continental’s established procedures relating to credit cards; and

(vii) For tickets that are not for transportation on Scheduled Flights, Contractor shall reimburse Continental for all charge backs, returns and other direct charges attributable to or arising from Contractor’ acceptance of credit cards, unless either (a) Continental has realized an offsetting credit (including through the return and cancellation of a previously issued ticket) or (b) such charge back, return or other charge resulted from the gross negligence, recklessness, or willful misconduct of Continental.

___________
*Confidential

I. Contractor shall prepare and furnish to Continental all written reports, accounts, and documentation with regard to ticket handling that Continental may require daily or at such lesser frequency as Continental may prescribe, at its sole discretion, from time to time during the life of the Agreement. Contractor will comply with all reasonable procedures specified by Continental with regard to ticket handling.

J. Within two business days after the termination of the Agreement for any reason, Contractor will return to Continental all passenger ticket forms, bag tags, boarding passes and other documents provided to Contractor by Continental pursuant to the Agreement.

2. Deposits. Contractor shall deposit all funds, both cash and checks, realized from the sale of tickets on Continental ticket stock by it in Continental accounts maintained at depositories from time to time designated by Continental on or before the first banking day following receipt of such funds.

3. Ticket Acceptance. For the term of the Agreement, Continental hereby authorizes Contractor to accept flight coupons written for CO* Flights in accordance with any applicable restrictions. Contractor shall not endorse or refund any such coupons without Continental’s written consent, except in accordance with Continental’s contract of carriage.

EXHIBIT L
Fuel Efficiency Program

Contractor shall use commercially reasonable efforts to develop and maintain a comprehensive fuel efficiency program, acceptable to Continental, in a timely manner and with the overall objective of operating and maintaining the Covered Aircraft in a manner that maximizes fuel efficiency, with due consideration to other performance objectives. The program will include applicable data collection and trend analysis, and will set and track target metrics. Continental shall audit Contractor’s program at its discretion, but at no less than annual intervals. Such audits will be based on the IATA Fuel and Emissions Efficiency Checklist, supplemented by the IATA Guidance Material and Best Practices for Fuel and Environmental Management, any applicable manufacturer material, Continental’s own fuel efficiency program applicable to its own fleet, and any other material standard in the industry.

Contractor’s fuel efficiency program shall emphasize at least the following:

1.
A “cost index” (CI) based flight planning system, or as an alternative a flight planning system that adequately balances the cost of fuel versus the cost of time on a segment specific basis. The ability to provide the system with current and accurate applicable costs is required.

2.
Flight planning technology that accurately predicts fuel burn and optimizes lateral and vertical profiles for takeoff and landing runway, climb and descent, crossing restrictions, special use airspace, preferred routings, enroute altitude agreements, etc.

3.
Appropriate, implemented, well documented, and thoroughly trained policies and procedures for dispatchers, pilots, load planners, station agents, mechanics and management that maximize opportunities for fuel efficiency.

4.	An active interface with appropriate Air Traffic Control (ATC) facilities, management, and other personnel to minimize operational restrictions, and improve ATC handling of Contractor flights.

5.
Well-defined and fully integrated flight planning fuel policies, including statistical tracking of fuel added by pilots and dispatchers, efficient reserves, guidelines for efficient alternate selection, a “no-alternate” policy, and target “fuel on deck”.

6.
Thorough and effective pilot and dispatcher training on aerodynamics, cruise performance and overall fuel efficient flying in initial, transition, upgrade, and recurrent programs, with an emphasis on operating the aircraft at the most efficient speeds and altitudes as well as correct descent and approach planning.

7.	Maximized use of on-board Flight Management Systems (FMS) or performance management computers as an in-flight fuel efficiency tool. Applicable thorough and effective training is required.

8.	An effective fuel tankering program, including automated tankering suggestions and calculations, using validated methods and formulas.

9.
Thorough statistical tracking, analysis and measurement of fuel efficiency using actual data, data from flight plans, and FOQA data with a comprehensive plan to identify and correct deficiencies, including individual pilot and dispatcher issues.

10.	A designated manager charged with overall responsibility for fuel efficiency either as a stand alone position, or as a substantial element of an individual job description.

11.
The inclusion of fuel efficiency issues and targets in appropriate job descriptions and performance objectives. Applicable work groups include, but are not limited to, pilots, dispatchers, SOCC managers, and gate and ramp personnel.

12.	A weight management program that prevents the carriage of unnecessary galley supplies, spare parts and equipment, customer service items, etc.

13.	A center of gravity management system that considers the most efficient center of gravity in load distribution.

14.	Adequate ground equipment and an APU management program that prevents unnecessary or costly operation of the APU.

15.	An engine-out taxi program both before takeoff and after landing.

16.	Fuel and operationally efficient takeoff and landing flap selection priorities.

17.	An engine maintenance program or maintenance contracts that track deterioration in Specific Fuel Consumption (SFC) and allow for cost effective early removal and repair/overhaul of high burn engines.

18.
An airframe maintenance program that measure airframe drag and corrects high drag airframes that exceed an agreed upon threshold. An airframe maintenance program shall also include scheduled thorough aerodynamic conformity checks and corrective action.

EXHIBIT M
Form of Guarantee of Parent

THIS GUARANTEE AGREEMENT (this “Guarantee”), effective as of July 21, 2006 (the “Effective Date”) by REPUBLIC AIRWAYS HOLDINGS INC., a Delaware corporation (“Guarantor”), for the benefit of CONTINENTAL AIRLINES, INC., a Delaware corporation (“Continental”).

RECITALS

WHEREAS Continental, Guarantor and Chautauqua Airlines, Inc., an Indiana corporation (“Contractor”) are prepared to enter into that certain Capacity Purchase Agreement, dated as of July 21, 2006 (“CPA”);

WHEREAS, pursuant to the CPA, Contractor is obligated, among other things, to provide Regional Airline Services to Continental and, in certain circumstances, to make certain reconciliation or indemnity payments to Continental;

WHEREAS, Continental, Guarantor and Contractor are prepared to enter into the Ancillary Agreements pursuant which Contractor is obligated, among other things, to provide ground handling and other services to Continental and, in certain circumstances, to make certain payments to Continental;

WHEREAS, Contractor is the wholly-owned subsidiary of Guarantor; and

WHEREAS, it is a condition precedent to Continental’s execution and delivery of the CPA that Guarantor execute and deliver this Guarantee;

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which Guarantor acknowledges, Guarantor covenants and agrees for the benefit of Continental as follows:

ARTICLE XI
DEFINITIONS
Section 1.01  Certain Definitions. Any terms not defined herein shall have the definition given such term in the Capacity Purchase Agreement. As used in this Agreement, the following terms have the following meanings:

“Beneficiaries” has the meaning given to that term in Section 3.07.

“Contractor” has the meaning given to that term in the Recitals.

“Continental” has the meaning given to that term in the Recitals.

“CPA” has the meaning given to that term in the Recitals.

“Default Interest” has the meaning given to that term in Section 3.06.

“Documents” has the meaning given to that term in Section 2.02(b).

“Effective Date” has the meaning given to that term in the preamble.

“Guarantee” has the meaning given to that term in the preamble.

“Guarantor” has the meaning given to that term in the preamble.

Section 1.02  Other Definitions. Other terms defined in this Guarantee have the meanings so given them. Capitalized terms used but not defined herein shall the same meaning herein as in the CPA.

Section 1.03  Terminology. Unless the context of this Guarantee clearly requires otherwise, (a) pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations, partnerships, limited liability companies and entities of every kind and character, (b) the singular shall include the plural wherever and as often as may be appropriate, (c) the word “includes” or “including” shall mean “including without limitation”, and (d) the words “hereof”, “herein”, “hereunder”, and similar terms in this Guarantee shall refer to this Guarantee as a whole and not any particular section or article in which such words appear. The section, article, and other headings in this Guarantee are for reference purposes and shall not control or affect the construction of this Guarantee or the interpretation hereof in any respect. Article, section, subsection, and exhibit references are to this Guarantee unless otherwise specified. All exhibits attached to this Guarantee constitute a part of this Guarantee and are incorporated herein. All references to a specific time of day in this Guarantee shall be based upon Central Standard Time or Central Daylight Time, whichever is applicable.

ARTICLE II
GUARANTEE

Section 2.01  Guarantee of Obligations. Guarantor unconditionally, absolutely and irrevocably guarantees unto the Beneficiaries the timely payment and performance by Contractor of all of its obligations under the CPA and the Ancillary Agreements, including the obligation to provide Regional Airlines Services, to provide ground handling services, and to make all indemnification payments and reconciliation payments that Contractor is required to make pursuant to the CPA and the Ancillary Agreements.

Section 2.02  Guarantee Absolute. This Guarantee is absolute, continuing and independent of, and in addition to, any and all rights and remedies Continental may have under the CPA or any Ancillary Agreement and any other guaranties or documents now or hereafter given in connection therewith by Guarantor or others. Except as otherwise expressly herein provided, the enforceability of Guarantor’s obligations hereunder in accordance with the terms hereof shall not in any way be discharged, impaired or otherwise affected by:

a.  Any change in the time, manner or place of payment of amounts due under the CPA or any Ancillary Agreement, or any other change or modification in or of any terms, provisions, covenants or conditions of any or all of them;

b.  The entering into, or the modification or amendment in or of, any lease or sublease of any aircraft or engine, any contract or arrangement for the maintenance or refurbishment of any aircraft or engine, any contract or arrangement for the provision of ground handling services, any lease, sublease or other agreement relating to the use of any terminal or non-terminal airport facility, or any loan agreement, note, deed of trust, assignment, contract or other document or agreement entered into by Contractor or Guarantor relating to the provision of Regional Airline Services (together with the CPA and the Ancillary Agreements, the “Documents”);

c.  Any lack of validity or enforceability of any of the Documents;

d.  Any release or amendment or waiver of or consent to the modification of any other guarantee of payment or performance of all or any obligations under the CPA or any Ancillary Agreement, or any sale or transfer by Contractor of any of its interest in the CPA or any Ancillary Agreement (without implying that Contractor has consented or will consent to any such sale or transfer);

e.  Any sale or transfer by Guarantor of any of its interest in Contractor (without implying that Guarantor has consented or will consent to any such sale or transfer);

f.  Any release or waiver of or delay in the enforcement of rights against Contractor, Guarantor or any other person or entity under any of the Documents or against any security thereunder;

g.  The exercise by Continental of any of its rights or remedies under any one or more of the Documents; or

h.  Any other circumstance which might otherwise constitute a defense available to, or discharge of, Guarantor.

Section 2.03  Guarantee of Payment. This Guarantee is a guarantee of payment and performance and not merely a guarantee of collection, and Guarantor’s liabilities and obligations under this Guarantee are and shall at all times continue to be absolute, irrevocable and unconditional in all respects in accordance with the terms of this Guarantee, and shall at all times be valid and enforceable without set off, deduction or counterclaim irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guarantee or the obligations of Guarantor under this Guarantee.

Section 2.04  Financial Statements. Not later than ninety (90) days following the end of each calendar year, Guarantor shall deliver to Continental a copy of Guarantor’s audited consolidated financial statements for such calendar year, certified by Guarantor as being true, correct and complete, together with a report thereon of Guarantor’s independent auditors; provided, that Guarantor shall not be required to deliver financial statements pursuant to this sentence if it is a reporting issuer pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and such financial statements are timely filed with the Securities and Exchange Commission pursuant thereto.

Section 2.05  Representations. Guarantor represents, warrants and covenants that:

a.  All financial statements heretofore delivered to Continental with respect to Guarantor are, and all financial statements hereafter delivered to Continental by Guarantor will be, true and correct in all material respects and fair presentations of Guarantor as of the respective dates thereof;

b.  No material adverse change has occurred in the financial condition of Guarantor since December 31, 2004;

c.  Guarantor is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware. Guarantor has the corporate power and authority to enter into and perform its obligations under this Guarantee. Guarantor is duly qualified to do business as a foreign corporation under the laws of each jurisdiction that requires such qualification.

d.  This Guarantee has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, fully enforceable against Guarantor in accordance with the terms hereof except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and subject to the principles of equity;

e.  Neither the execution or delivery of this Agreement nor the performance by Guarantor of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Guarantor’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which Guarantor is a party or by which any of them or any of their respective properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances;

f.  No consent of any other person and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Guarantor, the enforceability against Guarantor, or the validity, of this Guarantee;

g.  Guarantor has, independently and with advice of counsel of Guarantor’s choice and without reliance upon Continental, and based upon such documents and information as Guarantor has deemed appropriate, made its own analysis and decision to enter into this Guarantee;

h.  The financial statements (including the related notes and supporting schedules) of Guarantor delivered (or, if filed with the Securities and Exchange Commission, made available) to Continental immediately prior to the date hereof fairly present in all material respects the consolidated financial position of Guarantor and its results of operations as of the dates and for the periods specified therein. Since the date of the latest of such financial statements, there has been no material adverse change nor any development or event involving a prospective material adverse change with respect to Guarantor. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except to the extent disclosed therein;

i.  Guarantor is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as are customary in the businesses in which it is engaged, and Guarantor has not received notice of cancellation or non-renewal of such insurance. All such insurance is outstanding and duly in force on the date hereof. Guarantor has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on Guarantor;

j.  No litigation, arbitration, investigation or administrative proceeding of or before any court, arbitrator or governmental authority, bureau or agency is currently pending or, to the knowledge of Guarantor, threatened: (i) with respect to this Guarantee or any of the transactions contemplated by this Guarantee; (ii) with respect to the CPA or any Ancillary Agreement or any of the transactions contemplated thereby; or (iii) against or affecting Guarantor, or any of its property or assets, which, if adversely determined, would have a material adverse effect on the ability of Guarantor to perform its obligations hereunder; and

k.  Guarantor has filed or caused to be filed all tax returns required to be filed, and has paid all taxes due on said returns or on any assessments made against Guarantor, which if not filed or not paid would have a material adverse effect on the business, operations, assets or condition, financial or otherwise, of Guarantor (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided for in accordance with generally accepted accounting principles).

Without limiting the other remedies of the Beneficiaries as a result of a breach of any of the foregoing representations and warranties, Guarantor hereby agrees to indemnify the Beneficiaries, their Affiliates and their respective officers, directors, partners, members, employees and agents, and hold them harmless from and against any and all losses, claims, damages, liabilities, expenses (including without limitation reasonably legal fees and expenses), judgments, fines and settlements any of them may incur as a result of any material breach of any representation or warranty contained herein.

Section 2.06  Reinstatement. This Guarantee shall continue to be effective, or be reinstated (as the case may be) if at any time payment by Contractor or Guarantor of all or any part of any sum payable pursuant to the CPA or any Ancillary Agreement, this Guarantee or the other Documents is rescinded or otherwise must be returned by Continental upon Contractor’s insolvency, bankruptcy or reorganization, all as though such payment had not been made. Until all of the obligations guaranteed hereunder shall have been paid or performed in full, Guarantor shall have no right of subrogation or any other right to enforce any remedy which any of the Beneficiaries now has or may hereafter have against Contractor.

Section 2.07  Self-Help Rights. If Guarantor fails or refuses to perform any or all monetary or non-monetary obligations that are guarantied hereunder and, in the case of any non-monetary obligations, such failure or refusal continues for twenty (20) days following written notice thereof to Guarantor, then, in addition to any other rights and remedies which any Beneficiary may have hereunder or elsewhere, and not in limitation thereof, any Beneficiary shall have the right (but without any obligation so to do) to take action (including the payment of amounts due to any third party) to satisfy such obligation either before or after the exercise of any right or remedy of Continental against Contractor or Guarantor. The amounts of any and all expenditures so made by Continental in satisfaction of such obligation (INCLUDING ANY SUCH EXPENDITURE ARISING FROM OR IN CONNECTION WITH CONTINENTAL’S NEGLIGENCE IN TAKING SUCH ACTION, BUT EXCEPTING ANY SUCH EXPENDITURES TO THE EXTENT PROVEN TO HAVE BEEN CAUSED BY OR ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CONTINENTAL) shall be immediately due and payable to Continental by Guarantor.

ARTICLE III
MISCELLANEOUS
Section 3.01  Exhausting Recourse. Continental shall not be obligated to pursue or exhaust its recourse against Contractor or any other Person or guarantor, or any security it may have for satisfaction of the obligations guarantied hereunder, before being entitled to performance by Guarantor of each and every one of the obligations hereunder. No delay on the part of Beneficiaries in exercising any right or remedy under this Guarantee or failure to exercise the same shall operate as a waiver in whole or in part of any such right or remedy. No notice to or demand on Contractor or failure to give any such notice to or make any such demand on Contractor shall be deemed to be a waiver of the obligations of Guarantor hereunder or of the right of Beneficiaries to take further action without notice or demand as provided in this Guarantee. No course of dealing between Guarantor and Beneficiaries shall change, modify or discharge, in whole or in part, this Guarantee or any of the obligations of Guarantor hereunder.

Section 3.02  Guarantee Remains Effective. This Guarantee shall remain in full force and effect, notwithstanding any invalidity, irregularity, or unenforceability of any one or more of the CPA and the Ancillary Agreements. No release or discharge of Contractor in any receivership, bankruptcy, winding-up or other creditor proceedings shall affect, diminish or otherwise impair or otherwise be a defense to the enforcement of this Guarantee by the Beneficiaries. The liability of Guarantor shall not be affected by Continental causing work necessary for the provision of Regional Airline Services to be done, or by Continental’s pursuing any other remedies provided for in the Documents.

Section 3.03  No Conditions. This Guarantee has been delivered free of any conditions and, except as otherwise expressly set forth herein, no representations have been made to Guarantor affecting or limiting the liability of Guarantor hereunder except as expressly provided herein.

Section 3.04  No Bar or Defense; Waiver of Defenses. No action or proceeding brought or instituted under this Guarantee and no recovery in pursuance thereof shall be a bar or defense to any further action or proceeding which may be brought under this Guarantee by reason of any further default or defaults hereunder or in the performance and observance of the terms, covenants, conditions, and provisions in the Documents.

Guarantor hereby waives all suretyship defenses and defenses in the nature thereof. Guarantor hereby further waives presentment, protest, notice, demand, or action or delinquency in respect to any obligation hereby guarantied except as expressly provided herein. Guarantor waives acceptance of this Guarantee. Without limiting the generality of the foregoing, Guarantor specifically waives any requirements imposed by or to which Guarantor may otherwise be entitled by virtue of the suretyship laws of the State of Texas, including requirements pursuant to Rule 31 of the Texas Rules of Civil Procedure, Section 17.001 of the Texas Civil Practice and Remedies Code and Chapter 34 of the Texas Business and Commerce Code.

Section 3.05  Liability Independent. The liability of Guarantor hereunder is independent of any other bonds or guaranties or other obligations at any time in effect with respect to the Documents and may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations.

Section 3.06  Expenses. Any and all amounts due and owing by Guarantor to Continental hereunder that are not paid in full to Continental within ten (10) days following the earlier of the due date or demand therefor shall bear interest from the date such amounts were due hereunder until paid in full at the highest contract rate of interest permitted by applicable law (the “Default Interest”).

Section 3.07  Binding Effect. Neither this Guarantee nor any provisions hereof may be amended, modified, waived, discharged, or terminated orally, except by an instrument in writing duly signed by or on behalf of the party against whom enforcement of such amendment, modification, waiver, discharge or termination is sought. This Guarantee shall inure to the benefit of Continental and its successors and assigns (collectively, the “Beneficiaries”), and shall be binding upon Guarantor and its successors and assigns; provided, however, that Guarantor shall in no event have the right to assign or transfer Guarantor’s obligations and liabilities under this Guarantee in whole or part and any such attempted assignment or transfer without the prior written consent of Continental shall be null and void and of no force or effect. This Guarantee is intended to be for the benefit of, and shall be enforceable by, only the Beneficiaries and not by any third parties (including creditors of the Beneficiaries).

Section 3.08  Entire Agreement. This Guarantee, together with the CPA and the Ancillary Agreements, to the extent references are made thereto in this Guarantee, contain the undersigned’s sole and entire understanding and agreement with respect to its entire subject matter, and all prior negotiations, discussions, commitments, representations, agreements and understandings heretofore had between Continental and Guarantor with respect thereto are merged herein.

Section 3.09  Governing Law. This instrument shall be governed by and construed in accordance with the laws of the State of Texas.

Section 3.10  Reliance. Guarantor acknowledges that Continental will rely upon this Guarantee in entering into the CPA and the Ancillary Agreements.

Section 3.11  Notices. Unless otherwise expressly permitted by the terms of this Guarantee, all notices, consents, approvals and other communications required or permitted hereunder shall be in writing and shall be deemed to have been properly given if delivered by hand personally to the addressee or sent overnight by a nationally recognized air courier, and

If directed to Guarantor, addressed to:
Republic Airways Holdings Inc.
8909 Purdue Road, Suite 300
Indianapolis, IN 46268
Attention: President and Chief Executive Officer
Telecopy No.: 317-484-4547

with a copy to:

Arthur H. Amron
Wexford Capital LLC
411 West Putnam Avenue
Greenwich, CT 06830
Telecopy No.: 203-862-7312

If directed to Continental, addressed to:
Continental Airlines, Inc.
1600 Smith Street, HQSCD
Houston, Texas 77002
Attention: Senior Vice President - Corporate Development
Telecopy No.: (713) 324-8601

with a copy to:
Continental Airlines, Inc.
1600 Smith Street, HQSLG
Houston, Texas 77002
Attention: General Counsel
Telecopy No.: (713) 324-5082

and to:

Continental Airlines, Inc.
1600 Smith Street, HQSFP
Houston, Texas 77002
Attention: Staff Vice President - Financial Planning
Telecopy No.: (713) 324-5225

or to such other address as last designated by a party by notice in writing to the other party hereto.
Section 3.12  Waiver of Jury Trial. Guarantor and Continental each hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any litigation based hereon, arising out of, under or in connection with this Guarantee. This waiver is a material inducement for Guarantor to deliver and Continental to accept this Guarantee.

Section 3.13  Drafting of Guarantee. Guarantor represents and warrants that (i) it was represented by counsel of its choice, who has reviewed this Guarantee and advised it of the contents and meaning; (ii) it is signing this Guarantee voluntarily and with full understanding of its contents and meaning; (iii) it waives any claim or defense that this Guarantee should be construed more strictly against the other party as the drafter thereof.

Section 3.14  Severability. If any provision of this Guarantee or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Guarantee and the application of that provision to other Persons or circumstances is not affected in that provision shall be enforced to the greatest extent permitted by law.

Section 3.15  Further Assurances. In connection with this Guarantee and the transactions contemplated by it, Guarantor shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Guarantee and those transactions.

Section 3.16  Multiple Counterparts. This Guarantee may be executed in any number of counterparts and with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

EXECUTED as of the Effective Date.

GUARANTOR:

By:	/s/ Bryan Bedford
Name: Bryan Bedford
Title: Chairman, President and CEO